Exhibit 10.1

EXECUTION COPY

U.S. $900,000,000

TERM LOAN AND REVOLVING CREDIT AGREEMENT

Dated as of April 7, 2011

among

THE GAP, INC.

as Company,

THE SUBSIDIARIES OF THE COMPANY NAMED HEREIN,

as Subsidiary Borrowers,

THE SUBSIDIARIES OF THE COMPANY NAMED HEREIN,

as LC Subsidiaries,

THE BANKS AND FINANCIAL INSTITUTIONS NAMED HEREIN,

as Lenders,

THE BANKS NAMED HEREIN

as Issuing Banks,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

J.P. MORGAN SECURITIES LLC

and

CITIGROUP GLOBAL MARKETS INC.,

as Joint Lead Arrangers,

JPMORGAN CHASE BANK, N.A.

as Syndication Agent,

CITIBANK, N.A.

HSBC BANK USA, NATIONAL ASSOCIATION

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Documentation Agents,

and

BANK OF AMERICA, N.A.,

as Agent

for the Issuing Banks and the Lenders from time to time party hereto

SECTION 2.12 Illegality	55

SECTION 2.13 Cash Collateral	56

SECTION 2.14 Defaulting Lenders	57

ARTICLE III
COMPANY GUARANTY

SECTION 3.01 Generally	59

SECTION 3.02 Guaranty	59

SECTION 3.03 Guaranty Absolute	59

SECTION 3.04 Waivers	60

ARTICLE IV
PAYMENTS, TAXES, EXTENSIONS, ETC.

SECTION 4.01 Payments Generally; Agent’s Clawback	62

SECTION 4.02 Taxes	64

SECTION 4.03 Sharing of Payments by Lenders	67

SECTION 4.04 Evidence of Debt/Borrowings	68

ARTICLE V
CONDITIONS OF LENDING

SECTION 5.01 Conditions Precedent to Effectiveness of this Agreement	69

SECTION 5.02 Conditions Precedent to Credit Extension	70

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

SECTION 6.01 Representations and Warranties of the Company	71

ARTICLE VII
COVENANTS OF THE COMPANY

SECTION 7.01 Affirmative Covenants	74

SECTION 7.02 Negative Covenants	75

SECTION 7.03 Financial Covenants	78

SECTION 7.04 Reporting Requirements	79

ARTICLE VIII
EVENTS OF DEFAULT

SECTION 8.01 Events of Default	80

ARTICLE IX
THE AGENT

SECTION 9.01 Appointment and Authority	83

SECTION 9.02 Rights as a Lender	83

SECTION 9.03 Exculpatory Provisions	84

SECTION 9.04 Reliance by Agent	84

SECTION 9.05 Delegation of Duties	85

SECTION 9.06 Resignation of Agent	85

SECTION 9.07 Non-Reliance on Agent and Other Lenders	86

SECTION 9.08 No Other Duties, Etc.	86

SECTION 9.09 Agent May File Proofs of Claim	86

ARTICLE X
MISCELLANEOUS

SECTION 10.01 Amendments, Etc.	87

SECTION 10.02 Notices, Etc.	88

SCHEDULES AND EXHIBITS

SCHEDULES

Schedule I-A	-	Commitment Amounts
Schedule I-B	-	Mandatory Cost
Schedule I-C	-	Agent’s Office; Certain Addresses for Notices
Schedule II	-	Existing Liens
Schedule III	-	Change of Control
Schedule IV	-	Existing Letters of Credit
Schedule V	-	LC Subsidiaries
Schedule VI		Subsidiary Borrowers
Schedule VII	-	ERISA Matters
Schedule VIII	-	Environmental Matters
Schedule IX	-	Existing Debt

EXHIBITS

Exhibit A	-	Committed Advance Notice
Exhibit B-1	-	Form of Revolving Credit Note
Exhibit B-2	-	Form of Term Note
Exhibit C	-	Form of Assignment and Acceptance
Exhibit D	-	Form of Corporate Opinion of Special New York Counsel to the Loan Parties
Exhibit E		Form of Assumption Agreement
Exhibit F	-	Form of Administrative Questionnaire
Exhibit G	-	Form of Designation Agreement
Exhibit H	-	Form of Affiliate Lender Assignment Agreement

CREDIT AGREEMENT, dated as of April 7, 2011 (this “Agreement”), among The Gap, Inc., a Delaware corporation (the “Company”), the LC Subsidiaries (as hereinafter defined), the Subsidiary Borrowers (as hereinafter defined), the banks and financial institutions (the “Lenders”) listed on the signature pages hereof, the Issuing Banks (as hereinafter defined), JPMorgan Chase Bank, N.A., as syndication agent (the “Syndication Agent”), Citibank, N.A., HSBC Bank USA, National Association and Wells Fargo Bank, National Association, as co-documentation agents (the “Documentation Agents”) and Bank of America, N.A. (“Bank of America”), as administrative agent (the “Agent”) for the Lenders and the Issuing Banks hereunder.

PRELIMINARY STATEMENTS:

(1) The Company, certain of its subsidiaries, certain banks and financial institutions, and Citicorp USA, Inc., as administrative agent, entered into a Credit Agreement dated as of August 30, 2004, as amended (the “Existing Credit Agreement”).

(2) The Company, the LC Subsidiaries, the Subsidiary Borrowers, the Lenders, the Issuing Banks, the Syndication Agent, the Documentation Agents and the Agent desire to enter into this Agreement to replace the Existing Credit Agreement and provide other financing facilities to the Company, the LC Subsidiaries and the Subsidiary Borrowers as set forth below.

NOW THEREFORE, the Company, the LC Subsidiaries, the Subsidiary Borrowers, the Lenders, the Issuing Banks, the Syndication Agent, the Documentation Agents and the Agent agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit F or any other form approved by the Administrative Agent.

“Advance” means an extension of credit by a Lender to a Borrower under Article II in the form of a Revolving Credit Advance, a Term Advance or a Swing Line Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person.

“Affiliate Lender” has the meaning specified in Section 10.21.

“Agent’s Office” means, with respect to any currency, the Agent’s address and, as appropriate, account as set forth on Schedule 1-C with respect to such currency, or such other address or account with respect to such currency as the Agent may from time to time notify to the Company and the Lenders.

“Alternative Currency” means each of Euro, Sterling, Yen and Canadian Dollars.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Agent or the applicable Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Sublimit” means an amount equal to the lesser of the Revolving Credit Commitments and $250,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

“Applicable Facility Fee” means, as of any date a percentage per annum determined by reference to the applicable Performance Level in effect on such date as set forth below:

PERFORMANCE LEVEL	LEVEL 1	LEVEL 2	LEVEL 3	LEVEL 4	LEVEL 5	LEVEL 6
Applicable Facility Fee	.150%	.200%	.225%	.300%	.400%	.500%

“Applicable Standby Letter of Credit Fee” means as of any date, a percentage per annum determined by reference to the applicable Performance Level in effect on such date as set forth below:

PERFORMANCE LEVEL	LEVEL 1	LEVEL 2	LEVEL 3	LEVEL 4	LEVEL 5	LEVEL 6
Applicable Standby Letter of Credit Fee	1.100%	1.300%	1.525%	1.700%	2.100%	2.500%

“Applicable Margin” means as of any date, a percentage per annum determined by reference to the applicable Performance Level in effect on such date as set forth below:

PERFORMANCE LEVEL	LEVEL 1	LEVEL 2	LEVEL 3	LEVEL 4	LEVEL 5	LEVEL 6
Base Rate Applicable Margin	.100%	.300%	.525%	.700%	1.100%	1.500%
Eurocurrency Rate Applicable Margin	1.100%	1.300%	1.525%	1.700%	2.100%	2.500%

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Agent or the applicable Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

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“Appropriate Lender” means, at any time, (a) with respect to any of the Term Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term Advance or a Revolving Credit Advance, respectively, at such time, (b) with respect to the Letter of Credit Sublimit, (i) the Issuing Banks and (ii) if any Letters of Credit have been issued pursuant to Section 2.04(a), the Revolving Credit Lenders and (c) with respect to the Swing Line Sublimit, (i) the Swing Line Lenders and (ii) if any Swing Line Advances are outstanding pursuant to Section 2.03(a), the Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent (if such acceptance is required by this Agreement), in substantially the form of Exhibit C.

“Assuming Lender” means an Eligible Assignee acceptable to the Agent, each Swing Line Lender and each Issuing Bank and not previously a Lender that becomes a Lender hereunder pursuant to Section 2.06(b) and which has a Commitment of not less than $10,000,000.

“Assumption Agreement” means an agreement, substantially in the form of Exhibit E, by which an Eligible Assignee agrees to become a Lender hereunder pursuant to Section 2.06(b), agreeing to be bound by all obligations of a Lender hereunder.

“Bank of America” means Bank of America, N.A.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurocurrency Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Advance” means an Advance which bears interest based on the Base Rate. All Base Rate Advances shall be denominated in Dollars.

“Borrower” means the Company or any Subsidiary Borrower and, in the case of the Swing Line Subfacility, a Designated Swing Line Borrower.

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or a Term Borrowing, as the context may require.

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“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Agent’s Office with respect to Obligations denominated in Dollars is located and:

(a) if such day relates to any interest rate settings as to a Eurocurrency Rate Advance denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Advance, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Advance, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(b) if such day relates to any interest rate settings as to a Eurocurrency Rate Advance denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Advance, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Advance, means a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open;

(c) if such day relates to any interest rate settings as to a Eurocurrency Rate Advance denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Advance denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Advance (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Dollars,” and the sign “CND$” each means lawful money of Canada.

“Capital Lease” of any Person means any lease of any property (whether real, personal or mixed) by such Person as lessee, which lease should, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person.

“Capital Lease Obligations” means the obligations of any Person to pay rent or other amounts under a Capital Lease, the amount of which is required to be capitalized on the balance sheet of such Person in accordance with GAAP.

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“Cash Collateralize” means to pledge and deposit with or deliver to the Agent, for the benefit of the Agent, an Issuing Bank or a Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Advances, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the applicable Issuing Bank or Swing Line Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Agent and (b) such Issuing Bank or such Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, or by any subdivision or taxing authority of any such state, commonwealth or territory, the securities of which state, commonwealth, territory, political subdivision or taxing authority (as the case may be) are rated either (i) A or better by S&P or A2 or better by Moody’s or (ii) SP1 or better by S&P or V-MIG 1 or better by Moody’s, (c) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (d) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (e) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (f) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (e).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.), and any regulations promulgated thereunder.

“Change of Control” means the occurrence, after the date of this Agreement, of (i) any Person or two or more Persons acting in concert acquiring beneficial ownership

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(within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company (or other securities convertible into such securities) representing 50% or more of the combined voting power of all securities of the Company entitled to vote in the election of directors; or (ii) during any period of up to 24 consecutive months, commencing before or after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Company ceasing for any reason to constitute a majority of the Board of Directors of the Company unless the Persons replacing such individuals were nominated by the Board of Directors of the Company; or (iii) any Person or two or more Persons acting in concert acquiring by contract or otherwise, or entering into a contract or arrangement which upon consummation will result in its or their acquisition of, control over securities of the Company (or other securities convertible into such securities) representing 50% or more of the combined voting power of all securities of the Company entitled to vote in the election of directors; provided, that, the Person or group of Persons referred to in clauses (i) and (iii) of this definition of Change of Control shall not include any Person listed on Schedule III or any group of Persons in which one or more of the Persons listed on Schedule III are members.

“Code” means the Internal Revenue Code of 1986, as amended or replaced and as in effect from time to time

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Advances of the same Type, in the same currency and, in the case of Eurocurrency Rate Advances, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Commitment” means a Term Commitment or a Revolving Credit Commitment, as the context may require.

“Commitment Percentage” means (a) in respect of the Term Facility, with respect to any Term Lender at any time, the percentage of the Term Facility represented by (i) on or prior to the funding of the Term Advances, such Term Lender’s Term Commitment at such time and (ii) thereafter, the principal amount of such Term Lender’s Term Advances at such time and (b) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time. If the Revolving Credit Commitment of each Revolving Credit Lender to make Advances and the obligation of the Issuing Banks to make L/C Credit Extensions have been terminated pursuant to Section 8.01 or if the Revolving Credit Commitments have expired, then the Commitment Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Commitment Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments.

“Committed Advance” means a Term Advance or a Revolving Credit Advance.

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“Committed Advance Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Advances from one Type to the other, or (d) a continuation of Eurocurrency Rate Advances, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Confidential Information” means certain non-public, confidential or proprietary information and material disclosed, from time to time, either orally, in writing, electronically or in some other form by the Company in connection with the Loan Documents. Confidential Information shall include, but not be limited to non-public, confidential or proprietary information, trade secrets, know-how, inventions, techniques, processes, algorithms, software programs, documentation, screens, icons, schematics, software programs, source documents and other MIS related information; contracts, customer lists, financial information, financial forecasts, sales and marketing plans and information and business plans, products and product designs; textile projections and results; ideas, designs and artwork for all types of marketing, advertising, public relations and commerce (including ideas, designs and artwork related to the World Wide Web and any Web Site of the Company or any Subsidiary); textile designs; advertising, strategies, plans and results; sourcing information; vendor lists, potential product labeling and marking ideas; all materials including, without limitation, documents, drawings, samples, sketches, designs, and any other information concerning, color palette and color standards furnished to a Recipient by the Company or any Subsidiary; customer base(s); and other non-public information relating to the Company’s or any Subsidiary’s business.

“Consolidated” and any derivative thereof each means, with reference to the accounts or financial reports of any Person, the consolidated accounts or financial reports of such Person and each Subsidiary of such Person determined in accordance with GAAP, including principles of consolidation, consistent with those applied in the preparation of the Consolidated financial statements of the Company referred to in Section 6.01(f).

“Constitutive Documents” means, with respect to any Person, the certificate of incorporation or registration (including, if applicable, certificate of change of name), articles of incorporation or association, memorandum of association, charter, bylaws, certificate of limited partnership, partnership agreement, trust agreement, joint venture agreement, certificate of formation, articles of organization, limited liability company operating or members agreement, joint venture agreement or one or more similar agreements, instruments or documents constituting the organization or formation of such Person.

“Convert,” “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.02 or 2.09.

“Credit Extension” means each of the following: (a) an Advance made or to be made to the Company, any Subsidiary Borrower or a Designated Swing Line Borrower; and (b) with respect to any Letter of Credit, any issuance, extension of the expiry date, or increase in the amount thereof, for the account of the Company or any LC Subsidiary.

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“Debt” of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price (excluding any deferred purchase price that constitutes an account payable incurred in the ordinary course of business) of property or services, (ii) all obligations of such Person in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any capital stock of such Person or to purchase, redeem or acquire for value any warrants, rights or options to acquire such capital stock, now or hereafter outstanding, (iii) all obligations of such Person evidenced by bonds, notes, debentures, convertible debentures or other similar instruments, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement (other than under any such agreement which constitutes or creates an account payable incurred in the ordinary course of business) with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default, acceleration, or termination are limited to repossession or sale of such property), (v) all Capital Lease Obligations, (vi) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (v) above, (vii) all Debt referred to in clause (i), (ii), (iii), (iv), (v), or (vi) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any lien, security interest or other charge or encumbrance upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt and (viii) all mandatorily redeemable preferred stock of such Person, valued at the applicable redemption price, plus accrued and unpaid dividends payable in respect of such redeemable preferred stock.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means an event which would constitute an Event of Default but for the requirement that notice be given or time elapse, or both.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) 2.0% per annum plus, in the case of Obligations consisting of Base Rate Advances, the Applicable Margin for Base Rate Advances; provided, however, that with respect to a Eurocurrency Rate Advance, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin for Eurocurrency Rate Advances and any Mandatory Cost) otherwise applicable to such Advance plus 2.0% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Standby Letter of Credit Fee plus 2.0% per annum.

“Defaulting Lender” means, subject to Section 2.14(b), any Lender that, as determined by the Agent, (a) has failed to perform any of its funding obligations

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hereunder, including in respect of its Advances or participations in respect of Letters of Credit or Swing Line Advances, within three Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Agent in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Company or the Agent in writing that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, unless such writing or public statement states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied, (c) has failed, within three Business Days after request by the Agent, to confirm in writing in a manner satisfactory to the Agent that it will comply with its funding obligations, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation of the Agent or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Designated Jurisdictions” means, in respect of each Borrower, the United States of America, Canada, Hong Kong, The Republic of Ireland and the United Kingdom and, in respect of any LC Subsidiary, the United States of America, Canada, Hong Kong, Japan, the Netherlands and the United Kingdom (and in each case, any political subdivision thereof).

“Designated Swing Line Borrower” means any Subsidiary of the Company that may from time to time become a party hereto in accordance with Section 2.03(g).

“Designation Agreement” means an agreement of the Company and a Subsidiary thereof, in substantially the form of Exhibit G hereto, delivered in accordance with Section 10.12, pursuant to which such Subsidiary shall become a party hereto as a LC Subsidiary and/or a Subsidiary Borrower, as specified in such agreement.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Agent or the applicable Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

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“Dollars,” “dollars” and the sign “$” each means lawful money of the United States.

“Domestic Subsidiary” means, at any time, any of the direct or indirect Subsidiaries of the Company that is incorporated or organized under the laws of any state of the United States of America or the District of Columbia.

“EBITDA” means, for any period, Net Income plus, to the extent deducted in determining such Net Income, the sum of (a) Interest Expense, (b) income tax expense, (c) depreciation expense and (d) amortization expense, all determined on a Consolidated basis for the Company and its Subsidiaries in accordance with GAAP.

“Effective Date” has the meaning specified in Section 5.01.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other financial institution, institutional lender or Funds approved by (i) the Agent, (ii) in the case of any assignment of a Revolving Credit Commitment, the Issuing Banks and the Swing Line Lenders, and (iii) unless an Event of Default has occurred and is continuing, the Company (each such approval not to be unreasonably withheld or delayed). No Loan Party or any Affiliate thereof shall be an Eligible Assignee with respect to any Revolving Credit Advance or any Revolving Credit Commitment, and, with respect to any Term Advance, a Loan Party or any Affiliate thereof may only be an Eligible Assignee if such Person irrevocably agrees in writing that such Person shall have no voting or consent rights hereunder in its capacity as a holder of any Term Advances.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Law” means any Requirement of Law relating to (a) the generation, use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances, (b) pollution or the protection of the environment, health, safety or natural resources or (c) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, including, without limitation, CERCLA, in each case as amended from time to time, and including the regulations promulgated and the rulings issued from time to time thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is a member of a controlled group of which a Loan Party is a member or which is under common control with a Loan Party within the meaning of Section 414 of the Code, and the regulations promulgated and rulings issued thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Event” means a reportable event with respect to a Plan within the meaning of §4043 of ERISA.

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“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurocurrency Rate” means:

(a) for any Interest Period with respect to a Eurocurrency Rate Advance comprising part of the same Borrowing, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurocurrency Rate Advance being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Advance on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Advance being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurocurrency market at their request at the date and time of determination.

“Eurocurrency Rate Advance” means a Committed Advance that bears interest at a rate based on the Eurocurrency Rate. Eurocurrency Rate Advances may be denominated in Dollars or in an Alternative Currency. All Committed Advances denominated in an Alternative Currency must be Eurocurrency Rate Advances.

“Eurocurrency Rate Reserve Percentage” of any Lender for any Interest Period for any Eurocurrency Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency,

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supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 8.01.

“Existing Credit Agreement” has the meaning specified in Preliminary Statement (1).

“Existing Letter of Credit” means each letter of credit listed on Schedule IV.

“Facility” means the Term Facility, the Revolving Credit Facility, the Swing Line Sublimit, or the Letter of Credit Sublimit, as the context may require.

“FATCA” means Sections 1471 though 1474 of the Code, as in effect on the date hereof (and any successor or comparable provision that is not materially more onerous) and any present or future Treasury Regulations issued thereunder or interpretations thereof.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means (a) the fee letter dated as of March 1, 2011 among the Company, Bank of America and Merrill Lynch, Pierce, Fenner & Smith Incorporated, (b) the fee letter dated as of March 1, 2011 among the Company, JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC, (c) the fee letter dated as of March 1, 2011 between the Company and Citigroup Global Markets Inc. and (d) each other fee letter entered into from time to time by the Company and any Swing Line Lender or Issuing Bank.

“Fiscal Quarter” means any quarter in any Fiscal Year, the duration of such quarter being defined in accordance with GAAP applied consistently with that applied in the preparation of the Company’s financial statements referred to in Section 6.01(f).

“Fiscal Year” means a fiscal year of the Company and its Subsidiaries.

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) the amount equal to the sum of (i) Consolidated EBITDA and (ii) Lease Expense in each case for the Company and its Subsidiaries for such period, to (b) the sum of (i) Consolidated Interest Expense and (ii) Lease Expense, in each case for the Company and its Subsidiaries for such period.

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“Foreign Subsidiary” means, at any time, any direct or indirect Subsidiary of the Company that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Commitment Percentage of the outstanding L/C Obligations in respect of Letters of Credit issued by such Issuing Bank other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swing Line Lender, such Defaulting Lender’s Commitment Percentage of Swing Line Advances made by such Swing Line Lender other than Swing Line Advances as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means, as of any date of determination, all indebtedness (including Capital Lease Obligations but excluding all accounts payable incurred in the ordinary course of business) of the Company and its Subsidiaries on a Consolidated basis that would (or would be required to) appear as liabilities for long-term Debt, short-term Debt, current maturities of Debt, and other similar interest-bearing obligations on a Consolidated balance sheet of the Company and its Subsidiaries in accordance with GAAP.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, applied on a basis consistent (except for changes concurred in by the Company’s independent public accountants) with the most recent audited consolidated financial statements of the Company and its Subsidiaries delivered pursuant to Section 7.04.

“Governmental Authority” means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board or similar body, whether federal, state, provincial, territorial, local or foreign.

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

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“Hazardous Substance” means (i) any hazardous substance or toxic substance as such terms are presently defined or used in § 101(14) of CERCLA (42 U.S.C. § 9601(14)), in 33 U.S.C. § 1251 et. seq. (Clean Water Act), or 15 U.S.C. § 2601 et. seq. (Toxic Substances Control Act) and (ii) as of any date of determination, any additional substances or materials which are hereafter incorporated in or added to the definition of “hazardous substance” or “toxic substance” for purposes of CERCLA or any other applicable law.

“Hedge Agreements” means (a) any and all interest rate swaps, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swaps, cross-currency rate swaps, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., the International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such agreement.

“Information Memorandum” means the information memorandum dated March 2011 prepared in connection with this Agreement.

“Interest Expense” of any Person for any period means the aggregate amount of interest or fees paid, accrued or scheduled to be paid or accrued in respect of any Debt (including the interest portion of rentals under Capital Leases) and all but the principal component of payments in respect of conditional sales, equipment trust or other title retention agreements paid, accrued or scheduled to be paid or accrued by such Person during such period, net of interest income, determined in accordance with GAAP.

“Interest Period” means, for each Eurocurrency Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Type of Advance or the date of the Conversion of any Advance into such Type of an Advance and ending on the last day of the period selected by the applicable Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by such Borrower pursuant to the provisions below. The duration of each such Interest Period shall be 1, 2, 3 or 6 months or such other period that is twelve months or less requested by the applicable Borrower and consented to by all the Lenders, in each case as such Borrower may, upon notice received by the Agent not later than 12:00 noon (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

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(i) no Borrower may select any Interest Period which ends after the Termination Date;

(ii) Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;

(iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, in the case of any Interest Period for a Eurocurrency Rate Advance, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(iv) a Borrower may request in a Committed Advance Notice an Interest Period of a duration other than 1, 2, 3, or 6 months (but in no event longer than 12 months) for a Eurocurrency Rate Advance and the Interest Period for such Eurocurrency Rate Advance shall be for such period, if, and only if, the Agent determines a Eurocurrency Rate for the tenor of such Interest Period and no Lenders notify the Agent pursuant to Section 2.08(b) that the Eurocurrency Rate for such Interest Period will not adequately reflect the cost to the Lenders of making, funding or maintaining their respective Eurocurrency Rate Advances for such Interest Period; if both of the preceding conditions are not satisfied with respect to such requested Interest Period, the duration of the requested Interest Period shall be the alternative specified in the Committed Advance Notice, or, if no alternative Interest Period is selected, 6 months; and

(iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

“Investment” has the meaning specified therefor in Section 7.02(c).

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issue” means, with respect to any Letter of Credit, either to issue, or to extend the expiry of, or to renew, or to increase the amount of, such Letter of Credit, and the term “Issued” or “Issuance” shall have corresponding meanings.

“Issuing Bank” means Bank of America, JPMorgan Chase Bank, N.A., Citibank, N.A., HSBC Bank USA, National Association, Wells Fargo Bank, National Association or any other Lender which agrees to become, and is designated as an Issuing Bank under Section 2.04(d) or any Affiliate thereof as agreed to from time to time by the Company or the applicable LC Subsidiary and such Issuing Bank, that may from time to time Issue Letters of Credit for the account of the Company or any LC Subsidiary.

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“Issuing Commitment” means, as to any Issuing Bank, the amount set forth opposite such Issuing Bank’s name on Schedule I-A under the caption Issuing Commitment, as such amount may be reduced or increased pursuant to the terms hereof.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Commitment Percentage. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing. All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LC Subsidiary” means the Subsidiaries of the Company listed on Schedule V and any other Subsidiary of the Company that may from time to time become a party hereto in accordance with Section 10.12.

“Lease Expense” means, with respect to any Person, for any period for such Person and its subsidiaries on a Consolidated basis, lease and rental expense accrued during such period under all leases and rental agreements, other than Capital Leases and leases of personal property, determined in conformity with GAAP.

“Lender Party” means any Lender and any Issuing Bank.

“Lenders” means the Lenders listed on the signature pages hereof as Lenders and as Swing Line Lenders, as the context may require, and each Eligible Assignee that shall become a party hereto pursuant to Section 10.07.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify to the Company and the Agent.

“Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit. A Letter of Credit may be a Trade Letter of Credit or a Standby Letter of Credit. Letters of Credit may be issued in Dollars or in an Alternative Currency.

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“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by any Issuing Bank.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Termination Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.04(h).

“Letter of Credit Sublimit” means an amount equal to $500,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Leverage Ratio” means, as of any date of determination, the ratio of (a) the amount equal to Consolidated Funded Debt for the most recently completed four consecutive Fiscal Quarters ending on or prior to such date, to (b) Consolidated EBITDA for the most recently completed four consecutive Fiscal Quarters ending on or prior to such date, in each case for the Company and its Subsidiaries as of such date.

“Lien” means any assignment, chattel mortgage, pledge or other security interest or any mortgage, deed of trust or other lien, or other charge or encumbrance, upon property or rights (including after-acquired property or rights), or any preferential arrangement with respect to property or rights (including after-acquired property or rights) which has the practical effect of constituting a security interest or lien.

“Loan Documents” means, collectively, this Agreement, any note delivered pursuant to Section 4.04(d), any Designation Agreement delivered pursuant to Section 10.12 and each application or agreement and other documents delivered in connection with Letters of Credit pursuant to Section 2.04, in each case as amended, supplemented or otherwise modified hereafter from time to time in accordance with the terms thereof.

“Loan Parties” means, collectively, the Company, each of the LC Subsidiaries, each of the Subsidiary Borrowers and each of the Designated Swing Line Borrowers from time to time party hereto.

“Majority Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Advances being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments and (c) aggregate unused Revolving Credit Commitments; provided that there shall be excluded for purposes of making a determination of Majority Lenders (a) the unused Term Commitment and the unused Revolving Credit Commitment of, any Defaulting Lender and (b) any Term Advances held by any Affiliate Lender.

“Majority Revolving Credit Lenders” means, as of any date of determination, Revolving Credit Lenders having more than 50% of the sum of the (a) Total Outstanding amount of Revolving Credit Advances and (b) aggregate unused Revolving Credit

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Commitments; provided that the unused Revolving Credit Commitment of any Defaulting Lender shall be excluded for purposes of making a determination of Majority Revolving Credit Lenders.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01.

“Margin Stock” has the meaning assigned to such term in Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise), results of operations, or prospects of the Company and its Subsidiaries, taken as a whole; provided, that a downgrade of the Company’s public debt ratings or a Negative Pronouncement shall not by itself be deemed to be a material adverse change; provided, further, the occurrence or subsistence of any such material adverse change which has been disclosed (a) by the Company in any filing made with the Securities and Exchange Commission prior to the date of this Agreement, (b) by the Company in a public announcement prior to the date of this Agreement, or (c) in the Information Memorandum prior to the date of this of this Agreement, shall not constitute a Material Adverse Change.

“Material Adverse Effect” means a material adverse effect on the financial condition or results of operations of the Company and its Subsidiaries taken as a whole.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which a Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Negative Pronouncement” means a public announcement by either S&P or Moody’s in respect to a possible downgrade of, or negative outlook with respect to, the public debt rating of the Company.

“Net Income” of any Person means, for any period, net income before (i) extraordinary items, (ii) the results of discontinued operations and (iii) the effect of any cumulative change in accounting principles, determined in accordance with GAAP.

“Note” means a Term Note or a Revolving Credit Note, as the context may require.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in

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Section 8.01(e). Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, commissions, charges, expenses, fees, attorneys’ fees and disbursements, indemnity payments and other amounts payable by such Loan Party under any Loan Document and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing items that any Lender Party, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“OECD” means the Organization for Economic Cooperation and Development.

“Other Taxes” has the meaning specified in Section 4.02(b).

“Outstanding Amount” means (i) with respect to Term Advances, Revolving Credit Advances and Swing Line Advances on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Advances, Revolving Credit Advances or Swing Line Advances, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Loan Parties of Unreimbursed Amounts.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Agent or the applicable Issuing Bank, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participating Member State” means each state so described in any EMU Legislation.

“Performance Level” means Performance Level 1, Performance Level 2, Performance Level 3, Performance Level 4, Performance Level 5, or Performance Level 6, as identified by reference to the Public Debt Rating and Leverage Ratio in effect on such date as set forth below:

Performance Level	Public Debt Rating
Level 1	Long-Term Senior Unsecured Debt of the Company Rated at least A- by S&P or A3 by Moody’s or the Leverage Ratio is less than or equal to 1.25:1.00

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Level 2	Long-Term Senior Unsecured Debt of the Company Rated less than Level 1 but at least BBB+ by S&P or Baa1 by Moody’s or the Leverage Ratio is less than or equal to 1.25:1.00

Level 3	Long-Term Senior Unsecured Debt of the Company Rated less than Level 2 but at least BBB by S&P or Baa2 by Moody’s or the Leverage Ratio is less than or equal to 1.25:1.00

Level 4	Long-Term Senior Unsecured Debt of the Company Rated less than Level 3 but at least BBB- by S&P or Baa3 by Moody’s or the Leverage Ratio is greater than 1.25:1.00 and less than or equal to 1.50:1.00

Level 5	Long-Term Senior Unsecured Debt of the Company Rated less than Level 4 but at least BB+ by S&P or Ba1 by Moody’s or the Leverage Ratio is greater than 1.50:1.00 and less than or equal to 1.75:1.00

Level 6	Long-Term Senior Unsecured Debt of the Company Rated less than Level 5 or the Leverage Ratio is greater than 1.75:1.00

For purposes of this definition, the Performance Level shall be determined by the applicable public debt rating or Leverage Ratio as follows: (a) the public debt ratings above shall be determined as follows: (i) the public debt ratings shall be determined by the then-current rating announced by either S&P or Moody’s, as the case may be, for any class of non-credit-enhanced long-term senior unsecured debt issued by the Company, (ii) if only one of S&P and Moody’s shall have in effect a public debt rating, the Performance Level shall be determined by reference to the available rating; (iii) if neither S&P nor Moody’s shall have in effect a public debt rating, the applicable Performance Level will be Performance Level 6; (iv) if the ratings on the Company’s long-term senior unsecured debt established by S&P and Moody’s shall fall within different levels, the public debt rating will be determined by the higher of the two ratings, provided, that, in the event that the lower of such ratings is more than one level below the higher of such ratings, the public debt rating will be determined based upon the level that is one level above the lower of such ratings; (v) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (vi) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the public debt rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be; (b) the Leverage Ratio shall be determined on the basis of the most recent certificate of the Company to be delivered pursuant to Section 7.04(c) for the most recently ended Fiscal Quarter or Fiscal Year and any change in the Leverage Ratio shall be effective one Business Day after the date on which the Agent receives such certificate; provided, that until the Company has delivered to the Agent such certificate pursuant to Section 7.04(c) in

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respect of the first Fiscal Quarter of 2011, the Leverage Ratio shall be deemed to be at Level 4; provided, further, that for so long as the Company has not delivered such certificate when due pursuant to Section 7.04(c), the Leverage Ratio shall be deemed to be at Level 6 until the respective certificate is delivered to the Agent; and (c) the Performance Level shall be determined in accordance with the Company’s respective public debt rating and Leverage Ratio, provided, that, if the Company’s public debt rating and the Leverage Ratio shall fall within different levels, the Performance Level will be determined by the higher of the public debt rating and the Leverage Ratio, provided, further, that, in the event that the lower of the Company’s public debt rating and the Leverage Ratio is more than one level below the higher of the Company’s public debt rating and the Leverage Ratio, the Performance Level shall be determined based upon the level that is one level above the lower of the Company’s public debt rating and the Leverage Ratio.

“Permitted Lien” means:

(i) Liens for taxes, assessments or governmental charges or levies to the extent not past due or to the extent contested, in good faith, by appropriate proceedings and for which adequate reserves have been established;

(ii) Liens imposed by law, such as materialman’s, mechanic’s, carrier’s, worker’s, landlord’s and repairman’s Liens and other similar Liens arising in the ordinary course of business which relate to obligations which are not overdue for a period of more than 30 days or which are being contested in good faith, by appropriate proceedings and for which reserves required by GAAP have been established;

(iii) pledges or deposits in the ordinary course of business to secure obligations (including to secure letters of credit posted in connection therewith) under worker’s compensation or unemployment laws or similar legislation or to secure the performance of leases or contracts (including insurance contracts issued by insurance companies which are Subsidiaries of the Company) entered into in the ordinary course of business or of public or statutory obligations, bids, or appeal bonds;

(iv) zoning restrictions, easements, licenses, landlord’s Liens or restrictions on the use of property which do not materially impair the use of such property in the operation of the business of the Company or any of its Subsidiaries;

(v) Liens upon assets subject to a Capital Lease and securing payment of the obligations arising under such Capital Lease;

(vi) Liens of the Company and its Subsidiaries not described in the foregoing clauses (i) through (v) existing on the Effective Date and listed on Schedule II and any extensions, renewals or replacements of such Liens for the same or lesser amount, provided, that, no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and

(vii) judgment Liens in respect of judgments that do not constitute an Event of Default under Section 8.01(f).

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“Person” means an individual, partnership, limited liability company, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means an employee benefit plan (other than a Multiemployer Plan) maintained by a Loan Party or any ERISA Affiliate for its employees and subject to Title IV of ERISA.

“Recipient” has the meaning specified in Section 10.11.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Advances or Revolving Credit Advances, a Committed Advance Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Advance, a Swing Line Advance Notice.

“Responsible Officer” means, with respect to any certificate, report or notice to be delivered or given hereunder, unless the context otherwise requires, the president, chief executive officer, chief financial officer or treasurer of the Company or other executive officer of the Company who in the normal performance of his or her operational duties would have knowledge of the subject matter relating to such certificate, report or notice.

“Register” has the meaning specified in Section 10.07(c).

“Requirements of Law” means, with respect to any Person, all laws, constitutions, statutes, treaties, ordinances, rules and regulations, all orders, writs, decrees, injunctions, judgments, determinations and awards of an arbitrator, a court or any other Governmental Authority, and all Governmental Authorizations, binding upon or applicable to such Person or to any of its properties, assets or businesses.

“Revaluation Date” means (a) with respect to any Revolving Credit Advance, each of the following: (i) each date of a Revolving Credit Borrowing of a Eurocurrency Rate Advance denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Advance denominated in an Alternative Currency pursuant to Section 2.02, and (iii) to the extent warranted by circumstances and if the Agent believes in its reasonable discretion that the Total Revolving Credit Outstandings at such time exceed the Revolving Credit Commitment, such additional dates as the Agent shall reasonably determine or the Majority Revolving Credit Lenders shall reasonably require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit denominated in an Alternative Currency having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by an Issuing Bank under any Letter of Credit denominated in an Alternative Currency, and (iv) to the extent warranted by

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circumstances, such additional dates as the Agent or the Issuing Banks shall reasonably determine or the Majority Revolving Credit Lenders shall reasonably require.

“Revolving Credit Advance” means an advance by a Revolving Credit Lender to the Company or a Subsidiary Borrower under Section 2.01(a).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type and, in the case of Eurocurrency Rate Advances, having the same Interest Period.

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Advances to the Borrowers pursuant to Section 2.01(a), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Advances, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1-A under the caption “Revolving Credit Commitment” or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Note” means a promissory note made by any Borrower in favor of a Revolving Credit Lender, in substantially the form of Exhibit B-1 hereto, evidencing the aggregate indebtedness of such Borrower to such Revolving Credit Lender resulting from the Revolving Credit Advances, or Swing Line Advances, as the case may be, made by such Revolving Credit Lender.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Agent or the applicable Issuing Bank, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“S&P” means Standard & Poor’s Financial Services LLC and any successor thereto.

“Spot Rate” for a currency means the rate determined by the Agent or an Issuing Bank, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Agent or such Issuing Bank may obtain such spot rate from another financial institution designated by the Agent or such Issuing Bank if the Person acting in

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such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that such Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Standby Letter of Credit” means a letter of credit or other credit support instrument issued for the benefit of a Person party to a contractual arrangement with the Company or any of its Subsidiaries as credit support for the obligations of the Company or such Subsidiary thereunder.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subsidiary” means, with respect to any Person, any corporation, partnership, trust or other Person of which more than 50% of the outstanding capital stock (or similar property right in the case of partnerships and trusts and other Persons) having ordinary voting power to elect a majority of the board of directors of such corporation (or similar governing body or Person with respect to partnerships and trusts and other Persons) (irrespective of whether or not at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person.

“Subsidiary Borrower” means, as of the date hereof, the Subsidiaries of the Company listed on Schedule VI and, after the date hereof, any other Subsidiary of the Company that may from time to time become a party hereto in accordance with Section 10.12.

“Subsidiary Obligations” has the meaning specified in Section 3.02.

“Swing Line” means the revolving credit facility made available by the Swing Line Lenders pursuant to Section 2.03.

“Swing Line Advance” means an advance made available by a Swing Line Lender pursuant to Section 2.03(a). Swing Line Advances may be denominated in Dollars or any Alternative Currency.

“Swing Line Advance Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.03(b), which if in writing, shall be substantially in the form of Exhibit C.

“Swing Line Borrowing” means a borrowing of a Swing Line Advance pursuant to Section 2.03.

“Swing Line Lender” means Bank of America, JPMorgan Chase Bank, N.A. or any other Lender which agrees to become, and is designated by the Agent as being, a Swing Line Lender under this Agreement, each in its capacity as provider of Swing Line Advances.

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“Swing Line Sublimit” means an amount equal to the lesser of (a) $75,000,000 and (b) the Revolving Credit Facility. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Taxes” has the meaning specified in Section 4.02(a).

“Term Advance” means an advance made by any Term Lender to the Company under Section 2.01(b).

“Term Borrowing” means a borrowing consisting of simultaneous Term Advances of the same Type and, in the case of Eurocurrency Rate Advances, having the same Interest Period.

“Term Commitment” means, as to each Term Lender, its obligation to make Term Advances to the Company pursuant to Section 2.01(b) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Lender’s name on Schedule 1-A under the caption “Term Commitment” or opposite such caption in the Assignment and Acceptance pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term Facility” means (a) at any time prior to April 29, 2011, the aggregate amount of the Term Commitments at such time and (b) thereafter, the aggregate principal amount of the Term Advances of all Term Lenders outstanding at such time.

“Term Lender” means (a) at any time on or prior to April 29, 2011, any Lender that has a Term Commitment at such time and (b) at any time after April 29, 2011, any Lender that holds Term Advances at such time.

“Term Note” means a promissory note made by the Company in favor of a Term Lender evidencing Term Advances made by such Term Lender, substantially in the form of Exhibit B-2.

“Termination Date” means April 7, 2016, or the earlier date of termination in whole of the Commitments pursuant to Section 2.06(a) or 8.01.

“Total Assets” means, as of any date of determination, the consolidated assets of the Company and its Subsidiaries at the end of the Fiscal Quarter immediately preceding such date, determined in accordance with GAAP.

“Total Outstandings” means the aggregate Outstanding Amount of all Advances and all L/C Obligations.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Advances, Swing Line Advances and L/C Obligations.

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“Trade Letter of Credit” means a direct-pay sight trade or documentary letter of credit issued for the benefit of a vendor in connection with the purchase of goods by the Company or any of its Subsidiaries in the ordinary course of business.

“Type” refers to the distinction among Advances bearing interest at the Base Rate and Advances bearing interest at the Eurocurrency Rate.

“Unreimbursed Amount” has the meaning specified in Section 2.04(c)(i).

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

“Yen” and “¥” mean the lawful currency of Japan.

SECTION 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

SECTION 1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP as in effect from time to time, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. Notwithstanding any change in GAAP occurring after the Effective Date, the computations of all financial ratios and requirements set forth in any Loan Document shall continue to be computed in accordance with GAAP prior to such change therein.

SECTION 1.04 Exchange Rates; Currency Equivalents. The Agent, the Issuing Banks or the Swing Line Lenders, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Agent, an Issuing Bank or a Swing Line Lender, as applicable, absent manifest error.

(b) Wherever in this Agreement in connection with a Committed Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Advance or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Committed Borrowing, Eurocurrency

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Rate Advance or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Agent or the applicable Issuing Bank, as the case may be.

SECTION 1.05 Change of Currency. Each obligation of the Loan Parties to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Committed Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Committed Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

SECTION 1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.07 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the Dollar Equivalent of the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Issuer Documents related thereto, whether or not such maximum face amount is in effect at such time.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01 The Advances. (a) The Revolving Credit Advances. Each Revolving Credit Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Advances to any Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in Dollars or in one or more

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Alternative Currencies, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings at such time shall not exceed the Revolving Credit Facility at such time, (ii) the aggregate Outstanding Amount of the Revolving Credit Advances of any Lender, plus such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the Outstanding Amount of all Swing Line Advances shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment, and (iii) the aggregate Outstanding Amount of all Revolving Credit Advances denominated in Alternative Currencies plus the L/C Obligations in respect of Letters of Credit issued in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(a), prepay under Section 2.10, and reborrow under this Section 2.01(a). Revolving Credit Advances may be Base Rate Advances or Eurocurrency Rate Advances, as further provided herein.

(b) The Term Advances. Each Term Lender severally agrees, on the terms and conditions hereinafter set forth, to make Term Advances to the Company on any single Business Day during the period from the Effective Date until April 29, 2011 in an aggregate amount not to exceed such Lender’s Term Commitment. Each Term Borrowing shall consist of Term Advances of the same Type made on the same day by the Term Lenders ratably according to their respective Term Commitments; provided, however, that subject to the limitation set forth in Section 2.02(e), the Company shall be permitted to subdivide the Term Advances into multiple Base Rate Advances and/or Eurocurrency Rate Advances in its sole discretion. Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed. Term Advances shall be denominated in Dollars.

SECTION 2.02 Making the Advances. (a) Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Advances or Revolving Credit Advances from one Type to the other, and each continuation of Eurocurrency Rate Advances shall be made upon the applicable Borrower’s irrevocable notice to the Agent, which may be given by telephone. Each such notice must be received by the Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Advances denominated in Dollars or of any conversion of Eurocurrency Rate Advances denominated in Dollars to Base Rate Advances, (ii) four Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Advances denominated in Alternative Currencies, and (iii) on the requested date of any Borrowing of Base Rate Advances. Each telephonic notice by a Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Agent of a written Committed Advance Notice, appropriately completed and signed by a Responsible Officer of the Company. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Advances shall be in a minimum principal amount of $5,000,000. Except as provided in Sections 2.02(c), 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Advances shall be in a minimum principal amount of $1,000,000. Each Committed Advance Notice (whether telephonic or written) shall specify (i) whether the applicable Borrower is requesting a Term Advance Borrowing, a Revolving Credit Borrowing, a conversion of Term Advances or Revolving Credit Advances from one Type to the other, or a

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continuation of Eurocurrency Rate Advances, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Advances to be borrowed, converted or continued, (iv) the Type of Advances to be borrowed or to which existing Term Advances or Revolving Credit Advances are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) the currency of the Revolving Credit Advances to be borrowed. If a Borrower fails to specify a currency in a Committed Advance Notice requesting a Revolving Credit Borrowing, then the Revolving Credit Advances so requested shall be made in Dollars. If a Borrower fails to specify a Type of Advance in a Committed Advance Notice or if a Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Advances or Revolving Credit Advances shall be made as, or converted to, Base Rate Advances; provided, however, that in the case of a failure to timely request a continuation of Revolving Credit Advances denominated in an Alternative Currency, such Revolving Credit Advances shall be continued as Eurocurrency Rate Advances in their original currency with an Interest Period of one month. Any such automatic conversion to Base Rate Advances shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Advances. If a Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Advances in any such Committed Advance Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Revolving Credit Advance may be converted into or continued as a Revolving Credit Advance denominated in a different currency, but instead must be prepaid in the original currency of such Revolving Credit Advance and reborrowed in the other currency.

(b) Following receipt of a Committed Advance Notice, the Agent shall promptly notify each Lender of the amount (and currency) of its Commitment Percentage of the applicable Term Advances or Revolving Credit Advances, and if no timely notice of a conversion or continuation is provided by the applicable Borrower, the Agent shall notify each Lender of the details of any automatic conversion to Base Rate Advances or continuation of Revolving Credit Advances denominated in a currency other than Dollars, in each case as described in Section 2.02(a). In the case of a Term Advance Borrowing or a Revolving Credit Borrowing, each appropriate Lender shall make the amount of its Advance available to the Agent in Same Day Funds at the Agent’s Office for the applicable currency not later than 2:00 p.m., in the case of any Advance denominated in Dollars, and not later than the Applicable Time specified by the Agent in the case of any Revolving Credit Advance in an Alternative Currency, in each case on the Business Day specified in the applicable Committed Advance Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension hereunder, Section 5.01), the Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Agent either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Agent by such Borrower; provided, however, that if, on the date the Committed Advance Notice with respect to such Borrowing denominated in Dollars is given by the Company, there are L/C Borrowings outstanding (and the Company shall have been notified of such L/C Borrowings), then the proceeds of such Borrowing, first, shall be applied to the payment

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in full of any such L/C Borrowings, and, second, shall be made available to the Company as provided above.

(c) During the existence of an Event of Default (i) no Term Advances may be converted or continued as Eurocurrency Rate Advances without the consent of the Term Lenders (other than an Affiliate Lender) holding more than 50% of the aggregate principal amount of the Term Advances and (ii) no Revolving Credit Advances may be requested as, converted to or continued as Eurocurrency Rate Advances (whether in Dollars or any Alternative Currency) without the consent of the Majority Revolving Credit Lenders, and the Majority Revolving Credit Lenders may demand that any or all of the then outstanding Revolving Credit Advances that are Eurocurrency Rate Advances denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(d) The Agent shall promptly notify the applicable Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Advances upon determination of such interest rate. At any time that Base Rate Advances are outstanding, the Agent shall notify the applicable Borrower(s) and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Term Borrowings, all Revolving Credit Borrowings, all conversions of Term Advances or Revolving Credit Advances from one Type to the other, and all continuations of Term Advances or Revolving Credit Advances as the same Type, there shall not be more than ten Interest Periods in effect.

SECTION 2.03 Swing Line Advances.

(a) The Swing Line. Subject to the terms and conditions set forth herein, each Swing Line Lender, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, may in its sole discretion make loans (each such loan, a “Swing Line Advance”) to the Company or a Designated Swing Line Borrower on such terms (subject to Section 2.07(b)) as may be agreed between such Swing Line Lender and the Company or the applicable Designated Swing Line Borrower from time to time, on any Business Day during the period from the Effective Date until the Termination Date in Dollars or any Alternative Currency in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Advances, when aggregated with the Commitment Percentage of the Outstanding Amount of Committed Advances and L/C Obligations of a Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Advance, (i) the Total Revolving Credit Outstandings shall not exceed the aggregate Revolving Credit Commitments, and (ii) the aggregate Outstanding Amount of the Committed Advances of any Revolving Credit Lender, plus such Lender’s Commitment Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Commitment Percentage of the Outstanding Amount of all Swing Line Advances shall not exceed such Lender’s

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Commitment, and provided, further, that neither the Company nor any Designated Swing Line Borrower shall use the proceeds of any Swing Line Advance to refinance any outstanding Swing Line Advance. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company and the Designated Swing Line Borrower may borrow under this Section 2.03, prepay under Section 2.10, and reborrow under this Section 2.03. Immediately upon the request of any Swing Line Lender, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Swing Line Lender a risk participation in such Swing Line Advance in an amount equal to the product of such Lender’s Commitment Percentage times the amount of such Swing Line Advance.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Company’s or a Designated Swing Line Borrower’s irrevocable notice to a Swing Line Lender and the Agent, which may be given by telephone. Each such notice must be received by the applicable Swing Line Lender and the Agent not later than, in the case of Swing Line Advances denominated in Dollars, 2:00 p.m. on the requested borrowing date, and in the case of Swing Line Advances denominated in any Alternative Currency, 2:00 p.m. on four Business Days prior to the requested borrowing date (or such shorter notice period as the applicable Swing Line Lender may require), and shall specify (i) the amount and currency to be borrowed, which shall be a minimum of $500,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the applicable Swing Line Lender and the Agent of a written Swing Line Advance Notice, appropriately completed and signed by a Responsible Officer of the Company. Promptly after receipt by the applicable Swing Line Lender of any telephonic Swing Line Advance Notice, such Swing Line Lender will confirm with the Agent (by telephone or in writing) that the Agent has also received such Swing Line Advance Notice and, if not, such Swing Line Lender will notify the Agent (by telephone or in writing) of the contents thereof. Unless a Swing Line Lender has received notice (by telephone or in writing) from the Agent (including at the request of any Revolving Credit Lender) prior to 3:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing such Swing Line Lender not to make such Swing Line Advance as a result of the limitations set forth in the first proviso to the first sentence of Section 2.03(a), or (B) that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, such Swing Line Lender may, not later than 4:00 p.m. on the borrowing date specified in such Swing Line Advance Notice, make the amount of its Swing Line Advance available to the Company or the applicable Designated Swing Line Borrower at its office by crediting the account of the Company or such Designated Swing Line Borrower on the books of such Swing Line Lender in immediately available funds.

(c) Refinancing of Swing Line Advances.

(i) Each Swing Line Lender at any time in its sole discretion may request, on behalf of the Company or, if the applicable Designated Swing Line Borrower is a Subsidiary Borrower, on behalf of such Subsidiary Borrower (which hereby irrevocably authorizes such Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Revolving Credit

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Advance in an amount equal to such Lender’s Commitment Percentage of the amount of the Dollar Equivalent of the Swing Line Advances then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Advance Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Advances, but subject to the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 5.02. Each Swing Line Lender shall furnish the Company or the applicable Subsidiary Borrower with a copy of the applicable Committed Advance Notice promptly after delivering such notice to the Agent. Each Revolving Credit Lender shall make an amount equal to its Commitment Percentage of the amount specified in such Committed Advance Notice available to the Agent in immediately available funds (and the Agent may apply Cash Collateral available with respect to the applicable Swing Line Advance) for the account of such Swing Line Lender at the Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Advance Notice, whereupon, subject to Section 2.03(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Committed Advance to the Company or the applicable Subsidiary Borrower in such amount. The Agent shall remit the funds so received to the applicable Swing Line Lender.

(ii) If for any reason any Swing Line Advance cannot be refinanced by such a Committed Borrowing in accordance with Section 2.03(c)(i), the request for Base Rate Committed Advances submitted by a Swing Line Lender as set forth herein shall be deemed to be a request by such Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Advance and each Revolving Credit Lender’s payment to the Agent for the account of such Swing Line Lender pursuant to Section 2.03(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Credit Lender fails to make available to the Agent for the account of the applicable Swing Line Lender any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(i), such Swing Line Lender shall be entitled to recover from such Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Swing Line Lender at a rate per annum equal to the Overnight Rate, plus any administrative, processing or similar fees customarily charged by such Swing Line Lender in connection with the foregoing. If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Advance included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Advance, as the case may be. A certificate of a Swing Line Lender submitted to any Revolving Credit Lender (through the Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

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(iv) Each Revolving Credit Lender’s obligation to make Committed Advances or to purchase and fund risk participations in Swing Line Advances pursuant to this Section 2.03(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against any Swing Line Lender, the Company, any Designated Swing Line Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Committed Advances pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Company or the applicable Designated Swing Line Borrower to repay Swing Line Advances, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Advance, if the applicable Swing Line Lender receives any payment on account of such Swing Line Advance, such Swing Line Lender will distribute to such Lender its Commitment Percentage thereof in the same funds as those received by such Swing Line Lender.

(ii) If any payment received by a Swing Line Lender in respect of principal or interest on any Swing Line Advance is required to be returned by such Swing Line Lender under any of the circumstances described in Section 10.09 (including pursuant to any settlement entered into by such Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to such Swing Line Lender its Commitment Percentage thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Overnight Rate. The Agent will make such demand upon the request of such Swing Line Lender. The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. Each Swing Line Lender shall be responsible for invoicing the Company or the applicable Designated Swing Line Borrower for interest on the Swing Line Advances. Until each Revolving Credit Lender funds its Base Rate Committed Advance or risk participation pursuant to this Section 2.03 to refinance such Lender’s Commitment Percentage of any Swing Line Advance, interest in respect of such Commitment Percentage shall be solely for the account of the applicable Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Company and each Designated Swing Line Borrower shall make all payments of principal and interest in respect of the Swing Line Advances directly to the applicable Swing Line Lender.

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(g) Designated Swing Line Borrowers. Any Subsidiary of the Company not a Subsidiary Borrower may become a “Designated Swing Line Borrower” hereunder by delivering to the Agent and the applicable Swing Line Lender appropriate authorizations in respect of it entering into this Agreement, in form and substance reasonably satisfactory to the Agent, and such Swing Line Lender wherein such Subsidiary agrees to be bound by all terms and provisions of this Agreement relating to Swing Line Advances to be made to such Designated Swing Line Borrower and delivers a written consent of the Company assenting to the inclusion of such Subsidiary as a “Designated Swing Line Borrower” hereunder.

SECTION 2.04 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each Issuing Bank agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.04 and within the limits of its Issuing Commitment, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative currencies for the account of the Company or its Subsidiaries, and to amend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Company or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (y) the aggregate Outstanding Amount of the Revolving Credit Advances of any Revolving Credit Lender, plus such Lender’s Commitment Percentage of the Outstanding Amount of all Swing Line Advances, plus such Lender’s Commitment Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Company or an LC Subsidiary for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Company or such LC Subsidiary that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the ability of the Company and the LC Subsidiaries to obtain Letters of Credit shall be fully revolving, and accordingly the Company and the LC Subsidiaries may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) No Issuing Bank shall issue any Letter of Credit, if:

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(A) subject to Section 2.04(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance, unless the Required Revolving Credit Lenders have approved such expiry date; or

(B) the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date.

(iii) No Issuing Bank shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing the Letter of Credit, or any Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally;

(C) except as otherwise agreed by the Agent and such Issuing Bank, such Letter of Credit is in an initial stated amount less than $20,000;

(D) such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency or, if after giving effect to such issuance, Letters of Credit denominated in Alternative Currencies shall be outstanding in an amount in excess of $75,000,000;

(E) any Lender is at that time a Defaulting Lender, unless such Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Bank (in its sole discretion) with the Company, the applicable LC Subsidiary or such Lender to eliminate such Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.14(a)(iv)) with respect to the Defaulting Lender arising from such Letter of Credit; or

(F) the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

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(iv) The applicable Issuing Bank shall not amend any Letter of Credit if such Issuing Bank would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The applicable Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The applicable Issuing Bank shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such Issuing Bank shall have all of the benefits and immunities (A) provided to the Agent in Article IX with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in Article IX included such Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to such Issuing Bank.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company or any LC Subsidiary delivered to an Issuing Bank (with a copy to the Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Company. Such Letter of Credit Application must be received by the applicable Issuing Bank and the Agent (x) not later than 11:00 a.m. at least two Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit denominated in Dollars, and (y) not later than 11:00 a.m. at least five Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit denominated in an Alternative Currency; or in each case such later date and time as such Issuing Bank may agree in a particular instance in its sole discretion, prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to such Issuing Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as such Issuing Bank may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to such Issuing Bank (1)

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the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as such Issuing Bank may reasonably require. Additionally, the Company or the applicable LC Subsidiary shall furnish to the applicable Issuing Bank and the Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such Issuing Bank or the Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the applicable Issuing Bank will confirm with the Agent (by telephone or in writing) that the Agent has received a copy of such Letter of Credit Application from the Company or an LC Subsidiary and, if not, such Issuing Bank will provide the Agent with a copy thereof. Unless such Issuing Bank has received written notice from any Revolving Credit Lender, the Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not then be satisfied, then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Company (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuing Bank’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Commitment Percentage times the amount of such Letter of Credit.

(iii) If the Company or an LC Subsidiary so requests in any applicable Letter of Credit Application, the applicable Issuing Bank may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the such Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Bank, neither the Company nor the applicable LC Subsidiary shall be required to make a specific request to such Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such Issuing Bank shall not permit any such extension if (A) such Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.04(a) or otherwise), or (B) it has received notice

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(which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Agent that the Majority Lenders have elected not to permit such extension or (2) from the Agent, any Lender, the Company or the applicable LC Subsidiary that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each such case directing such Issuing Bank not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Bank will also deliver to the Company or the applicable LC Subsidiary and the Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Bank shall notify the Company or the applicable LC Subsidiary and the Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the Company or the applicable LC Subsidiary shall reimburse such Issuing Bank in such Alternative Currency, unless (A) the applicable Issuing Bank (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Company or the applicable LC Subsidiary shall have notified such Issuing Bank promptly following receipt of the notice of drawing that the Company or the applicable LC Subsidiary will reimburse such Issuing Bank in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, such Issuing Bank shall notify the Company or the applicable LC Subsidiary of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. If an Issuing Bank shall make any payment under a Letter of Credit, the Company or the applicable LC Subsidiary shall reimburse such Issuing Bank through the Agent in an amount equal to the amount of such drawing and in the applicable currency not later than 2:00 p.m. (or the Applicable Time in the case of reimbursement in an Alternative Currency) on the date the Company or the applicable LC Subsidiary receives notice of such payment by the applicable Issuing Bank (each such date, an “Honor Date”), the Company or the applicable LC Subsidiary shall reimburse such Issuing Bank through the Agent in an amount equal to the amount of such drawing. If the Company or the applicable LC Subsidiary fails to so reimburse such Issuing Bank by such time, the Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Commitment Percentage thereof. In such event, the Company or, if the applicable LC Subsidiary is a Subsidiary Borrower, such Subsidiary Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Advances to be

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disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Advances, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Committed Advance Notice). Any notice given by such Issuing Bank or the Agent pursuant to this Section 2.04(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender shall upon any notice pursuant to Section 2.04(c)(i) make funds available (and the Agent may apply Cash Collateral provided for this purpose) for the account of the applicable Issuing Bank, in Dollars, at the Agent’s Office in an amount equal to its Commitment Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Agent, whereupon, subject to the provisions of Section 2.04(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Credit Advance to the Company or the applicable Subsidiary Borrower in such amount. The Agent shall remit the funds so received to such Issuing Bank in Dollars.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Advances because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the Company or, if the applicable LC Subsidiary is a Subsidiary Borrower, such Subsidiary Borrower shall be deemed to have incurred from the applicable Issuing Bank an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on written demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Agent for the account of such Issuing Bank pursuant to Section 2.04(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.04.

(iv) Until each Revolving Credit Lender funds its Revolving Credit Advance or L/C Advance pursuant to this Section 2.04(c) to reimburse the applicable Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Commitment Percentage of such amount shall be solely for the account of such Issuing Bank.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Advances or L/C Advances to reimburse the applicable Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 2.04(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such Issuing Bank, the Company, any LC

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Subsidiary, any other Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Advances pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the Company or a Subsidiary Borrower of a Committed Advance Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Company and the applicable LC Subsidiary to reimburse such Issuing Bank for the amount of any payment made by such Issuing Bank under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Agent for the account of the applicable Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(ii), then, without limiting the other provisions of this Agreement, such Issuing Bank shall be entitled to recover from such Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by such Issuing Bank in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Advance included in the relevant Revolving Credit Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of such Issuing Bank submitted to any Revolving Credit Lender (through the Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after an Issuing Bank has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.04(c), if the Agent receives for the account of such Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Company, an LC Subsidiary or otherwise, including proceeds of Cash Collateral applied thereto by the Agent), the Agent will distribute to such Lender its Commitment Percentage thereof in the same funds as those received by the Agent.

(ii) If any payment received by the Agent for the account of an Issuing Bank pursuant to Section 2.04(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such Issuing Bank in its discretion), each Revolving Credit Lender shall pay to the Agent for the account of such Issuing Bank its Commitment Percentage thereof on demand of the Agent, plus interest thereon from the date of

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such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Company and each LC Subsidiary to reimburse an Issuing Bank for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Company, any LC Subsidiary or any other Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), an Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by an Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by an Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Company, any LC Subsidiary or any other Subsidiary or in the relevant currency markets generally; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company, any LC Subsidiary or any other Subsidiary.

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The Company or the applicable LC Subsidiary shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the instructions of the Company or such LC Subsidiary or other irregularity, the Company or such LC Subsidiary will immediately notify the applicable Issuing Bank. The Company and each LC Subsidiary shall be conclusively deemed to have waived any such claim against the applicable Issuing Bank and its correspondents unless such notice is given as aforesaid.

(f) Role of Issuing Banks. Each Lender, the Company and each LC Subsidiary agree that, in paying any drawing under a Letter of Credit, an Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Banks, the Agent, any of their respective Related Parties nor any correspondent, participant or assignee of an Issuing Bank shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Credit Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Company and each LC Subsidiary hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit issued at its request; provided, however, that this assumption is not intended to, and shall not, preclude the Company’s or LC Subsidiary’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Banks, the Agent, any of their respective Related Parties nor any correspondent, participant or assignee of an Issuing Bank shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.04(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Company or an LC Subsidiary may have a claim against an Issuing Bank, and such Issuing Bank may be liable to the Company or an LC Subsidiary, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company or such LC Subsidiary which the Company or such LC Subsidiary proves were caused by such Issuing Bank’s willful misconduct or gross negligence or such Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, an Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable Issuing Bank and the Company or the applicable LC Subsidiary when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of

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Credit), (i) the rules of the ISP shall apply to each Standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for documentary Credits, as most recently published by the International chamber of Commerce at the time of issuance shall apply to each Trade Letter of Credit.

(h) Letter of Credit Fees. The Company or, in the case of a Letter of Credit issued at the request of any LC Subsidiary, such LC Subsidiary shall pay to the Agent for the account of each Revolving Credit Lender in accordance with its Commitment Percentage a Letter of Credit fee (the “Letter of Credit Fee”) (i) for each Trade Letter of Credit equal to 0.60% per annum times the daily amount available to be drawn under such Letter of Credit, and (ii) for each Standby Letter of Credit equal to the Applicable Standby Letter of Credit Fee times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable Issuing Bank pursuant to this Section 2.04 shall be payable, to the maximum extent permitted by applicable Requirement of Law, to the other Revolving Credit Lenders in accordance with the upward adjustments in their respective Commitment Percentages allocable to such Letter of Credit pursuant to Section 2.14(a)(iv), with the balance of such fee, if any, payable to such Issuing Bank for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. Letter of Credit Fees shall be (i) due and payable in arrears within 30 days after the end of each January, April, July and October, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on written demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Standby Letter of Credit Fee during any quarter, the daily amount available to be drawn under each Standby Letter of Credit shall be computed and multiplied by the Applicable Standby Letter of Credit Fee separately for each period during such quarter that such Applicable Standby Letter of Credit Fee was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Credit Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i) Fronting Fee and Documentary and Processing Charges Payable to Issuing Banks. The Company or, in the case of any Letter of Credit issued at the request of an LC Subsidiary, such LC Subsidiary shall pay directly to the applicable Issuing Bank for its own account a fronting fee (i) with respect to each Trade Letter of Credit, at the rate specified in the applicable Fee Letter, computed on the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a Trade Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Company and such Issuing Bank, computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each Standby Letter of Credit, at the rate per annum specified in the applicable Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears Such fronting fee shall be due and payable on the tenth Business Day after the end of each January, April, July and October in respect of the

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most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on written demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. In addition, the Company or, in the case of any Letter of Credit issued at the request of an LC Subsidiary, such LC Subsidiary shall pay directly to each Issuing Bank for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Issuing Bank relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k) Monthly Report. Each Issuing Bank, on the last Business Day of each month until the Termination Date, shall calculate the L/C Obligations on such date in respect of Letters of Credit issued by it (converting any amounts of the L/C Obligations which are denominated in an Alternative Currency to Dollars for purposes of such calculation) and shall promptly send notice of such L/C Obligations to the Agent, the Company and each Lender, and the Agent shall then determine the excess amount, if any, referred to in the first sentence of Section 2.10(b)(i) or (ii) and shall promptly inform the Company of such amount and the Company shall promptly upon receipt thereof make the payments provided for in Section 2.10(b)(i) or (ii) above if applicable.

(l) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary other than an LC Subsidiary, the Company shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Company hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries (other than LC Subsidiaries) inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries.

SECTION 2.05 Fees. (a) Facility Fee. The Company agrees to pay to the Agent for the account of each Lender a facility fee, from the Effective Date in the case of each initial Lender and from the effective date specified in the Assumption Agreement or in the Assignment and Acceptance, respectively, pursuant to which it became Lender in the case of each other Lender until the Termination Date (and thereafter so long as any Committed Advances, Swing Line Advances or L/C Obligations remain outstanding and to the extent such Committed Advances, Swing Line Advances or L/C Obligations are not Cash Collateralized in full), at a rate per annum equal to the Applicable Facility Fee in effect from time to time, on the amount of such Lender’s Commitment (computed without giving effect to any usage of the Commitment of such Lender), payable quarterly in arrears on the last day of each January, April, July and October and on the Termination Date.

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(b) Other Fees. The Company hereby agrees to pay the fees and charges referred to in that certain letter agreement, dated as of the date hereof, among the Company, the Issuing Banks and the Agent.

SECTION 2.06 Reduction and Increase of the Revolving Credit Commitments; Additional Issuing Banks. (a) The Company may, upon notice to the Agent, terminate the unused portions of the Term Commitments, the Letter of Credit Sublimit, the Swing Line Submit, or the unused Revolving Credit Commitments, or from time to time permanently reduce the unused portions of the Term Commitments, the Letter of Credit Sublimit, the Swing Line Submit, or the unused Revolving Credit Commitments; provided that (i) any such notice shall be received by the Agent not later than 11:00 a.m. four Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Company shall not terminate or reduce the unused portions of the Letter of Credit Sublimit, the Swing Line Submit, or the unused Revolving Credit Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Aggregate Commitments and (iv) if, after giving effect to any reduction of the unused Revolving Credit Commitments, the Alternative Currency Sublimit, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Revolving Credit Commitments, such Sublimit shall be automatically reduced by the amount of such excess. The Agent will promptly notify the Lenders of any such notice of termination or reduction of Commitments. A notice provided by the Company under this clause (a) may state that such notice is conditioned upon the availability of other financing, in which case such notice may be revoked by the Company (by notice to the Agent prior to the specified date of such termination or reduction) if such condition is not satisfied. The amount of any such Revolving Credit Commitment reduction shall not be applied to the Alternative Currency Sublimit, the Letter of Credit Sublimit or the Swing Line Sublimit unless otherwise specified by the Company. Any reduction of any Commitments shall be applied to the Commitment of each applicable Lender according to its Commitment Percentage. All fees accrued until the effective date of any termination of any Commitments shall be paid on the effective date of such termination.

(b) Not more frequently than twice in any calendar year, the Company shall have the right prior to the Termination Date to (i) increase the amount of the Revolving Credit Commitments of one or more Lenders (subject to the consent of such Lenders in their sole and absolute discretion), (ii) add one or more Assuming Lenders as Lenders (subject to the consent of the Agent and the Issuing Banks in their sole and absolute discretion) and (iii) increase the Issuing Commitment of an Issuing Bank (subject to the consent of such Issuing Bank in its sole and absolute discretion) (each such increase under clause (i), (ii) or (iii) being a “Commitment Increase”), on and subject to the following terms:

(i) The aggregate amount of the increase in the Revolving Credit Commitments shall not exceed $250,000,000 after the date hereof;

(ii) The amount of each Commitment Increase by any Lender or any Assuming Lender shall be in a minimum amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

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(iii) No proposed Commitment Increase shall occur unless each of the following requirements in respect thereof shall have been satisfied:

(A) The Agent shall have received from the Company an irrevocable written notice (a “Commitment Increase Notice”), dated not earlier than 60 days before the proposed Commitment Increase Effective Date (as defined below) therefor and not later than 30 days (or such shorter period agreed to by the Agent) before such proposed Commitment Increase Effective Date, that (1) specifies (w) (if applicable) the proposed Issuing Commitment increase of each Issuing Bank and/or of the Lenders which are to become Issuing Banks and the amount of each Issuing Bank’s Issuing Commitment after giving effect thereto, (x) the aggregate amount of the proposed Commitment Increase, (y) the Lenders whose Revolving Credit Commitments are to be increased by the proposed Commitment Increase and/or the Assuming Lenders which are to become Lenders and the amount by which each such Lender’s Revolving Credit Commitment is to be so increased and/or the amount of each such Assuming Lender’s Revolving Credit Commitment and (z) the date (the “Commitment Increase Effective Date”) on which the proposed Commitment Increase shall become effective, and (2) has been signed by each Lender whose Revolving Credit Commitment is to be increased, evidencing the consent of such Lender to the proposed Commitment Increase and Issuing Bank whose Issuing Commitment is to be increased evidencing the consent of such Issuing Bank thereto and/or by each such Assuming Lender; and

(B) On and as of the Commitment Increase Effective Date of the proposed Commitment Increase (1) the following statements shall be true (and the giving of the applicable Commitment Increase Notice shall constitute a representation and warranty by the Company that on such Commitment Increase Effective Date such statements are true):

(x) The representations and warranties contained in Section 6.01 are correct on and as of such Commitment Increase Effective Date before and after giving effect to the proposed Commitment Increase, as though made on and as of such date; and

(y) No event has occurred and is continuing, or would result from such Commitment Increase, which constitutes an Event of Default or Default; and

(z) The Agent shall have received such other approvals, opinions or documents as the Agent may reasonably request.

(iv) Promptly following its receipt of a Commitment Increase Notice in proper form, the Agent shall deliver copies thereof to each Lender and Issuing Bank. If, and only if, all of the terms, conditions and requirements specified in paragraphs (i) through (iii) are satisfied in respect of any proposed Commitment Increase on and as of the proposed Commitment Increase Effective Date thereof

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and in the case of each such Assuming Lender, an Assumption Agreement, duly executed by such Assuming Lender, the Agent and the Company, has been received by the Agent, then, as of such Commitment Increase Effective Date and from and after such date, (1) the Revolving Credit Commitments of the Lenders consenting to such Commitment Increase shall be increased by the respective amounts specified in the Commitment Increase Notice pertaining thereto, (2) references herein to the amounts of the Lenders’ respective Revolving Credit Commitments shall refer to respective amounts giving effect to such Commitment Increase, and (3) each such Assuming Lender shall be a Lender and an Issuing Bank, if applicable, for all purposes hereof, and the Agent shall record all relevant information with respect to such Assuming Lender and its Revolving Credit Commitment and, if applicable, with respect to the increased Issuing Commitment of an Issuing Bank in the Register;

(v) It is understood that no Lender shall have any obligation whatsoever to agree to any request made by the Company for a Commitment Increase;

(vi) As part of such Commitment Increase, such Lender or Assuming Lender shall purchase assignments in the Revolving Credit Advances and Revolving Credit Commitments of the other Lenders so that after giving effect thereto, the percentage held by each Lender of the aggregate Revolving Credit Commitments is the same as prior to such Commitment Increase and such Lender or Assuming Lender shall have acquired a ratable participation in all Swing Line Advances as contemplated by Section 2.03(c)). In connection therewith, on each Commitment Increase Effective Date, (A) each Lender whose Revolving Credit Commitment has been increased (each such Lender being an “Increasing Lender”) shall, before 2:00 p.m. (New York City time) on such Commitment Increase Effective Date, make available for the account of its Lending Office to the Agent at the address specified in Section 10.02, in same day funds, an amount equal to the excess of (1) such Increasing Lender’s ratable portion of the Revolving Credit Advances then outstanding (calculated based on its Revolving Credit Commitment as a percentage of the aggregate Revolving Credit Commitments of the Lenders (including each such Assuming Lender) outstanding after giving effect to the relevant Commitment Increase) over (2) the aggregate principal amount of then outstanding Revolving Credit Advances made by such Increasing Lender and (B) each such Assuming Lender shall before 2:00 p.m. (New York City time) on such Commitment Increase Effective Date, make available for the account of its Lending Office to the Agent at the address specified in Section 10.02 in same day funds, an amount equal to such Assuming Lender’s ratable portion of the Revolving Credit Advances then outstanding (calculated based on its Revolving Credit Commitment as a percentage of the aggregate Revolving Credit Commitments of the Lenders (including each such Assuming Lender) outstanding after giving effect to the relevant Commitment Increase); and

(vii) After the Agent’s receipt of such funds from each such Increasing Lender and such Assuming Lender, the Agent will promptly thereafter cause to be

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distributed like funds to the other Lenders for the account of their respective Lending Offices in an amount to each other Lender such that the aggregate amount of the outstanding Revolving Credit Advances owing to each Lender (including each such Assuming Lender) after giving effect to such distribution equals such Lender’s ratable portion of the Revolving Credit Advances then outstanding (calculated based on its Revolving Credit Commitment as a percentage of the aggregate Revolving Credit Commitments of the Lenders outstanding after giving effect to the relevant Commitment Increase).

(c) The Company may at any time, upon at least five Business Days’ prior written notice to the Agent and the Lenders or as part of a proposed Commitment Increase pursuant to this Section 2.06, designate (i) as an Issuing Bank any Lender that has agreed in writing to act as an Issuing Bank and (ii) the Issuing Commitment of such Lender. Thereupon, any Lender so designated as an Issuing Bank shall thenceforth issue Letters of Credit on the terms and subject to the conditions herein, and the Agent shall record all relevant information with respect to such Lender as such Issuing Bank in the Register.

SECTION 2.07 Repayment of Advances. (a) Each Borrower shall repay in full the principal amount of each Revolving Credit Advance made to it owing to each Lender, together with accrued interest and fees thereon, on the Termination Date.

(b) Swing Line Advances. The Company or the applicable Designated Swing Line Borrower shall repay the respective Swing Line Lender and each Lender that has made a Swing Line Advance for the account of the Company or such Designated Swing Line Borrower, as applicable, on the earlier of (i) the maturity date for each Swing Line Advance (which maturity shall be no later than thirty (30) days after the date of such Advance) and (ii) the Termination Date, the principal amount of each such Swing Line Advance made to the Company or such Designated Swing Line Borrower, as applicable, by such Swing Line Lender and each such Lender and outstanding on such date.

(c) Term Advances. The Company shall repay to the Term Lenders the aggregate principal amount of all Term Advances outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.10):

Date	Amount
April 7, 2012	$40,000,000
April 7, 2013	$40,000,000
April 7, 2014	$40,000,000
April 7, 2015	$40,000,000
April 7, 2016	$240,000,000

provided, however, that the final principal repayment installment of the Term Advances shall be repaid on the Termination Date and in any event shall be in an amount equal to the aggregate

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principal amount of all Term Advances outstanding on such date. The Company may voluntarily prepay the Term Advances in accordance with Section 2.10(a).

SECTION 2.08 Interest on Advances. Each Borrower shall pay interest on the unpaid principal amount of each Advance made to it by each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(a) Base Rate Advances. If such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the respective Applicable Margin in effect from time to time, payable quarterly on the last day of each April, July, October, and January.

(b) Eurocurrency Rate Advances. If such Advance is a Eurocurrency Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurocurrency Rate for such Interest Period plus (y) the respective Applicable Margin in effect from time to time plus (z) (in the case of a Eurocurrency Rate Advance of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost, payable on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day which occurs during such Interest Period every three months from the first day of such Interest Period.

(c) Swing Line Advances. If such Advance is a Swing Line Advance, a rate per annum as agreed upon by the respective Swing Line Lender and the Company or the applicable Designated Swing Line Borrower.

(d) Default Interest. (i) If any amount of principal of any Advance is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Requirement of Law.

(i) If any amount (other than principal of any Advance) payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Majority Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Requirement of Law.

(ii) Upon the request of the Majority Lenders, while any Event of Default exists, the Company or the applicable Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Requirement of Law.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon written demand.

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(e) The applicable Borrower shall pay to each Lender, so long as such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurocurrency Rate Advance of such Lender, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurocurrency Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such Eurocurrency Rate by a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest shall be determined by such Lender and notified to the Company and the applicable Borrower through the Agent.

SECTION 2.09 Interest Rate Determination. (a) The Agent shall give prompt notice to the Company, the applicable Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.08(a) or (b).

(b) If the Majority Revolving Credit Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Advance or a conversion to or continuation thereof that (a) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Advance, (b) adequate and reasonable means do not exist for determining the Eurocurrency Base Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Advance (whether denominated in Dollars or an Alternative Currency), or (c) the Eurocurrency Base Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Advance does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Advance, the Agent will promptly so notify the Company, each applicable Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Advances in the affected currency or currencies shall be suspended until the Agent (upon the instruction of the Majority Revolving Credit Lenders) revokes such notice. Upon receipt of such notice, any Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Advances in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Advances in the amount specified therein.

(c) On the date on which the aggregate unpaid principal amount of Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, such Advances shall, if they are Advances of a Type other than Base Rate Advances, automatically Convert on the last day of the Interest Period with respect to such Advance into Base Rate Advances, and on and after such date the right of any Borrower to Convert such Advances into Advances of a Type other than Base Rate Advances shall terminate; provided, however, that if and so long as each such Advance shall be of the same Type and have the same Interest Period as Advances comprising another Borrowing or other Borrowings, and the aggregate unpaid principal amount of all such Advances shall equal or exceed $5,000,000, the Borrowers shall have the right to

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continue all such Advances as, or to Convert all such Advances into, Advances of such Type having such Interest Period.

(d) Upon the occurrence and during the continuance of any Event of Default, (i) each Eurocurrency Rate Advance will automatically, on the last day of the then existing Interest Period therefor, convert into a Base Rate Advance and (ii) the obligations of the Lenders to make, or to convert Advances into, Eurocurrency Rate Advances will be suspended.

(e) All computations of interest for Base Rate Advances (including Base Rate Advances determined by reference to the Eurocurrency Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year) (or, in each case of Advances denominated in Alternative Currencies where market practice differs, in accordance with market practice). Interest shall accrue on each Advance for the day on which the Advance is made, and shall not accrue on an Advance, or any portion thereof, for the day on which the Advance or such portion is paid, provided that any Advance that is repaid on the same day on which it is made shall, subject to Section 4.01(a), bear interest for one day. Each determination by the Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(f) If, as a result of any restatement of or other adjustment to the financial statements of the Company or for any other reason, the Company or the Lenders determine that (i) the Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Agent for the account of the applicable Lender Parties, promptly on written demand by the Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the applicable Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Agent, any Lender Party), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Agent, any Lender Party under Section 2.04(c)(iii), 2.04(h) or 2.08 or under Article VIII. The Borrowers’ obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

SECTION 2.10 Prepayments of Advances.

(a) Optional. (i) Any Borrower may, upon notice to the Agent, at any time or from time to time voluntarily prepay Advances made to it in whole or in part without premium or penalty; provided that (A) such notice must be received by the Agent not later than 11:00 a.m. (x) three Business Days prior to any date of prepayment of Eurocurrency Rate Advances denominated in Dollars, (y) four Business Days prior to any date of prepayment of Eurocurrency Rate Advances denominated in Alternative

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Currencies, and (z) on the date of prepayment of Base Rate Advances; (B) any prepayment of Eurocurrency Rate Advances denominated in Dollars shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; (C) any prepayment of Eurocurrency Rate Advances denominated in Alternative Currencies shall be in a minimum principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (D) any prepayment of Base Rate Advances shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Advances to be prepaid and, if Eurocurrency Rate Advances are to be prepaid, the Interest Period(s) of such Advances. The Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Commitment Percentage of the relevant Facility). If such notice is given by any Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that such notice of prepayment may state that such prepayment is conditioned upon the availability of other financing, in which case such notice may be revoked by the applicable Borrower (by notice to the Agent prior to the specified date of such prepayment) if such condition is not satisfied (it being understood that any revocation by a Borrower of a notice of prepayment shall entitle the Lenders to any amounts as set forth in Section 10.04(b)). Any prepayment of a Eurocurrency Rate Advance shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 10.04(b). Each such prepayment shall be paid to the Lenders in accordance with their respective Commitment Percentages, and each such prepayment of Term Advances shall be applied to the Term Facility and to the principal repayment installments thereof in inverse order of maturity.

(ii) Any Borrower may, upon notice to the applicable Swing Line Lender (with a copy to the Agent), at any time or from time to time, voluntarily prepay Swing Line Advances made to it in whole or in part without premium or penalty; provided that (A) such notice must be received by such Swing Line Lender and the Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $500,000 or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Mandatory. (i) If the Agent notifies the Company at any time that the Total Revolving Credit Outstandings at such time exceed an amount equal to 105% of the Revolving Credit Commitments then in effect, then, within two Business Days after receipt of such notice, the Company shall prepay, or cause to be repaid, Revolving Credit Advances, Swing Line Advances, Unreimbursed Amounts and/or Cash Collateralize the L/C Obligations in an aggregate amount sufficient to reduce the Total Revolving Credit Outstanding as of such date of payment to an amount not to exceed 100% of the Revolving Credit Commitments then in effect (it being understood that, for purposes of this clause (b) only, the amount of any Cash Collateral so provided (and to the extent not

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released in accordance with the last sentence of this clause (b)) will be deemed to reduce the Total Revolving Credit Outstandings); provided, however, that, the Company shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.10(b) unless after the prepayment in full of the Revolving Credit Advances, Swing Line Advances and Unreimbursed Amounts the Total Revolving Credit Outstandings exceed the Revolving Credit Commitments then in effect. Upon notice by the Company to the Agent, the Agent shall release any Cash Collateral to the Company to the extent that, after such a release, the Total Revolving Credit Outstandings at such time shall not exceed an amount equal to 100% of the Revolving Credit Commitment then in effect.

(ii) If the Agent notifies the Company at any time that the Outstanding Amount of Revolving Credit Advances and Letters of Credit denominated in Alternative Currencies at such time exceed the Alternative Currency Sublimit then in effect, then, within five Business Days after receipt of such notice, the Company shall prepay, or cause to be prepaid, Revolving Credit Advances, Unreimbursed Amounts and/or Cash Collateralize the L/C Obligations in an aggregate amount sufficient to eliminate such excess; provided, however, that, the Company shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.10(b) unless after the prepayment in full of the Revolving Credit Advances and Unreimbursed Amounts the Outstanding Amount of Revolving Credit Advances and Letters of Credit denominated in Alternative Currencies at such time exceed the Alternative Currency Sublimit then in effect. Upon notice by the Company to the Agent, the Agent shall release any Cash Collateral to the Company to the extent that, after such a release, the Outstanding Amount of Revolving Credit Advances and Letters of Credit denominated in Alternative Currencies at such time exceed the Alternative Currency Sublimit then in effect.

(iii) Prepayments of the Revolving Credit Facility by any Borrower made pursuant to this Section 2.10(b), first, shall be applied ratably to the Unreimbursed Amounts and the Swing Line Advances owing by such Borrower, second, shall be applied ratably to the outstanding Revolving Credit Advances owing by such Borrower, and, third, shall be used to Cash Collateralize the remaining L/C Obligations of such Borrower. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Company or any other Loan Party) to reimburse the applicable Issuing Bank or the Revolving Credit Lenders, as applicable

SECTION 2.11 Increased Costs. (a) If, at any time after the date of this Agreement, any change in any law or regulation or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof shall

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender Party (except any reserve requirement included in the Eurocurrency Rate Reserve Percentage and (y) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost as calculated herein);

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(ii) subject any Lender Party to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Advance made by it, or change the basis of taxation of payments to such Lender Party in respect thereof (except for Taxes or Other Taxes covered by Section 4.02); or

(iii) impose on any Lender Party or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Advances made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Advance the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Advance), or to increase the cost to such Lender Party of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender Party hereunder (whether of principal, interest or any other amount) then, the Company shall from time to time, upon written demand by such Lender Party (with a copy of such written demand to the Agent), pay to the Agent for the account of such Lender Party additional amounts sufficient to compensate such Lender Party for such increased cost. A certificate as to the amount of such increased cost setting forth the basis for the calculation of such increased costs, submitted to the Company and the Agent by such Lender Party, shall be conclusive and binding for all purposes, absent manifest error.

(b) If, at any time after the date of this Agreement, any Lender Party determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender Party or any corporation controlling such Lender Party and that the amount of such capital is increased by or based upon the existence of such Lender Party’s commitment to lend hereunder and other commitments of this type or the issuance of (or commitment to purchase of participations in) the Letters of Credit (or similar contingent obligations), then, upon written demand by such Lender Party (with a copy of such written demand to the Agent), the Company shall immediately pay to the Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party or such corporation in the light of such circumstances, to the extent that such Lender Party reasonably determines such increase in capital to be allocable to the existence of such Lender Party’s commitment hereunder. A certificate as to such amounts submitted to the Company and the Agent by such Lender Party and setting forth the basis for the calculation of such amount shall be conclusive and binding for all purposes, absent manifest error.

(c) Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United

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States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

(d) Without affecting its rights under Sections 2.11(a) or 2.10(b) or any other provision of this Agreement, each Lender Party agrees that if there is any increase in any cost to or reduction in any amount receivable by such Lender Party with respect to which the Company would be obligated to compensate such Lender Party pursuant to Sections 2.11(a) or 2.11(b), such Lender Party shall use reasonable efforts to select an alternative issuing office or Lending Office which would not result in any such increase in any cost to or reduction in any amount receivable by such Lender Party; provided, however, that no Lender Party shall be obligated to select an alternative issuing office or Lending Office if such Lender Party determines that (i) as a result of such selection such Lender Party would be in violation of any applicable law, regulation, treaty, or guideline, or would incur additional costs or expenses or (ii) such selection would be inadvisable for regulatory reasons or inconsistent with the interests of such Lender Party.

(e) Delay in Requests. Failure or delay on the part of any Lender Party to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender Party’s right to demand such compensation, provided that the Company shall not be required to compensate a Lender Party pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than four months prior to the date that such Lender Party notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender Party’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the four-month period referred to above shall be extended to include the period of retroactive effect thereof).

(f) Without prejudice to the survival of any other agreement of the Company hereunder, the agreements and obligations of the Company contained in this Section 2.11 shall survive the payment in full (after the Termination Date) of all Obligations.

SECTION 2.12 Illegality. (a) Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful or impossible, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Lending Office to perform its obligations hereunder to make Eurocurrency Rate Advances or to fund or maintain Eurocurrency Rate Advances hereunder, (i) the obligation of the Lenders to make, or to Convert Advances into, Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist and (ii) the Company shall forthwith prepay in full all Eurocurrency Rate Advances of all Lenders then outstanding, together with interest accrued thereon, unless the Company, within five Business Days of notice from the Agent, Converts all Eurocurrency Rate Advances of all Lenders then outstanding into Advances of another Type in accordance with Section 2.02.

(b) Without affecting its rights under Section 2.11(a) or under any other provision of this Agreement, each Lender agrees that if it becomes unlawful or

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impossible for such Lender to make, maintain or fund its Eurocurrency Rate Advances as contemplated by this Agreement, such Lender shall use reasonable efforts to select an alternative Lending Office from which such Lender may maintain and give effect to its obligations under this Agreement with respect to making, funding and maintaining such Eurocurrency Rate Advances; provided, however, that no Lender shall be obligated to select an alternative Lending Office if such Lender determines that (i) as a result of such selection such Lender would be in violation of any applicable law, regulation, or treaty, or would incur additional costs or expenses or (ii) such selection would be inadvisable for regulatory reasons or inconsistent with the interests of such Lender.

SECTION 2.13 Cash Collateral. (a) Certain Credit Support Events. Upon the request of the Agent or any Issuing Bank if, as of the Letter of Credit Expiration Date, any L/C Obligation in respect of Letters of Credit issued by such Issuing Bank for any reason remains outstanding, the Company shall immediately Cash Collateralize, or cause to be Cash Collateralized, the then Outstanding Amount of all such L/C Obligations. At any time that there shall exist a Defaulting Lender and the aggregate unused Revolving Credit Commitments of the non-defaulting Lenders after taking into account the aggregate Outstanding Amount of the Revolving Credit Advances is insufficient to cover all Fronting Exposure, immediately upon the request of the Agent, any Issuing Bank or any Swing Line Lender, the Company shall deliver, or cause to be delivered, to the Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.14(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America (which Cash Collateral may, at the direction and sole risk of the Company, be invested in Cash Equivalents that are pledged to the Agent). The Company and each Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Agent, for the benefit of the Agent and the Lender Parties (including the Swing Line Lenders), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.13(c). If at any time the Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Company or the relevant Defaulting Lender will, promptly upon demand by the Agent, pay or provide or, in the case of the Company, cause to be paid or provided, to the Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.13 or Sections 2.03, 2.04, 2.10, 2.17 or 8.01 in respect of Letters of Credit or Swing Line Advances shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Advances, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other

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obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.07(b)(vi))) or (ii) the Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default under Section 8.01(a) or (e) or an Event of Default (and following application as provided in this Section 2.13 may be otherwise applied in accordance with Section 8.01), and (y) the Person providing Cash Collateral and the applicable Issuing Bank or Swing Line Lender may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

SECTION 2.14 Defaulting Lenders. (a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Requirement of Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to any Issuing Bank or Swing Line Lender hereunder; third, if so determined by the Agent or requested by any Issuing Bank or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Advance or Letter of Credit; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Company, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Advances under this Agreement; sixth, to the payment of any amounts owing to the Lender Parties as a result of any judgment of a court of competent jurisdiction obtained by any Lender Party against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Loan Party as a result of any

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judgment of a court of competent jurisdiction obtained by such Loan Party against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Advances or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Advances of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.14(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall be entitled to receive any facility fee pursuant to Section 2.05(a) for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of (1) the Outstanding Amount of the Advances funded by it and (2) its Commitment Percentage of the stated amount of Letters of Credit and Swing Line Advances for which it has provided Cash Collateral pursuant to Section 2.03, Section 2.04, Section 2.13, or Section 2.14(a)(ii), as applicable (and the Company, the applicable LC Subsidiary or the applicable Designated Swing Line Borrower, as the case may be, shall (A) be required to pay to each of the Issuing Banks and the Swing Line Lenders, as applicable, the amount of such fee allocable to its Fronting Exposure arising from that Defaulting Lender and (B) not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.04(h).

(iv) Reallocation of Commitment Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Advances pursuant to Sections 2.03 and 2.04, the “Commitment Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Advances shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Committed Advances of that Lender.

(b) Defaulting Lender Cure. If the Company, the Agent, the Swing Line Lenders and the Issuing Banks agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will,

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to the extent applicable, purchase that portion of outstanding Advances of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Committed Advances and funded and unfunded participations in Letters of Credit and Swing Line Advances to be held on a pro rata basis by the Lenders in accordance with their Commitment Percentages (without giving effect to Section 2.14(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Loan Party while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

COMPANY GUARANTY

SECTION 3.01 Generally. The Swing Line Lenders and Issuing Banks may, from time to time, make Credit Extensions for the account of each Subsidiary Borrower, LC Subsidiary and Designated Swing Line Borrower as provided herein, provided, that, the repayment, reimbursement and other obligations of each such Subsidiary Borrower, LC Subsidiary or Designated Swing Line Borrower in respect of such Credit Extensions are and remain unconditionally guaranteed by the Company pursuant to this Article III.

SECTION 3.02 Guaranty. The Company hereby unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of each other Loan Party now or hereafter existing under this Agreement with respect to the Credit Extensions issued for the account of any other Loan Party, including any extensions, modifications, substitutions, amendments and renewals thereof, whether for repayment or reimbursement obligations, interest, fees, expenses or otherwise (such obligations being the “Subsidiary Obligations”), and agrees to pay any and all expenses (including reasonable counsel fees and expenses in accordance with Section 10.04) incurred by the Swing Line Lenders or the Lenders in enforcing any rights hereunder with respect to the Subsidiary Obligations. Without limiting the generality of the foregoing, the Company’s liability shall extend to all amounts which constitute part of the Subsidiary Obligations and would be owed by any other Loan Party to the Swing Line Lenders, the Issuing Banks or the Lenders hereunder, or under the Credit Extensions issued for the account of a Loan Party, but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such Loan Party.

SECTION 3.03 Guaranty Absolute. The Company guarantees that the Subsidiary Obligations will be paid strictly in accordance with their respective terms, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Swing Line Lenders, the Issuing Banks or the Lenders with respect thereto. The obligations of the Company hereunder are independent of the Subsidiary Obligations and a separate action or actions may be brought and prosecuted against the Company to enforce the guaranty contained in this

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Article III, irrespective of whether any action is brought against any other Loan Party or whether any other Loan Party is joined in any such action or actions. The liability of the Company under the guaranty contained in this Article III shall be absolute and unconditional irrespective of:

(i) any lack of validity or enforceability of any of the Subsidiary Obligations or any agreement or instrument relating thereto against any Subsidiary Borrower or any other Person;

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Subsidiary Obligations or any other amendment or waiver of or any consent to departure with respect to Credit Extensions issued for the account of a Loan Party including, without limitation, any increase in the Subsidiary Obligations resulting from the Issuance of Credit Extensions beyond the aggregate limitation specified in Section 2.01 to any and all Loan Parties or otherwise;

(iii) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Subsidiary Obligations;

(iv) any manner of application of collateral, or proceeds thereof, to all or any of the Subsidiary Obligations, or any manner of sale or other disposition of any collateral for all or any of the Subsidiary Obligations or any other assets of a Loan Party;

(v) any change, restructuring or termination of the corporate structure or existence of a Loan Party or any Loan Party’s lack of corporate power or authority; or

(vi) any other circumstance which might otherwise constitute a defense available to, or a discharge of, a third party guarantor.

The guaranty provided in this Article III shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Subsidiary Obligations is rescinded or must otherwise be returned by any Swing Line Lender, any Issuing Bank or any Lender, respectively, upon the insolvency, bankruptcy or reorganization of a Loan Party or otherwise, all as though such payment had not been made.

SECTION 3.04 Waivers. The Company hereby waives, to the extent permitted by applicable law:

(i) any requirement that any Swing Line Lender or Issuing Bank secure or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against any other Loan Party or any other Person or any collateral;

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(ii) any defense arising by reason of any claim or defense based upon an election of remedies by any Swing Line Lender or Issuing Bank (including, without limitation, an election to nonjudicially foreclose on any real or personal property collateral) which in any manner impairs, reduces, releases or otherwise adversely affects its subrogation, reimbursement or contribution rights or other rights to proceed against any other Loan Party or any other Person or any collateral;

(iii) any defense arising by reason of the failure of any other Loan Party to properly execute any letter of credit application and agreement or otherwise comply with applicable legal formalities;

(iv) any defense or benefits that may be derived from California Civil Code §§ 2808, 2809, 2810, 2819, 2845 or 2850, or California Code of Civil Procedure §§ 580a, 580d or 726, or comparable provisions of the laws of any other jurisdiction and all other suretyship defenses it would otherwise have under the laws of California or any other jurisdiction;

(v) any duty on the part of any Swing Line Lender or Issuing Bank to disclose to the Company any matter, fact or thing relating to the business, operation or condition of any other Loan Party or its assets now known or hereafter known by any Swing Line Lender or Issuing Bank;

(vi) all benefits of any statute of limitations affecting the Company’s liability under or the enforcement of the guaranty provided in this Article III or any of the Subsidiary Obligations or any collateral;

(vii) all setoffs and counterclaims;

(viii) promptness, diligence, presentment, demand for performance and protest;

(ix) notice of nonperformance, default, acceleration, protest or dishonor;

(x) except for any notice otherwise required by applicable laws that may not be effectively waived by the Company, notice of sale or other disposition of any collateral; and

(xi) notice of acceptance of the guaranty provided in this Article III and of the existence, creation or incurring of new or additional Subsidiary Obligations.

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ARTICLE IV

PAYMENTS, TAXES, EXTENSIONS, ETC.

SECTION 4.01 Payments Generally; Agent’s Clawback. (a) General. All payments to be made by any Loan Party shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Advances denominated in an Alternative Currency, all payments by any Loan Party hereunder shall be made to the Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by any Loan Party hereunder with respect to principal and interest on Advances denominated in an Alternative Currency shall be made to the Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Agent on the dates specified herein. Without limiting the generality of the foregoing, the Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Loan Party is prohibited by any Requirement of Law from making any required payment hereunder in an Alternative Currency, such Loan Party shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Agent will promptly distribute to each Lender its Commitment Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Loan Party shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be included in computing interest or fees, as the case may be.

(b) Funding by Lenders; Presumption by Agent. Unless the Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the applicable Loan Party a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Agent, then the applicable Lender and the applicable Loan Party severally agree to pay to the Agent forthwith on written demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Loan Party to but excluding the date of payment to the Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate and (B) in the case of a payment to be made by a Loan Party, the interest rate applicable to Base Rate Advances. If the applicable Loan Party and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to such Loan Party the amount of such interest paid by such Loan Party for such period. If such Lender pays its

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share of the applicable Borrowing to the Agent, then the amount so paid shall constitute such Lender’s Advance included in such Borrowing. Any payment by a Loan Party shall be without prejudice to any claim such Loan Party may have against a Lender that shall have failed to make such payment to the Agent.

(c) Payments by Borrowers; Presumptions by Agent. Unless the Agent shall have received notice from the applicable Loan Party prior to the time at which any payment is due to the Agent for the account of the Lender Parties hereunder that such Loan Party will not make such payment, the Agent may assume that such Loan Party has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the applicable Loan Party has not in fact made such payment, then each of the Appropriate Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender Party, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the Overnight Rate.

A notice of the Agent to any Lender or the applicable Loan Party with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(d) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Agent funds for any Advance to be made by such Lender to any Loan Party as provided in the foregoing provisions of this Article II, and such funds are not made available to such Loan Party by the Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Advances, to fund participations in Letters of Credit and Swing Line Advances and to make payments pursuant to Section 10.04(d) are several and not joint. The failure of any Lender to make any Advance, to fund any such participation or to make any payment under Section 10.04(d) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Advance, to purchase its participation or to make its payment under Section 10.04(d).

Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Advance in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Advance in any particular place or manner. If any Foreign Subsidiary shall request any Borrowing hereunder, any Lender may, with notice to the Agent and the Company, fulfill its Commitment by causing an Affiliate of such Lender to act as the Lender in respect of such Foreign Subsidiary (and such Lender shall, to the extent of Advances made to and participations in Letters of Credit issued for the account of such Foreign Subsidiary, be deemed for all purposes hereof to have pro tanto assigned such

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Advances and participations to such Affiliate in compliance with the provisions of Section 10.07).

SECTION 4.02 Taxes. (a) Any and all payments by each Loan Party hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender Party and the Agent, taxes imposed under FATCA, taxes imposed on its overall net income, and franchise taxes imposed on such Lender Party or the Agent, by the jurisdiction under the laws of which such Lender Party or the Agent (as the case may be) is organized or any political subdivision thereof and taxes imposed as a result of a present or former connection between the Agent or such Lender and the jurisdiction imposing such tax (other than connections arising from the Agent or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document) (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If any Loan Party shall be required by applicable Requirements of Law to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Lender Party or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.02) such Lender Party or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions, (iii) the respective Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Requirements of Law and (iv) as soon as practicable after the date of any payment of Taxes, the respective Loan Party shall furnish to the Agent or the respective Issuing Bank, as the case may be, at its respective address referred to in Schedule I-B, the original or a certified copy of a receipt evidencing payment thereof, to the extent such a receipt is issued therefore, or other evidence of payment thereof that is reasonably satisfactory to the Agent or such Issuing Bank.

(b) In addition, the Company agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, performance under or otherwise with respect to, this Agreement or the Letters of Credit (hereinafter referred to as “Other Taxes”).

(c) The respective Loan Party will indemnify each of the Lender Parties and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 4.02) imposed on or paid by such Lender Party or the Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. A reimbursement shall be made within 30 days from the date such Lender Party or the Agent (as the case may be) makes written demand therefor. The Agent and each Lender Party, as the case may be, shall give prompt (within 10 Business Days) notice to the Company of the payment by the Agent or such Lender

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Party, as the case may be, of such amounts payable by any Loan Party under the indemnity set forth in this subsection (c), and of the assertion by any governmental or taxing authority that such amounts are due and payable, but the failure to give such notice shall not affect any Loan Party’s obligations hereunder to reimburse the Agent and each Lender Party for such Taxes or Other Taxes or Taxes imposed or asserted on amounts payable under this Section 4.02, except that no Loan Party shall be liable for penalties or interest accrued or incurred from the commencement of such 10 Business Day period until 10 Business Days after it receives the notice contemplated above, after which time it shall be liable for interest and penalties accrued or incurred prior to such 10 Business Day period and accrued or incurred beginning 10 Business Days after such receipt. No Loan Party shall be liable for any penalties, interest, expense or other liability with respect to such Taxes or Other Taxes after it has reimbursed the amount thereof to the Agent or the appropriate Lender Party.

(d)(i) Each Lender Party organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each initial Lender Party and on the date of the Assumption Agreement or the Assignment and Acceptance, respectively, pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter if requested in writing by the Company or the Agent (but only so long as such Lender Party remains lawfully able to do so), shall provide the Company and the Agent with Internal Revenue Service form W-8BEN or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender Party is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest payable by the Loan Parties or certifying that the interest is effectively connected with the conduct of a trade or business in the United States. Similarly, with respect to each Loan Party organized under the laws of a jurisdiction outside of the United States, each Lender Party, on or prior to the date of its execution and delivery of this Agreement in the case of each initial Lender Party and on the date of the Assumption Agreement or the Assignment and Acceptance, respectively, pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter if requested in writing by the Company, such Loan Party or the Agent (but only so long as such Lender Party remains lawfully able to do so), shall provide the Company, such Loan Party and the Agent with appropriate documentation certifying applicable exemptions from withholding tax imposed by any jurisdiction on payments of interest payable by such Loan Party. If the forms provided by a Lender Party at the time such Lender Party first becomes a party to this Agreement indicate a withholding tax rate imposed by a Designated Jurisdiction (including, without limitation, United States interest withholding tax) in excess of zero, withholding tax imposed by such Designated Jurisdiction at such rate shall be considered excluded from “Taxes” unless and until such Lender Party provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that, if at the date of the Assumption Agreement or the Assignment and Acceptance, respectively, pursuant to which a Lender Party becomes a party to this Agreement, the Lender Party assignor was entitled to payments under Section 4.02(a) in respect of withholding tax with respect to interest paid at such date, then, to such extent,

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the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includible in Taxes) withholding tax, if any, applicable with respect to the Lender Party assignee on such date.

(ii) If a payment hereunder made to a Lender Party organized under the laws of a jurisdiction outside the United States would be subject to United States interest withholding tax imposed by FATCA if such Lender Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender Party shall deliver to the Company and the Agent, at the time or times prescribed by law and from time to time thereafter if requested in writing by the Company or the Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Agent as may be necessary for the Company or the Agent to comply with their obligations under FATCA, to determine that such Lender Party has complied with such Lender Party’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(e) For any period with respect to which a Lender Party has failed to provide the Company or any other Loan Party with the appropriate form described in Section 4.02(d) with respect to a Designated Jurisdiction (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided, or if such form otherwise is not required under the first two sentences of Section 4.02(d)(i) or Section 4.02(d)(ii)), such Lender Party shall not be entitled to indemnification, and for purposes of clarification, no Loan Party shall be required to increase any amounts payable to such Lender Party under Section 4.02(a) or 4.02(c) with respect to Taxes or Other Taxes imposed by such Designated Jurisdiction (including, without limitation, the United States); provided, however, that should a Lender Party become subject to Taxes or Other Taxes because of its failure to deliver a form required hereunder, the Company shall take such steps as the Lender Party shall reasonably request to assist the Lender Party to recover such Taxes or Other Taxes.

(f) Without affecting its rights under this Section 4.02 or any provision of this Agreement, each Lender Party agrees that if any Taxes or Other Taxes are imposed and required by law to be paid or to be withheld from any amount payable to any Lender Party or its Lending Office with respect to which any Loan Party would be obligated pursuant to this Section 4.02 to increase any amounts payable to such Lender Party or to pay any such Taxes or Other Taxes, such Lender Party shall use reasonable efforts to select an alternative Lending Office which would not result in the imposition of such Taxes or Other Taxes; provided, however, that no Lender Party shall be obligated to select an alternative Lending Office if such Lender Party determines that as a result of such selection such Lender Party would be in violation of an applicable law, regulation, or treaty, or would incur unreasonable additional costs or expenses.

(g) In the event that an additional payment is made under this Section 4.02 for the account of any Lender Party and such Lender Party, in its sole discretion, determines that it has finally and irrevocably received or been granted a credit against or release or

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remission for, or repayment of, any tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such payment, such Lender Party shall, to the extent that it determines that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the applicable Loan Party such amount as such Lender Party shall, in its sole discretion, have determined to be attributable to such deduction or withholding and which will leave such Lender Party (after such payment) in no worse position than it would have been in if the applicable Loan Party had not been required to make such deduction or withholding. Nothing herein contained shall interfere with the right of a Lender Party to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender Party to claim any tax credit or to disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender Party to do anything that would prejudice its ability to benefit from any other credits, reliefs, remissions or repayments to which it may be entitled.

(h) Each Lender Party agrees with the Company that it will take all reasonable actions by all usual means (i) to secure and maintain the benefit of all benefits available to it under the provisions of any applicable double tax treaty concluded by the United States of America to which it may be entitled by reason of the location of such Lender Party’s Lending Office or place of incorporation or its status as an enterprise of any jurisdiction having any such applicable double tax treaty, if such benefit would reduce the amount payable by any Loan Party in accordance with this Section 4.02 and (ii) otherwise to cooperate with the Company to minimize the amount payable by any Loan Party pursuant to this Section 4.02; provided, however, that no Lender Party shall be obliged to disclose to any Loan Party any information regarding its tax affairs or tax computations nor to reorder its tax affairs or tax planning pursuant thereto.

(i) Without prejudice to the survival of any other agreement of any Loan Party hereunder, the agreements and obligations of the Loan Parties contained in this Section 4.02 shall survive the payment in full of the Obligations.

SECTION 4.03 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Advances made by it, or the participations in L/C Obligations or in Swing Line Advances held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Advances or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Advances and subparticipations in L/C Obligations and Swing Line Advances of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Advances and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or

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subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of any Loan Party pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.13, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Advances or subparticipations in L/C Obligations or Swing Line Advances to any assignee or participant, other than an assignment to the Company or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

SECTION 4.04 Evidence of Debt/Borrowings. (a) Each Lender Party shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of any Loan Party to such Lender Party resulting from each Advance owing to such Lender Party from time to time, including the amounts of principal and interest payable and paid to such Lender Party from time to time hereunder.

(b) The Register maintained by the Agent pursuant to Section 10.07(c) shall include a control account, and a subsidiary account for each Lender Party, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from each Loan Party to each Lender Party hereunder, and (iv) the amount of any sum received by the Agent from any Loan Party hereunder and each Lender Party’s share thereof.

(c) The entries made in the Register shall be conclusive and binding for all purposes, absent manifest error.

(d) Upon the request of any Lender to the Company made through the Agent, the Company shall execute and deliver, or cause to be executed and delivered, to such Lender (through the Agent) a Note, which shall evidence such Lender’s Advances to the Loan Parties in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Advances and payments with respect thereto.

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ARTICLE V

CONDITIONS OF LENDING

SECTION 5.01 Conditions Precedent to Effectiveness of this Agreement. This Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:

(a) The Agent shall have received the following in form and substance satisfactory to the Agent:

(i) Executed counterparts of this Agreement, sufficient in number for distribution by the Agent to each of the Lenders and the Company.

(ii) The notes to the order of the Lenders to the extent requested by any Lender pursuant to Section 4.04(d).

(iii) Certified copies of the resolutions of the board of directors (or persons performing similar functions) of each domestic Loan Party approving transactions of the type contemplated by this Agreement and each of the Loan Documents to which it is or is to be a party.

(iv) A copy of a certificate of the Secretary of State (or equivalent Governmental Authority) of the jurisdiction of organization of each domestic Loan Party listing the certificate or articles of incorporation (or similar Constitutive Document) of each such Loan Party and each amendment thereto on file in the office of such Secretary of State (or such governmental authority) and certifying (A) that such amendments are the only amendments to such Person’s certificate or articles of incorporation (or similar constitutive document) on file in its office, (B) if customarily available in such jurisdiction, that such Person has paid all franchise taxes (or the equivalent thereof) to the date of such certificate and (C) that such Person is duly organized and is in good standing under the laws of the jurisdiction of its organization.

(v) A certificate of the Secretary or an Assistant Secretary of each domestic Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is a party and the other documents to be delivered hereunder.

(vi) A favorable opinion of Orrick, Herrington & Sutcliffe LLP, special New York counsel to the Loan Parties, in substantially the form of Exhibit D and as to such other matters as any Lender through the Agent may reasonably request.

(vii) Evidence that the Company has terminated the commitments of the lenders, and has paid in full all debt outstanding, under the Existing Credit Agreement and each of the Lenders that is a party to the Existing Credit Agreement hereby waives, by execution of this Agreement, the requirement of

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prior notice under the Existing Credit Agreement relating to the termination of commitments thereunder.

(viii) Such other documents as the Agent may reasonably request.

(b) The Company shall have paid all documented accrued fees and expenses of the Agent and the Lenders (including documented the accrued fees and expenses of counsel to the Agent).

(c) All amounts owing by the Company or any of its Subsidiaries to the lenders and agents under the Existing Credit Agreement shall have been, or concurrently with the initial extension of credit made on the Effective Date shall be, paid in full, and all commitments of the lenders under the Existing Credit Agreement (except for the Existing Letters of Credit issued thereunder) shall have been, or concurrently with the initial extension of credit made on the Effective Date shall be, terminated in accordance with the terms of the Existing Credit Agreement, and all guarantees given, and all security interests granted, in connection therewith shall have been terminated. Each of the Lenders that is a party to the Existing Credit Agreement, by execution of this Agreement, hereby waives any requirement of prior notice for the termination of commitments or prepayment of obligations under the Existing Credit Agreement.

(d) The long term unsecured senior, non-credit enhanced debt rating of the Company shall not be lower than (i) BB+ (stable) by S&P and Ba2 (stable) by Moody’s or (ii) BB (stable) by S&P and Ba1 (stable) by Moody’s.

SECTION 5.02 Conditions Precedent to Credit Extension. The obligation of each Lender to make an Advance (including a Swing Line Advance), including on the occasion of each Borrowing (including the initial Borrowing), and the obligation of each Issuing Bank to Issue each Letter of Credit (including the initial Letter of Credit) shall be subject to the further conditions precedent that on the date of such Credit Extension the following statements shall be true (and each of the giving of the applicable Request for Credit Extension and the acceptance by the Company or the respective Subsidiary Borrower or LC Subsidiary shall constitute a representation and warranty by the Company, such Subsidiary Borrower or such LC Subsidiary that on the date of such Credit Extension such statements are true):

(a) The representations and warranties contained in Section 6.01 (other than the representations and warranties contained in Section 6.01(e) and in Section 6.01(g)) are correct on and as of the date of such Borrowing or Issuance, before and after giving effect to such Credit Extension, and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent that any such representation or warranty is stated to relate to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date;

(b) No event has occurred and is continuing, or would result from such Credit Extension or from the application of the proceeds therefrom, which constitutes an Event of Default or Default; and

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(c) In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Agent, the Majority Revolving Credit Lenders (in the case of any Advances to be denominated in an Alternative Currency) or the Issuing Banks (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

(d) In the case of a Credit Extension to any Foreign Subsidiary, the Agent shall have received each of the following:

(i) Certified copies of the resolutions of the board of directors (or persons performing similar functions) of such Foreign Subsidiary approving transactions of the type contemplated by this Agreement and each of the Loan Documents to which it is or is to be a party.

(ii) A copy of a certificate of the Secretary of State (or equivalent Governmental Authority) of the jurisdiction of organization of such Foreign Subsidiary listing the certificate or articles of incorporation (or similar Constitutive Document) of such Foreign Subsidiary and each amendment thereto on file in the office of such Secretary of State (or such governmental authority) and certifying (A) that such amendments are the only amendments to such Person’s certificate or articles of incorporation (or similar constitutive document) on file in its office, (B) if customarily available in such jurisdiction, that such Person has paid all franchise taxes (or the equivalent thereof) to the date of such certificate and (C) that such Person is duly organized and is in good standing under the laws of the jurisdiction of its organization.

(iii) A certificate of the Secretary or an Assistant Secretary of such Foreign Subsidiary certifying the names and true signatures of the officers of such Foreign Subsidiary authorized to sign each Loan Document to which it is a party and the other documents to be delivered hereunder.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

SECTION 6.01 Representations and Warranties of the Company. The Company represents and warrants as follows:

(a) Corporate Status. Each Loan Party is duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and possesses all powers (corporate or otherwise) and all other authorizations and licenses necessary to carry on its business, except where the failure to so possess would not have a Material Adverse Effect.

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(b) Corporate Authority; Non-Contravention. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby are within such Loan Party’s respective powers (corporate or otherwise), have been duly authorized by all necessary action (corporate or otherwise), and do not (i) contravene such Loan Party’s Constitutive Documents, (ii) violate any Requirements of Law, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any material contract, loan agreement, indenture, mortgage, deed of trust, lease or other material instrument binding on or affecting any Loan Party or any of its properties or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party. No Loan Party is in violation of any such Requirements of Law or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which would be reasonably likely to have a Material Adverse Effect.

(c) Authorization. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by any Loan Party of the Loan Documents to which it is a party.

(d) Binding Effect. Each Loan Document is the legal, valid and binding obligation of the Loan Party thereto enforceable against such Loan Party in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(e) Litigation. There is no pending or, to the Company’s knowledge, threatened action or proceeding affecting the Company or any of its Subsidiaries before any court, governmental agency or arbitrator, (i) which has a reasonable probability (taking into account the exhaustion of all appeals and the assertion of all defenses) of having a Material Adverse Effect or (ii) which purports to affect the legality, validity or enforceability of any Loan Document.

(f) Financial Statements. The Consolidated balance sheets of the Company and its Subsidiaries as of January 29, 2011, and the related Consolidated statements of income and retained earnings of the Company and its Subsidiaries for the Fiscal Year then ended, certified by Deloitte & Touche LLP, copies of which have been furnished to each Lender Party, fairly present in all material respects the Consolidated financial condition of the Company and its Subsidiaries taken as a whole as at such date and the results of the operations of the Company and its Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied.

(g) Material Adverse Change. Since January 29, 2011, there has been no Material Adverse Change.

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(h) Compliance With Law. The Company and each of its Subsidiaries is in compliance with all Requirements of Law (including, without limitation, all applicable Environmental Laws) applicable to their respective properties, assets and business other than (i) where the failure to so comply would (as to all such failures to comply in the aggregate) not have a Material Adverse Effect or (ii) as described on Schedule VIII.

(i) ERISA. Except as provided in Schedule VII:

(i) Neither a Loan Party nor any ERISA Affiliate is a party or subject to, or has any obligation to make payments, or incur any material Withdrawal Liability, to, any Multiemployer Plan.

(ii) Schedule SB (Actuarial Information) to the most recently completed annual report (Form 5500 Series) for each Plan, copies of which have been or will be filed with the Internal Revenue Service, is complete and accurate in all material respects and fairly presents the funding status of such Plan, and since the date of such Schedule SB there has been no material adverse change in such funding status which would reasonably be likely to result in a Material Adverse Effect.

(iii) No ERISA Event has occurred with respect to any Plan that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be likely to result in a Material Adverse Effect.

(iv) Neither a Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization, insolvent or has been terminated, within the meaning of Title IV of ERISA or has been determined to be in “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 or ERISA and no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

(j) Federal Reserve Regulations. No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance or drawing under any Letter of Credit will be used to purchase any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(k) Investment Company. Neither the Company nor any of its Subsidiaries is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

(l) Disclosure. As of the Effective Date, neither the Information Memorandum nor any other information, exhibit or report furnished by any Loan Party to the Agent or any Lender Party in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents contained any untrue

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statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading; provided that all financial projections, if any, that have been or will be prepared by the Company and made available to the Joint Lead Arrangers, the Agent, any Lender or any potential Lender, or any other party hereto, have been or will be prepared in good faith based upon reasonable assumptions, it being understood by the Lenders and all the other parties hereto that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Company’s control, and that no assurances can be given that the projections will be realized.

ARTICLE VII

COVENANTS OF THE COMPANY

SECTION 7.01 Affirmative Covenants. The Company will, unless the Majority Lenders shall otherwise consent in writing:

(a) Preservation of Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence (corporate or otherwise), rights (charter and statutory), and franchises except if, in the reasonable business judgment of the Company or such Subsidiary, as the case may be, it is in its best economic interest not to preserve and maintain such rights or franchises and such failure to preserve and maintain such rights or franchises would not materially adversely affect the rights of the Lenders or the Issuing Banks hereunder or the ability of any Loan Party to perform its obligations under the respective Loan Documents (it being understood that the foregoing shall not prohibit, or be violated as a result of, any transactions by or involving any Loan Party or other Subsidiary otherwise permitted under Section 7.02).

(b) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws (including, without limitation, ERISA and all Environmental Laws), rules, regulations and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith or where the failure to comply would not have a Material Adverse Effect.

(c) Visitation Rights. Permit, and cause each of its Subsidiaries to permit, the Agent or any other Lender Party, or any agents or representatives thereof, from time to time, during normal business hours, and upon reasonable prior notice, to examine and make copies of and abstracts from its records and books of account, to visit its properties, and to discuss the affairs, finances and accounts of the Company and its Subsidiaries with any of their respective directors, officers or agents.

(d) Maintenance of Books and Records. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each of its Subsidiaries in accordance with sound business practice.

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(e) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, consistent with sound business practice, except where the failure to so maintain and preserve would not have a Material Adverse Effect.

(f) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance (other than earthquake or terrorism insurance) in amounts, from responsible and reputable insurance companies or associations, with limitations, of types and on terms as is customary for the industry; provided, that, the Company and each of its Subsidiaries may self-insure risks and liabilities in accordance with its practice as of the date hereof and may in addition self-insure risks and liabilities in amounts as are customarily self-insured by similarly situated Persons in the industry.

(g) Use of Proceeds. Use the proceeds of the Advances and issuances of Letters of Credit solely to repay amounts owing under the Existing Credit Agreement and for working capital, capital expenditures and other general corporate purposes of the Company and its Subsidiaries, including, without limitation, commercial paper backup and share repurchases.

SECTION 7.02 Negative Covenants. The Company will not, without the written consent of the Majority Lenders:

(a) Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien (including an assignment of any right to receive income), other than:

(i) Permitted Liens;

(ii) Liens securing Debt (including Liens arising under or from trade letters of credit issued and outstanding for the account of the Company and any of its Subsidiaries) in an aggregate outstanding principal amount, or securing exposure under Hedge Agreements, when aggregated (without duplication) with the outstanding principal amount of all Debt incurred under Section 7.02(b)(viii), not in excess at any time of $500,000,000;

(iii) Liens upon or in any real property, equipment, fixed asset or capital asset acquired, constructed, improved or held by the Company or any Subsidiary in the ordinary course of business to secure the cost of acquiring, constructing or improving such property, equipment or asset or to secure Debt incurred solely for the purpose of financing the acquisition of such property, equipment or asset, or Liens existing on such property, equipment or asset at the time of its acquisition (other than any such Liens created in contemplation of such acquisition, construction or improvement that were not incurred to finance the acquisition, construction or improvement of such property, equipment or asset) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any

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properties of any character other than the real property, equipment or asset being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced;

(iv) Liens upon existing real property interests of the Company or any of its Subsidiaries to secure Debt in an aggregate principal amount not in excess of $600,000,000;

(v) Liens existing on property prior to the acquisition thereof by the Company or any of its Subsidiaries in the ordinary course of business or on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company or becomes a Subsidiary of the Company; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any other assets of the Company or such Subsidiary, and the replacement, extension or renewal of any such Lien upon or in the same property subject thereto or the replacement, extension or renewal (without increase in the amount, shortening the maturity or change in any direct or contingent obligor if such change would be adverse to the Company) of the Debt permitted hereunder secured thereby; and

(vi) Liens securing Obligations of any Loan Party under the Loan Documents.

(b) Subsidiary Debt. Permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt, except:

(i) Debt under the Loan Documents;

(ii) Debt in respect of the letters of credit referred to in Section 7.02(a)(ii);

(iii) Debt incurred after the date of this Agreement and secured by Liens expressly permitted under Section 7.02(a)(iii) hereof in an aggregate principal amount not to exceed, when aggregated with the principal amount of all Debt incurred under clause (iv) of this Section 7.02(b), $100,000,000 at any time outstanding;

(iv) Capital Leases incurred after the date of this Agreement which, when the principal amount thereof is aggregated with the principal amount of all Debt incurred under clause (iii) of this Section 7.02(b), do not exceed $100,000,000 at any time outstanding;

(v) Debt referred to in Section 7.02(a)(iv) in a principal amount not in excess of the amount referred to therein;

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(vi) Debt existing on the Effective Date and described on Schedule IX (“Existing Debt”), and any Debt extending the maturity of, or refunding, refinancing or replacing, in whole or in part, the Existing Debt; provided, that (A) the aggregate principal amount of such extended, refunding, refinancing or replacement Debt shall not be increased above the principal amount of the Existing Debt and the premium, if any, thereon outstanding immediately prior to such extension, refunding, refinancing or replacement and (B) the direct and contingent obligors of the Existing Debt shall not be changed as a result of or in connection with such extension, refunding, refinancing or replacement if such change would be adverse to the interests of the Company;

(vii) Debt owed to the Company or to any Subsidiary of the Company;

(viii) Debt not otherwise permitted under this Section 7.02(b) in an outstanding principal aggregate amount, when aggregated (without duplication) with the outstanding principal amount of all Debt secured by Liens permitted under Section 7.02(a)(ii), not in excess at any time of $500,000,000;

(ix) Obligations of a Subsidiary of the Company under direct or indirect guaranties in respect of, or obligations (contingent or otherwise) to purchase or acquire, or otherwise to assure a creditor against loss in respect of, Debt of another Subsidiary of the Company permitted under clauses (i) through (viii) of this Section 7.02(b); and

(x) Endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

(c) Investments. Make, or permit any of its Subsidiaries to make, an investment in any Person that is not a Loan Party or Subsidiary of any Loan Party by way of the purchase of such Person’s capital stock or securities or the making of capital contributions with respect thereto (an “Investment”) unless, on the date of and after giving pro forma effect to such investment, the Company would be in compliance with the financial covenants set forth in Section 7.03.

(d) Mergers, Etc. Merge or consolidate with or into any Person, or permit any of its Subsidiaries to do so, except (i) any Subsidiary of the Company may merge or consolidate with or into the Company or any Subsidiary of the Company, (ii) the Company may merge with any other Person so long as the Company is the surviving corporation and (iii) in connection with any transaction permitted by Section 7.02(c) or (e).

(e) Sale of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets, in each case to any Person that is not a Loan Party or a Subsidiary of any Loan Party, except (i) sales of inventory in the ordinary course of its business; (ii) the Company and its Subsidiaries may, directly or indirectly through the Company or one or more of its Subsidiaries, sell,

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lease, transfer or otherwise dispose of any obsolete, damaged or worn-out property or any other property that is otherwise no longer useful in the conduct of their business; (iii) the Company and its Subsidiaries may sell real property interests as part of one or more sale leaseback transactions provided that the value of such real property interests shall not be in excess of $600,000,000 less, without duplication, the amount of Debt incurred as contemplated by Section 7.02(a)(iv) hereof; (iv) the Company and its Subsidiaries may sell cash equivalents and other similar instruments in which it has invested from time to time; and (v) the Company and its Subsidiaries may sell, lease, transfer or otherwise dispose of property and assets so long as the aggregate fair market value of all such property and assets sold, leased, transferred or otherwise disposed of pursuant to this clause (v) from the Effective Date to the date of determination does not exceed 25% of the Consolidated Total Assets.

(f) Change in Nature of Business. Make any material change in the nature of the business of the Company and its Subsidiaries as conducted as of the date hereof.

(g) Burdensome Agreements. Enter into any contractual obligation (other than this Agreement or any other Loan Document) that limits the ability (a) of any Subsidiary organized and doing business in any Designated Jurisdiction to make dividends to the Company or to otherwise transfer property to the Company, (b) of any Subsidiary organized and doing business in any Designated Jurisdiction to guarantee the Debt of the Company or (c) of the Company or any Subsidiary organized and doing business in any Designated Jurisdiction to create, incur, assume or suffer to exist Liens on property of such Person (other than any other agreement containing such restrictions that are no more onerous to the Company or such Subsidiary than the restrictions and conditions set forth in Section 7.02(a)) ; provided, however, that this clause (c) shall not prohibit any negative pledge incurred or provided in favor of any holder of Liens permitted under Section 7.02(a)(iii) solely to the extent any such negative pledge relates to the property that is the subject of such Lien. Moreover, the foregoing shall not apply to (x) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale so long as such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted pursuant to Section 7.02(e) and(y) Subsidiaries which are special purpose entities involved in a securitization relating to the sale or financing of accounts receivable

SECTION 7.03 Financial Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Company will, unless it has the written consent of the Majority Lenders to do otherwise:

(a) Leverage Ratio. Maintain a Leverage Ratio as of the last day of each Fiscal Quarter, determined on the basis of the most recently completed four consecutive Fiscal Quarters ending on such day, of not greater than 2.25:1.00.

(b) Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio as of the last day of each Fiscal Quarter, determined on the basis of the most recently

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completed four consecutive Fiscal Quarters ending on such day, of not less than 2.00:1.00.

SECTION 7.04 Reporting Requirements. The Company will furnish to the Agent:

(a) As soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters, Consolidated balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Quarters and Consolidated statements of income and retained earnings of the Company and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, certified by the chief financial officer or treasurer of the Company and accompanied by a certificate of said officer stating that such have been prepared in accordance with GAAP.

(b) As soon as available and in any event within 75 days after the end of each Fiscal Year, a copy of the annual report for such year for the Company and its Subsidiaries, containing Consolidated financial statements of the Company and its Subsidiaries for such Fiscal Year certified by Deloitte & Touche LLP or other independent public accountants reasonably acceptable to the Majority Lenders.

(c) Together with the financial statements required by Sections 7.04(a) and (b), a compliance certificate signed by the chief financial officer, treasurer or assistant treasurer of the Company stating (i) whether or not he or she has knowledge of the occurrence of any Event of Default or Default and, if so, stating in reasonable detail the facts with respect thereto and (ii) whether or not the Company is in compliance with the requirements set forth in Section 7.03 and showing the computations used in determining such compliance or non-compliance.

(d) As soon as possible and in any event within five days after a Responsible Officer becomes aware of each Event of Default and Default, a statement of a Responsible Officer of the Company setting forth details of such Event of Default or Default and the action which the Company has taken and proposes to take with respect thereto.

(e) Promptly after the sending or filing thereof, copies of all reports which the Company sends to any of its security holders, and copies of all reports and registration statements which the Company or any Subsidiary files with the Securities and Exchange Commission (the “SEC”) or any national securities exchange.

(f) Such other information respecting the condition or operations, financial or otherwise, of the Company or any of its Subsidiaries as any Lender Party, through the Agent, may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.04(a) or (b) or Section 7.04(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address “www.gapinc.com” (or any successor

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page notified to the Lenders); or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent). Except for such compliance certificates, the Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Company hereby acknowledges that (a) the Agent will make available to the Lender Parties materials and/or information provided by or on behalf of the Company hereunder (collectively, “Borrower Materials”) by posting the Company Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lender Parties (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Company or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Company hereby agrees that it will use commercially reasonable efforts to identify that portion of the Company Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Company shall be deemed to have authorized the Agent and the Lender Parties to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Company or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Confidential Information, they shall be treated as set forth in Section 10.11); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Company shall be under no obligation to mark any Borrower Materials “PUBLIC”.

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.01 Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) Non-Payment. Any Loan Party shall fail to pay any principal of any Advance or any reimbursement obligation under any Letter of Credit when the same becomes due and payable, and in the currency required hereunder; or shall fail to pay any interest on any Advance, fees or any other amounts hereunder within five days after the same become due and payable by it; or

(b) Representations and Warranties. Any representation or warranty made by any Loan Party in any Loan Document (whether made on behalf of itself or otherwise) or

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by any Loan Party (or any of its officers) in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(c) Specific Covenants and Other Defaults. (i) Any Loan Party shall fail to perform or observe any covenant contained in Section 7.02 or 7.03, or any material provision of Article III shall for any reason cease to be valid or binding on or enforceable against the Company or the Company shall so state in writing; or (ii) any Loan Party shall fail to perform or observe such other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if the failure to perform or observe such other term, covenant or agreement shall remain unremedied for 30 days after written notice thereof shall have been given to such Loan Party by any Lender Party; or

(d) Cross-Default. Any Loan Party shall fail to pay any principal of or premium or interest on any Debt which is outstanding in a principal amount of at least $50,000,000 in the aggregate (but excluding Debt hereunder) of such Loan Party when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case as a result of a default thereunder and prior to the stated maturity thereof; or

(e) Insolvency Proceeding, Etc. Any Loan Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or any Loan Party shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f) Judgments. One or more judgments or orders for the payment of money in excess of $50,000,000 in the aggregate shall be rendered against any Loan Party and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of forty-five (45) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 8.01(f) if and so long as

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(A) the amount of such judgment or order which remains unsatisfied is covered by a valid and binding policy of insurance between the respective Loan Party and the insurer covering full payment of such unsatisfied amount and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order; or

(g) Change of Control. A Change of Control shall have occurred; or

(h) ERISA. Any of the following events or conditions shall have occurred and such event or condition, when aggregated with any and all other such events or conditions set forth in this subsection (h), has resulted or is reasonably expected to result in liabilities of the Loan Parties and/or the ERISA Affiliates in an aggregate amount that would have a Material Adverse Effect:

(i) any ERISA Event shall have occurred with respect to a Plan; or

(ii) any of the Loan Parties or any of the ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan; or

(iii) any of the Loan Parties or any of the ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization, is insolvent or is being terminated, within the meaning of Title IV of ERISA, or has been determined to be in “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 of ERISA and, as a result of such reorganization, insolvency, termination or determination, the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all of the Multiemployer Plans that are in reorganization, are insolvent, being terminated or in endangered or critical status at such time have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization, insolvency or termination occurs; or

(iv) any failure to satisfy the applicable minimum funding standards under Section 412(a) of the Code or Section 302(a) of ERISA, whether or not waived, shall exist with respect to one or more of the Plans; or

(v) or any Lien shall exist on the property and assets of any of the Loan Parties or any of the ERISA Affiliates in favor of the PBGC;

then, and in any such event, the Agent shall at the request, or may with the consent, of the Majority Lenders, by notice to the Company, (A) declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, (B) declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party, (C) declare the obligation of the Issuing Banks to issue further Letters of Credit to be terminated, whereupon the

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same shall forthwith terminate, and/or (D) demand from time to time that the Company, and if such demand is made the Company shall, pay or cause to be paid to the Agent for the benefit of the Issuing Banks, an amount in immediately available funds equal to the then outstanding L/C Obligations which shall be held by the Agent (or the applicable Issuing Bank) As Cash Collateral and applied to the reduction of such L/C Obligations as drawings are made on outstanding Letters of Credit; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Loan Party under the Federal Bankruptcy Code, the obligation of each Lender to make Advances shall automatically be terminated, the then outstanding Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Loan Party and the obligation of the Issuing Banks to Issue Letters of Credit shall automatically be terminated.

ARTICLE IX

THE AGENT

SECTION 9.01 Appointment and Authority. Each of the Lenders and Issuing Banks hereby irrevocably appoints Bank of America to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent, the Lenders and the Issuing Banks, and neither the Company nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

Each Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit Issued by it and the documents associated therewith until such time and except for so long as the Agent may elect to act for each Issuing Bank with respect thereto; provided, however, that such Issuing Bank shall have all of the benefits and immunities (i) provided to the Agent in this Article IX with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit Issued by it or proposed to be Issued by it and the applications and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Agent,” as used in this Article IX, included such Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to such Issuing Bank.

SECTION 9.02 Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

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SECTION 9.03 Exculpatory Provisions. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.01) or (ii) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent by the Company, a Lender or an Issuing Bank.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

SECTION 9.04 Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance, or the issuance of a Letter of Credit, that by its terms

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must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Agent may presume that such condition is satisfactory to such Lender Party unless the Agent shall have received notice to the contrary from such Lender Party prior to the making of such Advance or the issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 9.05 Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

SECTION 9.06 Resignation of Agent. (a) The Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Company. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the Issuing Banks, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders or the Issuing Banks under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time as the Majority Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

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(b) Any resignation by Bank of America as Agent pursuant to this Section shall also constitute its resignation as Issuing Bank and Swing Line Lender. Upon the acceptance of a successor’s appointment as Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swing Line Lender, (b) the retiring Issuing Bank and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit issued by Bank of America, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

SECTION 9.07 Non-Reliance on Agent and Other Lenders. Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Syndication Agent or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent, a Lender or an Issuing Bank hereunder.

SECTION 9.09 Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Advance or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on any Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Agent under Sections 2.04(h) and (i), 2.06 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

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and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.06 and 10.04.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Bank to authorize the Agent to vote in respect of the claim of any Lender or any Issuing Bank in any such proceeding.

ARTICLE X

MISCELLANEOUS

SECTION 10.01 Amendments, Etc.

(a) Lenders. Except as is otherwise expressly provided in this Section 10.01, no amendment or waiver of any provision of this Agreement, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and acknowledged by the Agent, provided, however, that (i) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (A) waive any of the conditions specified in Section 5.01, (B) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, which shall be required for the Lenders or any of them to take any action hereunder, or the definition of “Majority Lenders” hereunder or (C) amend this Section 10.01(a) and (ii) no amendment, waiver or consent shall, unless in writing and signed by each Lender directly affected thereby, do any of the following: (A) increase the Commitment of such Lender, (B) reduce the principal of, or rate of interest on, the Advances made pursuant to Section 2.01 or any reimbursement obligation in respect of any Letter of Credit or any fees or other amounts payable hereunder to such Lender, (C) postpone any date fixed for any payment of principal of, or interest on, the Advances made pursuant to Section 2.01 or any reimbursement obligation in respect of any Letter of Credit or any fees or other amounts payable hereunder to such Lender or (D) release the Company as a guarantor under Article III.

(b) Agent, Issuing Banks and Swing Line Lenders. No amendment, waiver or consent given or effected pursuant to this Section 10.01 shall, unless in writing and signed by the Agent, each Issuing Bank or each Swing Line Lender, as the case may be, in addition to the Lenders required above to take such action, affect the rights, obligations or duties of the Agent, such Issuing Bank or Swing Line Lender, as the case may be, under this Agreement.

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(c) Limitation of Scope. All waivers and consents granted under this Section 10.01 shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 10.02 Notices, Etc.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Company, the Agent, an Issuing Bank or a Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Company).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lender Parties hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender Party pursuant to Article II if such Lender Party has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is

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not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender Party or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s or the Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender Party or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Company, the Agent, the Issuing Banks and the Swing Line Lenders may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Company, the Agent, the Issuing Banks and the Swing Line Lenders. In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Requirement of Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States Federal or state securities laws.

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(e) Reliance by Agent and Lender Parties. The Agent the Lender Parties shall be entitled to rely and act upon any notices (including telephonic Committed Advance Notices and Swing Line Advance Notices) purportedly given by or on behalf of the Company even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Agent, each Lender Party and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reasonable reliance by such Person on each notice purportedly given by or on behalf of any Loan Party. All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.

SECTION 10.03 No Waiver; Remedies. No failure on the part of any Lender Party or the Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 10.04 Costs and Expenses.

(a) Expenses. The Company agrees to pay on demand all reasonable and documented costs and expenses of the Agent incurred in connection with the preparation, execution, delivery, modification and amendment of this Agreement, and the other documents to be delivered hereunder, including, without limitation, the reasonable and documented fees and out-of-pocket expenses of one counsel for the Agent (and appropriate local counsel) with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Company further agrees to pay on demand all costs and expenses of the Agent, each Issuing Bank, each Swing Line Lender and each other Lender Party (including, without limitation, reasonable and documented fees and expenses of counsel), incurred in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of the Loan Documents, the Letters of Credit, the documents delivered in connection with the Swing Line Advances and the other documents to be delivered hereunder and thereunder.

(b) Breakage. If any payment of principal of, or Conversion of, any Eurocurrency Rate Advance is made other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Sections 2.09(d), 2.10, 2.12, acceleration of the maturity of the Advances pursuant to Section 8.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of an Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 10.07 as a result of a demand by the Company pursuant to Section 10.07(a), or if any Loan Party fails for any reason to make any payment or prepayment of an Advance for which a notice of prepayment was given or that is otherwise required to be made, whether pursuant to Sections 2.06, 2.10, 8.01 or otherwise, or if any Loan Party fails to make payment of any Advance or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on

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its scheduled due date or any payment thereof in a different currency, or upon any failure by any Loan Party (for a reason other than the failure of such Lender to make an Advance) to borrow, continue or convert any Loan other than a Base Rate Advance on the date or in the amount notified by such Loan Party , the applicable Loan Party shall, upon written demand by any Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(c) Indemnification by the Company. The Company shall indemnify the Agent (and any sub-agent thereof), each Lender Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Company or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Advance or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Company or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(d) Reimbursement by Lenders. To the extent that the Company for any reason fails to indefeasibly pay any amount required under subsection (a) or (c) of this Section to be paid by it to the Agent (or any sub-agent thereof), any Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agent

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(or any such sub-agent), such Issuing Bank or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) or such Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) or such Issuing Bank in connection with such capacity. The obligations of the Lenders under this subsection (d) are several, and the failure of any Lender to fund its obligations hereunder shall not relieve any other Lender of its obligation, but no Lender shall be responsible for the failure of any other Lender to fund its obligations hereunder.

(e) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final judgment of a court of competent jurisdiction.

(f) The Company hereby acknowledges that the funding method by each Lender of its Advances hereunder shall be in the sole discretion of such Lender. The Company agrees that for purposes of any determination to be made under Sections 2.08, 2.11(a), 2.12 or 10.04(b) each Lender shall be deemed to have funded its Eurocurrency Rate Advances with proceeds of Dollar deposits in the London interbank market.

(g) Without prejudice to the survival of any other obligation of the Loan Parties hereunder, the indemnities and obligations contained in this Section 10.04 shall survive the payment in full of all the Obligations.

SECTION 10.05 Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 8.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 8.01 or to demand payment of (or cash collateralization of) all then outstanding L/C Obligations, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Bank or any such Affiliate to or for the credit or the account of any

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Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender Party, irrespective of whether or not such Lender Party shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender Party different from the branch or office holding such deposit or obligated on such indebtedness (it being understood and agreed that, notwithstanding anything in this Agreement or any of the other Loan Documents to the contrary, accounts, deposits, sums, securities or other property of any Foreign Subsidiary or of any Subsidiary of a Foreign Subsidiary (including any Foreign Subsidiary or any Subsidiary of a Foreign Subsidiary that is a Subsidiary Borrower or LC Subsidiary) will not serve at any time, directly or indirectly, to collateralize or otherwise offset the Obligations of the Company or any Domestic Subsidiary, and, in addition, unless otherwise agreed to by the Company, the accounts, deposits, sums, securities or other property of a Foreign Subsidiary or Subsidiary of a Foreign Subsidiary will only serve to collateralize or offset the Obligations of another Foreign Subsidiary or Subsidiary of a Foreign Subsidiary that is a Subsidiary Borrower or LC Subsidiary if such former Foreign Subsidiary or Subsidiary of a Foreign Subsidiary is owned by such latter Foreign Subsidiary or Subsidiary of a Foreign Subsidiary that is a Subsidiary Borrower or LC Subsidiary). The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and each Issuing Bank agrees to notify the Company and the Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10.06 Binding Effect. This Agreement shall become effective when it shall have been executed by the Company, each LC Subsidiary and each Subsidiary Borrower to be a party hereto on the date hereof, each Issuing Bank to be a party hereto on the date hereof, and the Agent and when the Agent shall have been notified by each Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Company, each LC Subsidiary, each Subsidiary Borrower, each Issuing Bank, the Agent and each Lender and their respective successors and assigns, except that the Company, each LC Subsidiary and each Subsidiary Borrower shall not have the right to assign its respective rights hereunder or any interest herein without the prior written consent of the Lenders.

SECTION 10.07 Assignments and Participations. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Company nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.07(b), (ii) by way of participation in accordance with the provisions of Section 10.07(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto,

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their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lender Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Advances (including for purposes of this Section 10.07(b), participations in L/C Obligations and in Swing Line Advances) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Advances at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $5,000,000, in the case of any assignment in respect of the Term Facility, unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advances or the Commitment assigned, except that this clause (ii) shall not (A) apply to any Swing Line Lender’s rights and obligations in respect of Swing Line Advances or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Company shall be deemed to have consented to any such assignment unless it

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shall object thereto by written notice to the Agent within ten (10) Business Days after having received notice thereof;

(B) the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Term Commitment or Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Advance to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C) the consent of each Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of each Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.

(iv) Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Agent an Assignment and Acceptance, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.

(v) No Assignment to Borrower. Except as otherwise permitted pursuant to the definition of Eligible Assignee, no such assignment shall be made to the Company or any of the Company’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11, 4.03 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the applicable Loan Party (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does

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not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(d).

(c) Register. The Agent, acting solely for this purpose as an agent of the Company (and such agency being solely for tax purposes), shall maintain at the Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Advances and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Company or the Agent, sell participations to any Person (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances (including such Lender’s participations in L/C Obligations and/or Swing Line Advances) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Agent, the Lender Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clause (i) of the proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Sections 2.11 and 4.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.05 as though it were a Lender, provided such Participant agrees to be subject to Section 4.03 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.11, 4.02 or 4.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.02 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 4.02(d) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure

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obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Resignation as Issuing Bank or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Commitment and Revolving Credit Advances pursuant to Section 10.07(b), Bank of America may, (i) upon 30 days’ notice to the Company and the Lenders, resign as Issuing Bank and/or (ii) upon 30 days’ notice to the Company, resign as Swing Line Lender. In the event of any such resignation as Issuing Bank or Swing Line Lender, the Company shall be entitled to appoint from among the Lenders a successor Issuing Bank or Swing Line Lender hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of Bank of America as Issuing Bank or Swing Line Lender, as the case may be. If Bank of America resigns as Issuing Bank, it shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Advances or fund risk participations in Unreimbursed Amounts pursuant to Section 2.04(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of a Swing Line Lender provided for hereunder with respect to Swing Line Advances made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Advances or fund risk participations in outstanding Swing Line Advances pursuant to Section 2.03(c). Upon the appointment and acceptance of such appointment of a successor Issuing Bank and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or Swing Line Lender, as the case may be, and (b) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

(h) If any Lender requests any payment from any Loan Party under Section 2.08(d), 2.11 or 4.02, or if any Lender is a Defaulting Lender, then, subject to Section 10.07(a) and provided no Default or Event of Default shall have occurred and be continuing, the Company may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Company shall have paid to the Agent the assignment fee specified in Section 10.07(b);

(ii) such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Advances and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and

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under the other Loan Documents (including any amounts under Section 10.04(b)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 4.02, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable Requirements of Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

(i) Notwithstanding anything to the contrary contained herein, any Lender may assign all or any portion of its Term Loans hereunder to any Affiliate Lender; provided that:

(A) no Default or Event of Default has occurred or is continuing or would result therefrom;

(B) the assigning Lender and Affiliate Lender purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit H hereto (an “Affiliated Lender Assignment and Acceptance”) in lieu of an Assignment and Acceptance;

(C) for the avoidance of doubt, Lenders shall not be permitted to assign Revolving Facility Commitments or Revolving Facility Loans to any Affiliate Lender;

(D) no Borrower or Designated Swing Line Borrower may use the proceeds from Revolving Advances or Swing Line Advances to purchase any Term Loans; and

(E) Affiliate Lenders will be subject to the restrictions specified in Section 10.21.

SECTION 10.08 Payments Set Aside. To the extent that any payment by or on behalf of the Company is made to the Agent or any Lender Party, or the Agent, any Issuing Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Lender Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and

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(b) each Lender and each Issuing Bank severally agrees to pay to the Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lender Parties under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

SECTION 10.09 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 10.10 Independence of Provisions. All agreements and covenants hereunder shall be given independent effect such that if a particular action or condition is prohibited by the terms of any such agreement or covenant, the fact that such action or condition would be permitted within the limitations of another agreement or covenant shall not be construed as allowing such action to be taken or condition to exist.

SECTION 10.11 Confidentiality. Each Lender, each Issuing Bank and the Agent (for purposes of this Section 10.11, each a “Recipient”) agrees that it will not disclose to any third party any Confidential Information provided to it by the Company; provided, that, the foregoing will not (i) restrict the ability of the Agent, the Lender Parties and any loan Participants from freely exchanging Confidential Information among themselves (and their respective Affiliates, employees, attorneys, agents and advisors), (ii) restrict the ability to disclose Confidential Information to a prospective Eligible Assignee or Participant, provided, that, such Eligible Assignee or Participant executes a confidentiality agreement with the selling Lender agreeing to be bound by the terms hereof prior to disclosure of Confidential Information to such Eligible Assignee or Participant or (iii) prohibit the disclosure of Confidential Information to the extent: (a) the Confidential Information is or has already become part of the public domain at the time of disclosure, by publication or otherwise, except by breach of this Section 10.11, (b) the Confidential Information can be established by written evidence to have already been in the lawful possession of the Recipient prior to the time of disclosure; or (c) the Confidential Information is received by the Recipient from a third party not known to have a similar restriction and without breach of this Section 10.11, or (d) the Confidential Information is required to be disclosed by order of a court of competent jurisdiction, administrative agency or governmental body, or by subpoena, summons or other legal process, or by law, rule or regulation, or by applicable regulatory or professional standards provided that prior to such disclosure the Company and the non-disclosing party are each given reasonable advance notice of such order and an opportunity to object to such disclosure; provided, that, no such notice or opportunity shall be required if disclosure is required in connection with an examination by a regulatory authority or is required in such circumstances where the applicable Governmental Authority does not permit such notice or opportunity (it being understood the Recipient will inform such authority of the confidential nature of the Confidential Information being disclosed).

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SECTION 10.12 Designated Subsidiaries. (a) Designation. (i) The Company may at any time, and from time to time, upon not less than 15 Business Days’ notice, notify the Agent that the Company intends to designate a Subsidiary as a “LC Subsidiary” or a “Subsidiary Borrower” for purposes of this Agreement. On or after the date that is 15 Business Days after such notice, upon delivery to the Agent and each Lender of each of the documents listed in clause (ii) below, such Subsidiary shall thereupon become a “LC Subsidiary” or a “Subsidiary Borrower” (as specified in such notice) for purposes of this Agreement and, as such, shall have all of the rights and obligations of a Loan Party hereunder. The Agent shall promptly notify each Lender of the Company’s notice of such pending designation by the Company and the identity of the respective Subsidiary. Following the giving of any notice pursuant to this Section 10.12(a), if the designation of such Subsidiary as a Loan Party obligates the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall, promptly upon the request of the Agent or any Lender, supply such documentation and other evidence as is reasonably requested by the Agent or any Lender in order for the Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations.

(ii) No Subsidiary designated as a Loan Party in accordance with clause (a) above shall have any rights under this Agreement prior to the date that the Agent has received each of the following, in form and substance reasonably satisfactory to the Agent:

(A) The Designation Agreement duly executed by the Company and the respective Subsidiary and substantially in the form of Exhibit G hereto,

(B) Certified copies of the resolutions of the Board of Directors of such Subsidiary (with a certified English translation if the original thereof is not in English) approving transactions of the type contemplated by this Agreement and the Notes of such Subsidiary, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and such Notes.

(C) A certificate of the Secretary or an Assistant Secretary of such Subsidiary certifying the names and true signatures of the officers of such Subsidiary authorized to sign this Agreement and the Notes of such Subsidiary and the other documents to be delivered hereunder.

(D) A certificate signed by a duly authorized officer of the Company or such Subsidiary, dated as of the date of such initial Advance, certifying that such Subsidiary shall have obtained all governmental and third party authorizations, consents, approvals (including exchange control approvals) and licenses required under applicable laws and regulations necessary for such Subsidiary to execute and deliver this Agreement and the Notes and to perform its obligations thereunder.

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(E) If such Subsidiary is a Domestic Subsidiary, a favorable opinion of counsel to such Subsidiary, dated the date of such initial Advance, substantially in the form of Exhibit D hereto.

(F) Such other approvals or documents as any Lender, through the Agent, may reasonably request.

(iii) As soon as practicable after receiving notice from the Company or the Agent of the Company’s intent to designate a Subsidiary as a Loan Party, and in any event no later than five Business Days after the delivery of such notice, for a Foreign Subsidiary, any Lender that may not legally lend to, establish credit for the account of and/or do any business whatsoever with such Foreign Subsidiary directly or through an Affiliate of such Lender as provided in the immediately preceding paragraph (a “Protesting Lender”) shall so notify the Company and the Agent in writing. With respect to each Protesting Lender, the Company shall, effective on or before the date that such Foreign Subsidiary shall have the right to borrow hereunder, either (A) notify the Agent and such Protesting Lender that the Commitments of such Protesting Lender shall be terminated; provided that such Protesting Lender shall have received payment of an amount equal to the outstanding principal of its Advances and/or Letter of Credit reimbursement obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or the relevant Foreign Subsidiary (in the case of all other amounts), or (B) cancel its request to designate such Subsidiary as a Loan Party hereunder.

(b) Termination. Upon the payment and performance in full of all of the indebtedness, liabilities and obligations under this Agreement and the Notes of any Subsidiary then, so long as at the time no Committed Advance Notice in respect of such Subsidiary is outstanding, such Subsidiary’s status as a “LC Subsidiary” or a “Subsidiary Borrower”, as applicable, shall terminate upon notice to such effect from the Agent to the Lenders (which notice the Agent shall give promptly upon its receipt of a request therefor from the Company). Thereafter, the Lenders shall be under no further obligation to make any Advance hereunder to such Subsidiary.

SECTION 10.13 Headings. Article and Section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

SECTION 10.14 Entire Agreement. This Agreement sets forth the entire agreement of the parties with respect to its subject matter and, except for the letter agreements referred to in Sections 2.04(i) and 2.05(b), supersedes all previous understandings, written or oral, in respect thereof.

SECTION 10.15 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

101

SECTION 10.16 Consent to Jurisdiction. (a) Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any New York State or Federal court sitting in the County of New York, The City of New York, in any action or proceeding arising out of or relating to the Loan Documents, and each of the parties hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or such Federal court. Each of the parties hereby irrevocably agrees, to the fullest extent each may effectively do so, that each will not assert any defense that such courts do not have subject matter or personal jurisdiction of such action or proceeding or over any party hereto. Each of the parties hereby irrevocably consents to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by certified mail, return receipt requested, or by delivering of a copy of such process to such party at its address specified in Section 10.02 or by any other method permitted by law. Each of the parties hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or by any other manner provided by law.

(b) Nothing in this Section 10.16 shall affect the right of any of the parties hereto to serve legal process in any other manner permitted by law or affect the right of any of the parties to bring any action or proceeding against any of the parties or their property in the courts of other jurisdictions.

SECTION 10.17 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, EXCEPT, IN THE CASE OF ARTICLE III, TO THE EXTENT SUCH LAWS ARE INCONSISTENT WITH THE UCP.

SECTION 10.18 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Agent, as applicable, to identify each Loan Party in accordance with the Act. The Company shall, promptly following a request by the Agent or any Lender, provide all documentation and other information that the Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Act.

SECTION 10.19 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Company and each other Loan Party acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Agent, the Joint Lead Arrangers and the Lenders are arm’s-length commercial transactions between the Company, each other Loan Party and their respective Affiliates, on the one hand, and the Agent, the Joint Lead Arrangers and the Lenders, on the other hand, (B) each of the Company and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Company and each other Loan Party is capable of evaluating, and understands and accepts, the

102

terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agent, each Joint Lead Arranger and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company, any other Loan Party or any of their respective Affiliates, or any other Person and (B) none of the Agent, any Joint Lead Arranger or any Lender has any obligation to the Company, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agent, the Joint Lead Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company, the other Loan Parties and their respective Affiliates, and none of the Agent, any Joint Lead Arranger or any Lender has any obligation to disclose any of such interests to the Company, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Company and the other Loan Parties hereby waives and releases any claims that it may have against the Agent, the Joint Lead Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 10.20 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it to the Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Agent of any sum adjudged to be so due in the Judgment Currency, the Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Agent from any Loan Party in the Agreement Currency, the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Agent in such currency, the Agent agrees to return the amount of any excess to the Company (or to any other Person who may be entitled thereto under applicable law).

SECTION 10.21 Affiliate Lenders. (a) Subject to clause (b) below, each Lender who is a Loan Party or an Affiliate of a Loan Party (an “Affiliate Lender”) hereby agrees that if a case under Title 11 of the United States Code is commenced against the Company, such Affiliate Lender shall consent to provide that the vote of such Affiliate Lender (in its capacity as a Lender) with respect to any plan of reorganization of the Borrower shall be deemed to be without discretion in the same proportion as the allocation of voting with respect such matter by Lenders who are not Affiliate Lenders, except that such Affiliate Lender’s vote (in its capacity as a Lender) may be counted to the extent any such plan of reorganization proposes to treat the Obligations held by such Affiliate Lender in a manner that is less favorable in any respect to such Affiliate Lender than the proposed treatment of similar Obligations held by Lenders that are

103

not Affiliates of the Company. Subject to clause (b) below, each Affiliate Lender hereby irrevocably appoints the Agent (such appointment being coupled with an interest) as such Affiliate Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliate Lender and in the name of such Affiliate Lender, from time to time in the Agent’s discretion to take any action and to execute any instrument that the Agent may deem reasonably necessary to carry out the provisions of this clause (a).

(b) Notwithstanding anything to the contrary in this Agreement, no Affiliate Lender shall have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Agent or any Lender to which representatives of the Borrowers are not then present, (ii) receive any information or material prepared by the Agent or any Lender or any communication by or among the Agent and/or one or more Lenders, except to the extent such information or materials have been made available to the Company or its representatives, or (iii) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of the Agent or any other such Lender under the Loan Documents.

SECTION 10.22 WAIVER OF JURY TRIAL. EACH OF THE COMPANY, THE LC SUBSIDIARIES, THE SUBSIDIARY BORROWERS, THE DESIGNATED SWING LINE BORROWERS, THE AGENT, THE LENDERS AND EACH ISSUING BANK HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ADVANCES OR THE LETTERS OF CREDIT, OR THE ACTIONS OF THE AGENT, ANY LENDER PARTY IN CONNECTION WITH THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

[The remainder of this page intentionally left blank.]

104

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE COMPANY:

THE GAP, INC.

By:	/s/ Jennifer Cho
Name:	Jennifer Cho
Title:	Vice President and Treasurer

THE LC SUBSIDIARIES:

BANANA REPUBLIC, LLC

By:	/s/ Jennifer Cho
Name:	Jennifer Cho
Title:	Vice President and Treasurer

GAP (CANADA) INC.

By:	/s/ Jennifer Cho
Name:	Jennifer Cho
Title:	Vice President and Treasurer

GAP (JAPAN) K.K.

By:	/s/ Thomas Lima
Name:	Thomas Lima
Title:	Director

GAP (NETHERLANDS) B.V.

By:	/s/ Lisa Mertens
Name:	Lisa Mertens
Title:	Director

OLD NAVY (CANADA) INC.

By:	/s/ Jennifer Cho
Name:	Jennifer Cho
Title:	Vice President and Treasurer

GAP EUROPE HOLDINGS B.V.

By:	/s/ Lisa Mertens
Name:	Lisa Mertens
Title:	Director

GAP EUROPE LIMITED

By:	/s/ Jennifer Cho
Name:	Jennifer Cho
Title:	Director

GAP LIMITED

By:	/s/ Jennifer Cho
Name:	Jennifer Cho
Title:	Director

OLD NAVY LLC

By:	/s/ Jennifer Cho
Name:	Jennifer Cho
Title:	Vice President and Treasurer

GPS STRATEGIC ALLIANCES LLC

By:	/s/ Jennifer Cho
Name:	Jennifer Cho
Title:	Vice President and Treasurer

GPS CONSUMER DIRECT INC.

By:	/s/ Jennifer Cho
Name:	Jennifer Cho
Title:	Vice President and Treasurer

GAP INTERNATIONAL SALES, INC.

By:	/s/ Jennifer Cho
Name:	Jennifer Cho
Title:	Vice President and Treasurer

ATHLETA, INC.

By:	/s/ Jennifer Cho
Name:	Jennifer Cho
Title:	Vice President and Treasurer

SUBSIDIARY BORROWERS:

GAP (CANADA) INC.

By:	/s/ Jennifer Cho
Name:	Jennifer Cho
Title:	Vice President and Treasurer

OLD NAVY (CANADA) INC.

By:	/s/ Jennifer Cho
Name:	Jennifer Cho
Title:	Vice President and Treasurer

GAP LIMITED

By:	/s/ Jennifer Cho
Name:	Jennifer Cho
Title:	Director

ATHLETA, INC.

By:	/s/ Jennifer Cho
Name:	Jennifer Cho
Title:	Vice President and Treasurer

ATHLETA LLC

By:	/s/ Jennifer Cho
Name:	Jennifer Cho
Title:	Vice President and Treasurer

GAP STORES (IRELAND) LIMITED

By:	/s/ Lisa Mertens
Name:	Lisa Mertens
Title:	Director

GAP EUROPE LIMITED

By:	/s/ Jennifer Cho
Name:	Jennifer Cho
Title:	Director

THE AGENT:

BANK OF AMERICA, N.A.

By:	/s/ Robert Rittelmeyer
Name:	Robert Rittelmeyer
Title:	Vice President

THE LENDERS:

BANK OF AMERICA, N.A.

By:	/s/ Jaime Eng
Name:	Jaime Eng
Title:	Vice President

JPMORGAN CHASE BANK, N.A.

By:	/s/ Barry Bergman
Name:	Barry Bergman
Title:	Managing Director

CITIBANK, N.A.

By:	/s/ Shannon A. Sweeney
Name:	Shannon A. Sweeney
Title:	Vice President

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ Thomas A. Foley
Name:	Thomas A. Foley
Title:	Managing Director

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Gavin Holles
Name:	Gavin Holles
Title:	Managing Director

THE BANK OF NOVA SCOTIA

By:	/s/ John Matthews
Name:	John Matthews
Title:	Director – Corporate Banking

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Oliver Schwarz

Name:	Oliver Schwarz
Title:	Director

By:	/s/ Ed Herko

Name:	Ed Herko
Title:	Director

GOLDMAN SACHS BANK USA

By:	/s/ Mark Walton

Name:	Mark Walton
Title:	Authorized Signatory

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Conan Schleicher

Name:	Conan Schleicher
Title:	Vice President

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Yasuhiko Imai

Name:	Yasuhiko Imai
Title:	Group Head

BANK OF THE WEST

By:	/s/ William A. Pope

Name:	William A. Pope
Title:	V.P.

FIFTH THIRD BANK

By:	/s/ Gary S. Losey

Name:	Gary S. Losey
Title:	VP – Corporate Banking

ROYAL BANK OF CANADA

By:	/s/ Vishal Nayee

Name:	Vishal Nayee
Title:	Authorized Signatory

ROYAL BANK OF CANADA (NEW YORK)

By:	/s/ Dustin Craven

Name:	Dustin Craven
Title:	Attorney-in-Fact

ROYAL BANK OF CANADA (LONDON)

By:	/s/ Michael Atherton

Name:	Michael Atherton
Title:	Managing Director

THE ISSUING BANKS:

BANK OF AMERICA, N.A.

By:	/s/ Jaime Eng

Name:	Jaime Eng
Title:	Vice President

JPMORGAN CHASE BANK, N.A.

By:	/s/ Barry Bergman

Name:	Barry Bergman
Title:	Managing Director

CITIBANK, N.A.

By:	/s/ Michael Vondriska

Name:	Michael Vondriska
Title:	Vice President

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ Thomas A. Foley

Name:	Thomas A. Foley
Title:	Managing Director

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Gavin Holles

Name:	Gavin Holles
Title:	Managing Director

THE SWING LINE LENDERS:

BANK OF AMERICA, N.A.

By:	/s/ Jaime Eng

Name:	Jaime Eng
Title:	Vice President

JPMORGAN CHASE BANK, N.A.

By:	/s/ Barry Bergman

Name:	Barry Bergman
Title:	Managing Director

SCHEDULE I-A

COMMITMENT AMOUNTS

Entity	Term Commitment	Revolving Credit Commitment	Issuing Commitment
Bank of America, N.A.	$48,888,888.89	$61,111,111.11	$100,000,000.00
JPMorgan Chase Bank, N.A.	$48,888,888.89	$61,111,111.11	$100,000,000.00
Citibank, N.A.	$48,888,888.89	$61,111,111.11	$100,000,000.00
HSBC Bank USA, National Association	$38,666,666.68	$48,333,333.32	$100,000,000.00
Wells Fargo Bank, National Association	$38,666,666.68	$48,333,333,32	$100,000,000.00
The Bank of Nova Scotia	$28,444,444.44	$35,555,555.56	$0
Deutsche Bank AG New York Branch	$28,444,444.44	$35,555,555.56	$0
Goldman Sachs Bank USA	$28,444,444.44	$35,555,555.56	$0
U.S. Bank National Association	$28,444,444.44	$35,555,555.56	$0
Sumitomo Mitsui Banking Corporation	$22,222,222.22	$27,777,777.78	$0
Bank of the West	$13,333,333.33	$16,666,666.67	$0
Fifth Third Bank	$13,333,333.33	$16,666,666.67	$0
Royal Bank of Canada	$13,333,333.33	$16,666,666.67	$0
Total	$400,000,000.00	$500,000,000.00	$500,000,000.00

SCHEDULE 1 B

MANDATORY COST FORMULAE

1.	The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost of compliance with:

1.	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

2.	the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as practicable thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Advance) and will be expressed as a percentage rate per annum. The Agent will, at the request of the Company or any Lender, deliver to the Company or such Lender as the case may be, a statement setting forth the calculation of any Mandatory Cost.

3.	The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by such Lender in its notice to the Agent as the cost (expressed as a percentage of such Lender’s participation in all Advances made from such Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Advances made from that Lending Office.

4.	The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Agent as follows:

1.	in relation to any Advance in Sterling:

AB+C(B-D)+E x 0.01	per cent per annum
100 - (A+C)

2.	in relation to any Advance in any currency other than Sterling:

E x 0.01	per cent per annum
300

Where:

“A”	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

“B”	is the percentage rate of interest (excluding the Applicable Margin, the Mandatory Cost and any interest charged on overdue amounts pursuant to Section 2.08(c) and, in the case of interest (other than on overdue amounts) charged at the Default Rate, without counting any increase in interest rate effected by the charging of the Default Rate) payable for the relevant Interest Period of such Advance.

“C”	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

“D”	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

“E”	is designed to compensate Lenders for amounts payable under the Fees Regulations and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Lenders to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

3.	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

4.	“Fees Regulations” means the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

5.	“Fee Tariffs” means the fee tariffs specified in the Fees Regulations under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Regulations but taking into account any applicable discount rate); and

6.	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Regulations.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e., 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.

If requested by the Agent or the Company, each Lender with a Lending Office in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent and the Company, the rate of charge payable by such Lender to the Financial Services Authority pursuant to the Fees Regulations in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Lender as being the average of the Fee Tariffs applicable to such Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Lender.

8.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

7.	its jurisdiction of incorporation and the jurisdiction of the Lending Office out of which it is making available its participation in the relevant Advance; and

8.	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent in writing of any change to the information provided by it pursuant to this paragraph.

9.	The percentages or rates of charge of each Lender for the purpose of A, C and E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits, Special Deposits and the Fees Regulations are the same as those of a typical bank from its jurisdiction of incorporation with a Lending Office in the same jurisdiction as such Lender’s Lending Office.

10.	The Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over- or under-compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.	The Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

SCHEDULE 1-C

AGENT’S OFFICE;

CERTAIN ADDRESSES FOR NOTICES

LOAN PARTIES:

c/o The Gap, Inc.

2 Folsom Street

San Francisco, California 94105

Attn: Treasurer

Telephone: 415-427-8206

Telecopier: 415-427-4015

Electronic Mail: jennifer_cho@gap.com

Website Address:       www.gap.com

U.S. Taxpayer Identification Number: 94-1697231

With a copy to:

Attn: General Counsel

Telephone: 415-427-6931

Telecopier: 415-427-6982

Electronic Mail: michelle_banks@gap.com

With a copy to:

Attn: Deputy General Counsel

Telephone: 415-427-2139

Telecopier: 415-427-7475

Electronic Mail: tom_lima@gap.com

AGENT:

Agent’s Office

(for payments and Requests for Credit Extensions):

Bank of America, N.A.

2001 Clayton Road

Mail Code: CA4-702-02-25

Concord, CA 94520-2405

Attention: Jessica Popejoy

Telephone: 925-675-8139

Telecopier: 1-888-969-9232

Electronic Mail: jessica.l.popejoy@baml.com

Account No.: 3750836479

Ref: The Gap, Inc.

ABA# 026009593

Other Notices as Agent:

Bank of America, N.A.

Vice President, Agency Management

Global Credit Operations

1455 Market Street, 5th Floor

Mail Code:  CA5-701-05-19

San Francisco, CA 94103

Attention:  Robert Rittelmeyer

Telephone:  415-436-2616

Telecopier:  415-503-5099

Electronic Mail: robert.j.rittelmeyer@baml.com

ISSUING BANK:

Bank of America, N.A.

Bank of America Tower

One Bryant Park

Mail Code:  NY1-100-34-07

New York, NY 10036

Attention:  Jaime Eng

Telephone:  646-855-2753

Telecopier:  415-796-1253

Electronic Mail:  jaime.eng@baml.com

SWING LINE LENDER:

Bank of America, N.A.

Bank of America Tower

One Bryant Park

Mail Code:  NY1-100-34-07

New York, NY 10036

Attention:  Jaime Eng

Telephone:  646-855-2753

Telecopier:  415-796-1253

Electronic Mail:  jaime.eng@baml.com

Account No.:  3750836479

Ref:  The Gap, Inc.

ABA# 026009593

SCHEDULE II

EXISTING LIENS

None.

SCHEDULE III

CHANGE OF CONTROL

1.	Doris F. Fisher

2.	Any person related by blood, adoption or marriage to Doris F. Fisher and any Person (as defined in this Agreement) as to which any such persons has beneficial ownership of the assets of such Person.

3.	The executive officers of The Gap, Inc. as of April 7, 2011.

SCHEDULE IV

EXISTING LETTERS OF CREDIT

As of March 31, 2011

L/C Number:	Issued on:	Expiry:	Applicant Name:	Beneficiary Name:	Liab USD Amt
00000003074726	4/28/2005	5/1/2011	THE GAP INC.	UNITED STATES FIDELI	$11,550,000.00
00000003087657	4/10/2007	4/20/2011	THE GAP INC.	NATIONAL UNION FIRE	$463,530.00
00000003088208	5/18/2007	4/29/2011	THE GAP INC.	NATIONAL UNION FIRE	$2,691,700.00
00000003088209	5/18/2007	8/6/2011	THE GAP INC.	ZURICH AMERICAN INSU	$30,785,000.00
00000003093655	6/18/2008	9/30/2011	OLD NAVY (CANADA) IN	THE CORPORATION OF T	$40,946.17
00000003094336	7/8/2008	8/15/2011	GAP, INC.	OLD REPUBLIC INSURAN	$3,500,000.00
00000003116118	3/16/2011	2/4/2012	BANANA REPUBLIC, LLC	ROYAL CROSPIN CORPOR	$335,000.00

SCHEDULE V

LC SUBSIDIARIES

Domestic LC Subsidiaries

	Entity	Jurisdiction

1.	Athleta, Inc.	Delaware

2.	Banana Republic, LLC	Delaware

3.	Gap International Sales, Inc.	Delaware

4.	GPS Consumer Direct, Inc.	California

5.	GPS Strategic Alliances LLC	Delaware

6.	Old Navy, LLC	Delaware

Foreign LC Subsidiaries

	Entity	Jurisdiction

1.	Gap (Canada) Inc.	Canada

2.	Gap (Japan) K.K.	Japan

3.	Gap (Netherlands) B.V.	Amsterdam, The Netherlands

4.	Gap Europe Holdings B.V.	Amsterdam, The Netherlands

5.	Gap Europe Limited	England and Wales

6.	Gap Limited	Hong Kong

7.	Old Navy (Canada) Inc.	Canada

SCHEDULE VI

SUBSIDIARY BORROWERS

Domestic Subsidiary Borrowers

	Entity	Jurisdiction

1.	Athleta, Inc.	Delaware

2.	Athleta LLC	Delaware

Foreign Subsidiary Borrowers

	Entity	Jurisdiction

1.	Gap (Canada) Inc.	Canada

2.	Gap Europe Limited	England and Wales

3.	Gap Limited	Hong Kong

4.	Gap Stores (Ireland) Limited	Dublin, Ireland

5.	Old Navy (Canada) Inc.	Canada

SCHEDULE VII

ERISA MATTERS

None.

SCHEDULE VIII

ENVIRONMENTAL MATTERS

None.

SCHEDULE IX

EXISTING DEBT

Borrower	Currency & Amount	Type of Debt	Date Expires

Gap (Beijing) Commercial Co. Ltd	CNY 1,000,000	Bank Guarantee for lease payments in Beijing; HSBC-China	February 28, 2012

Gap (Shanghai) Commercial Co. Ltd	CNY 18,000,000	Short-term loan for working capital needs in Shanghai; HSBC-China	August 31, 2011

Gap France S.A.S	EUR 5,107,345	Bank Guarantee for lease payments in France; Societe Generale	Evergreen

Gap International Sourcing (Holdings) Ltd.	HKD 1,481,680	Bank Guarantee for lease payments in Hong Kong; Citibank	November 10, 2011

Gap International Sourcing FZE	AED 442,000	Bank Guarantee to JAFZ for Gap FZE sponsorship of its employees in Dubai; HSBC	Evergreen

EXHIBIT A

FORM OF COMMITTED ADVANCE NOTICE

Date:             ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of April 6, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among The Gap, Inc., a Delaware corporation, certain of its Subsidiaries, the Lenders from time to time party thereto, and Bank of America, N.A., as Agent.

The undersigned hereby requests (select one):

☐ A Borrowing of Committed Advances	☐ A conversion or continuation of Advances

1.	On (a Business Day).

2.	A [Term] [Revolving Credit] Borrowing.

3.	In the amount of $.

4.	Comprised of ..
[Type of Committed Advance requested]

5.	For Eurocurrency Rate Advances: with an Interest Period of months.

The Committed Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01 of the Agreement.

[BORROWER]

By:
Name:
Title:

A -1

Form of Committed Advance Notice

EXHIBIT B-1

FORM OF REVOLVING CREDIT NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to             or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Revolving Credit Advance from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of April 6, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Advance from the date of such Advance until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All Revolving Credit Advances, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Revolving Credit Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Revolving Credit Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Revolving Credit Advances made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Credit Note and endorse thereon the date, amount and maturity of its Revolving Credit Advances and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Credit Note.

B-1-1

Form of Revolving Credit Note

THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[BORROWER]

By:

Name:

Title:

B-1-2

Form of Revolving Credit Note

ADVANCES AND PAYMENTS with respect thereto

Date	Type of Advance Made	Amount of Advance Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

B-1-3

Form of Revolving Credit Note

EXHIBIT B-2

FORM OF TERM NOTE

            ,

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                              or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of the Term Advance from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of April 6, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Agent.

The Borrower promises to pay interest on the unpaid principal amount of the Term Advance made by the Lender from the date of such Advance until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Agent for the account of the Lender in Dollars in immediately available funds at the Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Term Note is one of the Term Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. The Term Advance made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term Note and endorse thereon the date, amount and maturity of its Term Advance and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Note.

B-2-1

Form of Term Note

THIS TERM NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

THE GAP, INC.

By:
Name:
Title:

B-2-2

Form of Term Note

ADVANCES AND PAYMENTS WITH RESPECT THERETO

Date	Type of Advance Made	Amount of Advance Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

B-2-3

Form of Term Note

EXHIBIT C

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Advances included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the Advance transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Form of Assignment and Acceptance

referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower(s): The Gap, Inc., a Delaware corporation, and certain of its Subsidiaries

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement, dated as of April 6, 2011, among The Gap, Inc., a Delaware corporation, certain of its Subsidiaries, the Lenders from time to time party thereto, and Bank of America, N.A., as Agent

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Aggregate Amount of Commitment/Advances for all Lenders[8]	Amount of Commitment/ Advances Assigned	Percentage Assigned of Commitment/ Advances[9]	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[7.	Trade Date:	__________________][10]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment”, “Term Commitment”, etc.).
[8]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Advances of all Lenders thereunder.

Form of Assignment and Acceptance

Effective Date:             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent

By:
Title:

[Consented to:][1][1]

By:
Title:

[10]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
[11]	To be added only if the consent of the Borrower and/or other parties (e.g. Swing line Lender, L/C Issuer) is required by the terms of the Credit Agreement

Form of Assignment and Acceptance

ANNEX 1 TO ASSIGNMENT AND ACCEPTANCE

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.07(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.07(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.04 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, and (vii) if it is a foreign lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms

Form of Assignment and Acceptance

all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

Form of Assignment and Acceptance

EXHIBIT D

FORM OF CORPORATE OPINION OF SPECIAL NEW YORK COUNSEL TO

THE LOAN PARTIES

April 7, 2011

Bank of America, N.A.

as Administrative Agent

One Bryant Park, 8th Floor

New York, NY 10036

The Various Lenders Party to the

The Credit Agreement referred to below

Re:	Credit Agreement among The Gap, Inc., certain subsidiaries named therein, as Subsidiary Borrowers, certain subsidiaries named therein, as LC Subsidiaries, the banks and financial institutions named therein, as Lenders, the Issuing Banks named therein, JPMorgan Chase Bank, N.A., as Syndication Agent, Citibank N.A., HSBC Bank USA, National Association and Wells Fargo Bank, as Documentation Agents, and Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

We have acted as counsel for The Gap, Inc., a Delaware corporation (the “Company”), each of the following subsidiaries of the Company listed on Schedule I hereto under the heading of “Domestic LC Subsidiaries”: Athleta, Inc., a Delaware corporation (“Athleta”), Banana Republic, LLC, a Delaware limited liability company (“Banana Republic”), Gap International Sales, Inc., a Delaware corporation (“Gap International Sales”), GPS Consumer Direct, Inc., a California corporation (“GPS Consumer Direct”), GPS Strategic Alliances LLC, a Delaware limited liability company (“GPS Strategic Alliances”) and Old Navy, LLC, a Delaware limited liability company (“Old Navy”) (collectively, the “Domestic LC Subsidiaries”), each of the subsidiaries listed on Schedule I hereto under the heading “Foreign LC Subsidiaries” (collectively, the “Foreign LC Subsidiaries” and, together with the Domestic LC Subsidiaries, the “LC Subsidiaries”), each of the following subsidiaries of the Company listed on Schedule I hereto under the heading of “Domestic Subsidiary Borrowers”: Athleta and Athleta LLC, a Delaware limited liability company (“Athleta LLC”) (collectively, the “Domestic Subsidiary Borrowers” and, together with the Company and the Domestic LC Subsidiaries, the “Domestic Loan Parties” and each, a “Domestic Loan Party”), each of the subsidiaries listed on Schedule I hereto under the heading of “Foreign Subsidiary Borrowers” (collectively, the “Foreign Subsidiary Borrowers” and, together with the Domestic Subsidiary Borrowers, the “Subsidiary Borrowers” and, together with the Company, the LC Subsidiaries and the Domestic Subsidiary Borrowers, collectively, the “Loan Parties” and each, a “Loan Party”), in connection with the transactions contemplated by that certain Credit Agreement (the “Credit Agreement”), dated as of April 6, 2011, by and among the Loan Parties, the banks and financial institutions listed on the signature pages thereof, as lenders (collectively, the “Lenders”), the Issuing Banks (as defined

Bank of America, N.A.

as Administrative Agent

The Various Lenders

April 7, 2011

therein, collectively, the “Issuing Banks”), JPMorgan Chase Bank, N.A., as syndication agent (the “Syndication Agent”), Citibank N.A., HSBC Bank USA, National Association and Wells Fargo Bank, as co-documentation agents (collectively, the “Documentation Agents”), and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent” for the Lenders and the Issuing Banks, and together with the Syndication Agent and the Documentation Agents, collectively, the “Agents” and each an “Agent”). This opinion is being rendered to you at the request of the Loan Parties pursuant to Section [5.01(vii)] of the Credit Agreement. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings given to such terms in the Credit Agreement.

Materials Examined:

In rendering this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents, copies of which have been delivered to you, each dated as of April 6, 2011 unless otherwise noted:

1.	The Credit Agreement, together with the exhibits thereto, executed by the Loan Parties, the Agents, the Issuing Banks and the Lenders; and

2.	The various promissory notes (if any) executed by the Company and the Subsidiary Borrowers made payable to the Lenders (collectively, the “Notes”).

The documents listed above are collectively referred to herein as the “Loan Documents”. In addition, for purposes of this opinion, we have examined originals or copies of the following documents:

3.	A certificate from the Delaware Secretary of State indicating that the Company is in good legal standing in Delaware as of March 22, 2011 (the “Company Delaware Good Standing Certificate”), and a certificate from the California Secretary of State indicating that the Company is in good legal standing in California as a foreign corporation as of April [ ], 2011 (collectively, the “Company Good Standing Certificates”);

4.	A certificate from the Delaware Secretary of State indicating Athleta is in good legal standing in Delaware as of March 15, 2011 (the “Athleta Delaware Good Standing Certificate”), and a certificate from the California Secretary of State indicating that Athleta is in good legal standing in California as a foreign corporation as of April [ ], 2011 (collectively, the “Athleta Good Standing Certificates”);

Bank of America, N.A.

as Administrative Agent

The Various Lenders

April 7, 2011

5.	A certificate from the Delaware Secretary of State indicating that Athleta LLC is in good legal standing in Delaware as of March 15, 2011 (the “Athleta LLC Delaware Good Standing Certificate”), and a certificate from the California Secretary of State indicating that Athleta LLC is in good legal standing in California as a foreign limited liability company as of April [ ], 2011 (collectively, the “Athleta LLC Good Standing Certificates”);

6.	A certificate from the Delaware Secretary of State indicating that Banana Republic is in good legal standing in Delaware as of March 15, 2011 (the “Banana Republic Delaware Good Standing Certificate”), and a certificate from the California Secretary of State indicating that Banana Republic is in good legal standing in California as a foreign limited liability company as of April [ ], 2011 (collectively, the “Banana Republic Good Standing Certificates”);

7.	A certificate from the Delaware Secretary of State indicating Gap International Sales is in good legal standing in Delaware as of March 15, 2011 (the “Gap International Sales Delaware Good Standing Certificate”), and a certificate from the California Secretary of State indicating that Gap International Sales is in good legal standing in California as a foreign corporation as of April [ ], 2011 (collectively, the “Gap International Sales Good Standing Certificates”);

8.	A certificate from the California Secretary of State indicating that GPS Consumer Direct is in good legal standing in California as of March 22, 2011 and a certificate from the California Franchise Tax Board indicating that GPS Consumer Direct is in good standing with the agency as of March 15, 2011 (collectively, the “GPS Consumer Direct Good Standing Certificates”);

9.	A certificate from the Delaware Secretary of State indicating that GPS Strategic Alliances is in good legal standing in Delaware as of March 15, 2011 (the “GPS Strategic Alliances Delaware Good Standing Certificate”), and a certificate from the California Secretary of State indicating that GPS Strategic Alliances is in good legal standing in California as a foreign limited liability company as of April [ ], 2011 (collectively, the “GPS Strategic Alliances Good Standing Certificates”);

10.

A certificate from the Delaware Secretary of State indicating that Old Navy is in good legal standing in Delaware as of March 15, 2011 (the “Old Navy Delaware Good Standing Certificate”), and a certificate from the California Secretary of State indicating

Bank of America, N.A.

as Administrative Agent

The Various Lenders

April 7, 2011

that Old Navy is in good legal standing in California as a foreign limited liability company as of April [__], 2011 (collectively, the “Old Navy Good Standing Certificates”);

11.	A certified copy of the Amended and Restated Certificate of Incorporation, as amended, of the Company, as certified by the Delaware Secretary of State on March 22, 2011 (the “Company Certificate of Organization”);

12.	A certified copy of the Certificate of Incorporation of Athleta, as certified by the Delaware Secretary of State on March 21, 2011 (the “Athleta Certificate of Organization”);

13.	A certified copy of the Certificate of Formation of Athleta LLC, as certified by the Delaware Secretary of State on March 21, 2011 (the “Athleta LLC Certificate of Organization”);

14.	A certified copy of the Certificate of Formation of Banana Republic, as amended, as certified by the Delaware Secretary of State on March 21, 2011 (the “Banana Republic Certificate of Organization”);

15.	A certified copy of the Certificate of Incorporation, as amended, of Gap International Sales, as certified by the Delaware Secretary of State on March 21, 2011 (the “Gap International Sales Certificate of Organization”);

16.	A certified copy of the Articles of Incorporation, as amended, of GPS Consumer Direct, as certified by the California Secretary of State on March 28, 2011 (the “GPS Consumer Direct Certificate of Organization”);

17.	A certified copy of the Certificate of Formation of GPS Strategic Alliances, as certified by the Delaware Secretary of State on March 21, 2011 (the “GPS Strategic Alliances Certificate of Organization”);

18.	A certified copy of the Certificate of Formation, as amended, of Old Navy, as certified by the Delaware Secretary of State on March 21, 2011 (the “Old Navy Certificate of Organization”);

Bank of America, N.A.

as Administrative Agent

The Various Lenders

April 7, 2011

19.	A copy of the Amended and Restated Bylaws of the Company, certified by the Assistant Secretary of the Company as being a true and correct copy of the Company’s Bylaws on the date hereof (the “Company Governance Document”);

20.	A copy of the By-laws of the Athleta, certified by the Assistant Secretary of Athleta as being a true and correct copy of Athleta’s By-laws on the date hereof (the “Athleta Governance Document”);

21.	A copy of the Limited Liability Company Agreement of Athleta LLC, certified by the Assistant Secretary of Athleta LLC as being a true and correct copy of Athleta LLC’s Limited Liability Company Agreement on the date hereof (the “Athleta LLC Governance Document”);

22.	A copy of the Limited Liability Company Agreement of Banana Republic, certified by the Assistant Secretary of Banana Republic as being a true and correct copy of Banana Republic’s Limited Liability Company Agreement on the date hereof (the “Banana Republic Governance Document”);

23.	A copy of the By-laws of Gap International Sales, certified by the Assistant Secretary of Gap International Sales as being a true and correct copy of GPS Consumer Direct’s Bylaws on the date hereof (the “Gap International Sales Governance Document”);

24.	A copy of the By-laws of GPS Consumer Direct, certified by the Assistant Secretary of GPS Consumer Direct as being a true and correct copy of GPS Consumer Direct’s Bylaws on the date hereof (the “GPS Consumer Direct Governance Document”);

25.	A copy of the Limited Liability Company Agreement of GPS Strategic Alliances, certified by the Assistant Secretary of Strategic Alliances as being a true and correct copy of Strategic Alliances’ Limited Liability Company Agreement on the date hereof (the “Strategic Alliances Governance Document”);

26.	A copy of the Limited Liability Company Agreement of Old Navy, certified by the Assistant Secretary of Old Navy as being a true and correct copy of Old Navy’s Limited Liability Company Agreement on the date hereof (the “Old Navy Governance Document”);

Bank of America, N.A.

as Administrative Agent

The Various Lenders

April 7, 2011

27.	A copy of the resolutions adopted by the Board of Directors of the Company, effective as of May 29, 2003, with respect to the type of transactions contemplated pursuant to the Credit Agreement, certified by the Assistant Secretary of the Company as being a true and correct copy on the date hereof;

28.	A copy of the resolutions adopted by the Board of Directors of Athleta, effective as of September 1, 2009, with respect to the type of transactions contemplated pursuant to the Credit Agreement, certified by the Assistant Secretary of the Company as being a true and correct copy on the date hereof;

29.	A copy of the resolutions adopted by the Member of Athleta LLC, effective as of June 23, 2010 with respect to the type of transactions contemplated pursuant to the Credit Agreement, certified by the Assistant Secretary of Athleta LLC as being a true and correct copy on the date hereof;

30.	A copy of the resolutions adopted by the Member of Banana Republic, effective as of September 1, 2009 with respect to the type of transactions contemplated pursuant to the Credit Agreement, certified by the Assistant Secretary of Banana Republic as being a true and correct copy on the date hereof;

31.	A copy of the resolutions adopted by the Board of Directors of Gap International Sales, effective as of September 1, 2009, with respect to the type of transactions contemplated pursuant to the Credit Agreement, certified by the Assistant Secretary of Gap International Sales as being a true and correct copy on the date hereof;

32.	A copy of the resolutions adopted by the Board of Directors of GPS Consumer Direct on September 1, 2009 with respect to the type of transactions contemplated pursuant to the Credit Agreement, certified by the Assistant Secretary of GPS Consumer Direct as being a true and correct copy on the date hereof

33.	A copy of the resolutions adopted by the Member of GPS Strategic Alliances, effective as of September 1, 2009, with respect to the type of transactions contemplated pursuant to the Credit Agreement, certified by the Assistant Secretary of GPS Strategic Alliances as being a true and correct copy on the date hereof;

34.	A copy of the resolutions adopted by the Member of Old Navy, effective as of September 1, 2009, with respect to the type of transactions contemplated pursuant to the Credit

Bank of America, N.A.

as Administrative Agent

The Various Lenders

April 7, 2011

Agreement, certified by the Assistant Secretary of Old Navy as being a true and correct copy on the date hereof;

35.	The Certificate of Jennifer Cho, Vice President and Treasurer of the Company, attached hereto as Attachment 1 (the “Company Factual Certificate”);

36.	The Certificate of Jennifer Cho, Vice President and Treasurer of Athleta, attached hereto as Attachment 2 (the “Athleta Factual Certificate”);

37.	The Certificate of Jennifer Cho, Vice President and Treasurer of Athleta LLC, attached hereto as Attachment 3 (the “Athleta LLC Factual Certificate”);

38.	The Certificate of Jennifer Cho, Vice President and Treasurer of Banana Republic, attached hereto as Attachment 4 (the “Banana Republic Factual Certificate”);

39.	The Certificate of Jennifer Cho, Vice President and Treasurer of Gap International Sales, attached hereto as Attachment 5 (the “Gap International Sales Factual Certificate”);

40.	The Certificate of Jennifer Cho, Vice President and Treasurer of GPS Consumer Direct, attached hereto as Attachment 6 (the “GPS Consumer Direct Factual Certificate”);

41.	The Certificate of Jennifer Cho, Vice President and Treasurer of GPS Strategic Alliances, attached hereto as Attachment 7 (the “GPS Strategic Alliances Factual Certificate”); and

42.	The Certificate of Jennifer Cho, Vice President and Treasurer of Old Navy, attached hereto as Attachment 8 (the “Old Navy Factual Certificate” and, together with the Company Factual Certificate, Athleta Factual Certificate, the Athleta LLC Factual Certificate, the Banana Republic Factual Certificate, the Gap International Sales Financial Certificate, [the GPS Consumer Direct Financial Certificate,] the GPS Strategic Alliances Factual Certificate, the “Factual Certificates”).

In addition, we have reviewed each of the documents listed on Schedule II hereto (each, a “Specified Debt Document” and, collectively, the “Specified Debt Documents”).

Finally, we have examined such records, documents, and certificates of public officials and the Loan Parties, and made such inquiries of representatives of the Loan Parties as we have deemed necessary or appropriate for the purpose of rendering the opinions set forth

Bank of America, N.A.

as Administrative Agent

The Various Lenders

April 7, 2011

herein. Except to the extent of our current actual knowledge to the contrary, with respect to matters of fact (as distinguished from matters of law), we have also relied upon and assumed that the representations and statements of the Loan Parties set forth in the Credit Agreement, the Factual Certificates and any other certificates, instruments and agreements executed in connection therewith or delivered to us are true, correct, complete and not misleading.

Opinions:

Based upon the foregoing, having regard for the legal considerations that we deem relevant, and subject to the qualifications stated herein, we are of the opinion that:

1. The Company (a) is a corporation duly incorporated and validly existing under the laws of the State of Delaware and (b) has the requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted. Based solely upon our review of the Company Good Standing Certificates, the Company is in good standing in the State of Delaware and is duly qualified to do business as a foreign corporation and in good standing in California.

2. Athleta (a) is a corporation duly incorporated and validly existing under the laws of the State of Delaware and (b) has the requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted. Based solely upon our review of the Athleta Good Standing Certificates, Athleta is in good standing in the State of Delaware and is duly qualified to do business as a foreign corporation and in good standing in California.

3. Athleta LLC (a) is a limited liability company duly organized and validly existing under the laws of the State of Delaware and (b) has the requisite limited liability power and authority to own and operate its properties and to carry on its business as now conducted. Based solely upon our review of the Athleta LLC Good Standing Certificates, Athleta LLC is in good standing in the State of Delaware and is duly qualified to do business as a foreign limited liability company and in good standing in California.

4. Banana Republic (a) is a limited liability company duly organized and validly existing under the laws of the State of Delaware and (b) has the requisite limited liability power and authority to own and operate its properties and to carry on its business as now conducted. Based solely upon our review of the Banana Republic Good Standing Certificates, Banana

Bank of America, N.A.

as Administrative Agent

The Various Lenders

April 7, 2011

Republic is in good standing in the State of Delaware and is duly qualified to do business as a foreign limited liability company and in good standing in California.

5. Gap International Sales (a) is a corporation duly incorporated and validly existing under the laws of the State of Delaware and (b) has the requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted. Based solely upon our review of the Gap International Sales Good Standing Certificates, Gap International Sales is in good standing in the State of Delaware and is duly qualified to do business as a foreign corporation and in good standing in California.

6. GPS Consumer Direct (a) is a corporation duly incorporated and validly existing under the laws of the State of California and (b) has the requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted. Based solely upon our review of the GPS Consumer Direct Good Standing Certificates, GPS Consumer Direct is in good standing in the State of California.

7. GPS Strategic Alliances (a) is a limited liability company duly organized and validly existing under the laws of the State of Delaware and (b) has the requisite limited liability power and authority to own and operate its properties and to carry on its business as now conducted. Based solely upon our review of the GPS Strategic Alliances Good Standing Certificates, GPS Strategic Alliances is in good standing in the State of Delaware and is duly qualified to do business as a foreign limited liability company and in good standing in California.

8. Old Navy (a) is a limited liability company duly organized and validly existing under the laws of the State of Delaware and (b) has the requisite limited liability power and authority to own and operate its properties and to carry on its business as now conducted. Based solely upon our review of the Old Navy Good Standing Certificates, Old Navy is in good standing in the State of Delaware and is duly qualified to do business as a foreign limited liability company and in good standing in California.

9. Each Domestic Loan Party has the corporate power or limited liability company power (as applicable) and authority to execute, deliver and perform the Loan Documents to which such Person is a party and to carry out the transactions contemplated thereby.

10. The execution, delivery and performance of the Loan Documents to which each Domestic Loan Party is a party have been duly authorized by all necessary corporate action or due authorization (as applicable) on the part of such Person.

Bank of America, N.A.

as Administrative Agent

The Various Lenders

April 7, 2011

11. Each Loan Document to which a Loan Party is a party constitutes the valid and binding obligation of such Person, enforceable against such Person in accordance with its terms.

12. The execution and delivery by each Domestic Loan Party of the Loan Documents to which such Person is a party do not, and the performance of its obligations thereunder will not, result in a breach or violation of (a) such Person’s Certificate of Organization or Governing Document or (b) any federal, New York or California state statute, rule or regulation applicable to such Person or the Delaware General Corporation Law.

13. No registration with, consent or approval of, notice to, or other action by, any federal, New York state or California state governmental authority is required on the part of any Domestic Loan Party for its execution or delivery of the Loan Documents to which such Person is a party.

14. The execution and delivery by each Loan Party of the Loan Documents to which such Person is a party do not, and the performance by it of its obligations thereunder will not, (a) breach or result in a default under any of the Specified Debt Documents or (b) result in the creation of any liens on the properties of such Person pursuant to any of the Specified Debt Documents.

15. Based solely on our review of the Factual Certificates, the execution and delivery by each Domestic Loan Party of the Loan Documents to which such Person is a party do not, and the performance of its obligations thereunder will not, result in a breach or violation of any order of any governmental authority applicable to such Person.

16. Each Domestic Loan Party is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

17. The making of the loans by the Lenders pursuant to the Credit Agreement and the use of the proceeds thereof by the Loan Parties will not violate Regulation U or X of the Board of Governors of the Federal Reserve System.

Certain Limitations and Qualifications:

Whenever a statement herein is qualified by the phrases “known to us” or “to our knowledge,” or similar phrases, it is intended to indicate that, during the course of our rendering this opinion on behalf of the Loan Parties in this transaction, no information that would give us current actual

Bank of America, N.A.

as Administrative Agent

The Various Lenders

April 7, 2011

knowledge of the inaccuracy of such statement has come to the attention of those attorneys presently in this firm who have rendered legal services on behalf of the Loan Parties in connection with the Loan Documents. The foregoing opinions are limited to matters involving (i) the federal laws of the United States, (ii) the laws of the State of New York, (iii) the laws of the State of California, and (iv) with respect to our opinions set forth in Paragraphs 1 through 5, 7 and 8, the Delaware General Corporation Law and the Delaware Limited Liability Company Act. We have made no inquiry into, and express no opinions as to, (a) the statutes, regulations, treaties or common laws of any other nation, state or jurisdiction or the enforceability of the Loan Documents under, or the effect on the loans as contemplated thereby of non-compliance with, such other laws, (b) compliance or non-compliance with applicable federal and state antifraud or securities laws, statutes, rules and regulations, or (c) compliance or non-compliance with applicable federal and state usury laws, statutes, rules and regulations.

As you know, we are not admitted to practice in the State of Delaware. Thus, the opinions set forth herein with respect to Delaware General Corporation Law and the Delaware Limited Liability Company Act are based solely on a review of the text of such laws set forth in the Delaware Corporation Laws Annotated, 2010-2011 Edition, published by LexisNexis, without regard to judicial or administrative interpretations of such law.

Insofar as our opinion in Paragraph 11 above that the Loan Documents are legal, valid, binding and enforceable pertains to the parties’ agreement that the law of the State of New York shall be the governing law of such Loan Documents, our opinion is based solely on Section 5-1401 of the New York General Obligations Law. We express no opinion as to the validity of such statute under the Constitution of the United States of America, particularly in circumstances where the transactions contemplated by the Loan Documents bears no reasonable relation to the State of New York.

Furthermore, in rendering the opinions in Paragraph 14 above, we have assumed that the governing law (exclusive of California law as relating to conflicts of laws) of each of the Specified Debt Documents is California state law. We have not, however, reviewed any covenants in the Specified Debt Documents that might contain financial ratios or other similar financial restrictions, and no opinion is provided with respect thereto. We also do not express any opinion on parol evidence bearing on interpretation or construction of the Specified Debt Documents.

Bank of America, N.A.

as Administrative Agent

The Various Lenders

April 7, 2011

Certain Assumptions:

With your permission, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures, and the conformity to the originals of all documents submitted to us as copies and the due execution and delivery by the indicated officers of any documents submitted to us as unexecuted; (ii) with respect to matters of fact (as distinguished from matters of law), the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (iii) other than as set forth in Paragraphs 1 through 8, the due organization, valid existence and good standing of each party to a Loan Document; (iv) other than as set forth in Paragraph 10, the due authorization, execution and delivery by each party to a Loan Document; (v) other than as set forth in Paragraph 11, the binding effect of the Loan Documents on and the enforceability of the Loan Documents against each party to a Loan Document; and (vi) the absence of any evidence extrinsic to the provisions of the written agreements among the parties that the parties intended a meaning contrary to that expressed by those provisions.

With respect to our opinion in Paragraph 12 above, the phrase “do not, and the performance of its obligations thereunder will not, result in a breach or violation of… any federal, New York or California state statute, rule or regulation applicable to such Person” means that such execution and delivery by such Person is neither prohibited by, nor subjects such Person to a fine, penalty or similar sanction that would be materially adverse to such Person under, any federal or state statute or regulation that a lawyer in New York or California (as applicable) exercising customary professional diligence would reasonably recognize to be directly applicable to such Person, the Loan Documents or the transactions contemplated pursuant to the Loan Documents.

Furthermore, our opinion that each Loan Document is valid, binding and enforceable is subject to and limited by the following exceptions and qualifications:

(a) the effect of any bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium, receivership, assignment for the benefit of creditors or other laws relating to or affecting the rights of creditors generally (including, without limitation, the effect of statutory or other laws regarding fraudulent or preferential transfers);

(b) limitations upon indemnification and contribution rights which may be imposed by applicable law and equitable principles;

Bank of America, N.A.

as Administrative Agent

The Various Lenders

April 7, 2011

(c) general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the effect of such principles on the possible unavailability of the remedy of specific performance of an obligation, injunctive relief, or the appointment of a receiver;

(d) the unenforceability under certain circumstances of provisions expressly or by implication waiving broadly or vaguely stated rights, the benefits of statutory or constitutional provisions (including the statutes described above), unknown future rights, defenses to obligations or rights granted by law, where such waivers are against public policy or prohibited by law; and

(e) the unenforceability under certain circumstances of provisions to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy or the election of some particular right or remedy does not preclude recourse to one or more other rights or remedies.

No Opinion:

We have not been asked to render, and we expressly decline to provide, any opinion concerning the following matters:

A. The validity or enforceability under certain circumstances of any provisions which waive statutory rights to receive notice or to be allowed to cure, reinstate or redeem in the event of default; and

B. The enforceability of any provision of the Loan Documents pursuant to which any party (a) waives or limits any rights, claims or causes of action it may have against any Agent or the Lenders or any right to offset the same against the indebtedness evidenced by the Loan Documents, (b) waives any equitable right (including, without limitation, waiver, estoppel, laches, etc.) or (c) waives any other law, right or benefit, except to the extent the validity of such waiver has been specifically and independently established by statute.

Use of Opinion:

This opinion letter is solely for your benefit in connection with the transaction covered in the first paragraph of this opinion letter and may not be relied upon or used by, circulated, quoted

Bank of America, N.A.

as Administrative Agent

The Various Lenders

April 7, 2011

or referred to, nor may copies hereof be delivered to, any other person without our prior written approval, except that copies of this opinion letter may be furnished to independent auditors and legal counsel in connection with their providing advice regarding such transaction and to appropriate regulatory authorities or pursuant to an order or legal process of any relevant governmental authority and to your permitted successors and assigns and prospective successors and assigns. We disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof. At your request, we hereby consent to reliance hereon by your successors or assigns pursuant to the Credit Agreement, on the condition and understanding that (i) this letter speaks only as of the date hereof, (ii) we have no responsibility or obligation to update this letter, to consider its applicability or correctness to other than its addressees, or to take into account changes in law, facts or any other developments of which we may later become aware, and (iii) any such reliance by a successor or assign must be actual and reasonable under the circumstances existing at the time of assignment, including any changes in law, facts or any other developments known to or reasonably knowable by the successor or assign at such time.

Very truly yours,

ORRICK, HERRINGTON & SUTCLIFFE LLP

SCHEDULE I

LC SUBSIDIARIES

Domestic LC Subsidiaries

	Entity	Jurisdiction
1.	Athleta, Inc.	Delaware
2.	Banana Republic, LLC	Delaware
3.	Gap International Sales, Inc.	Delaware
4.	GPS Consumer Direct, Inc.	California
5.	GPS Strategic Alliances LLC	Delaware
6.	Old Navy, LLC	Delaware

Foreign LC Subsidiaries

	Entity	Jurisdiction
1.	Gap (Canada) Inc.	Canada
2.	Gap (Japan) K.K.	Japan
3.	Gap (Netherlands) B.V.	Amsterdam, The Netherlands
4.	Gap Europe Holdings B.V.	Amsterdam, The Netherlands
5.	Gap Europe Limited	England and Wales
6.	Gap Limited	Hong Kong
7.	Old Navy (Canada) Inc.	Canada

SUBSIDIARY BORROWERS

Domestic Subsidiary Borrowers

	Entity	Jurisdiction
1.	Athleta, Inc.	Delaware
2.	Athleta LLC	Delaware

Foreign Subsidiary Borrowers

	Entity	Jurisdiction
1.	Gap (Canada) Inc.	Canada
2.	Gap Europe Limited	England and Wales
3.	Gap Limited	Hong Kong
4.	Gap Stores (Ireland) Limited	Dublin, Ireland
5.	Old Navy (Canada) Inc.	Canada

Schedule I - 2

SCHEDULE II

Specified Debt Documents

1.	3-Year LC Agreement dated as of May 6, 2005 among The Gap, Inc., LC Subsidiaries, and HSBC Bank USA, National Association (formerly HSBC Bank USA), as LC Issuer.

2.	Letter Amendment No. 1 to the 3-Year Letter of Credit Agreement with HSBC Bank USA, National Association dated May 18, 2007.

3.	Letter Amendment No. 2 to the 3-Year Letter of Credit Agreement with HSBC Bank USA, National Association dated September 21, 2010.

4.	Letter Agreement dated April 1, 2008 regarding the 3-Year Letter of Credit Agreement with HSBC Bank USA, National Association.

5.	3-Year LC Agreement dated as of May 6, 2005 among The Gap, Inc., LC Subsidiaries, and Citibank, N.A., as LC Issuer.

6.	Letter Amendment No. 1 to the 3-Year Letter of Credit Agreement with Citibank, N.A. dated May 18, 2007

7.	Letter Agreement dated April 1, 2008 regarding the 3-Year Letter of Credit Agreement with Citicorp USA Inc.

8.	Letter Agreement dated September 21, 2010 terminating the 3-Year Letter of Credit Agreement with Citicorp USA Inc.

ATTACHMENT 1

CERTIFICATE OF THE GAP, INC.

(OH&S Opinion)

April 7, 2011

I, Jennifer Cho, the duly authorized Vice President and Treasurer of The Gap, Inc. (the “Company”), hereby certify for purposes of the opinion of Orrick, Herrington & Sutcliffe LLP (the “Opinion”) in connection with that certain Credit Agreement dated as of the date hereof (the “Credit Agreement”), among the Company, each of the subsidiaries of the Company listed on Schedule I hereof under the heading of “LC Subsidiaries”, as LC Subsidiaries, each of the subsidiaries of the Company listed on Schedule I hereof under the heading of “Subsidiary Borrowers”, as Subsidiary Borrowers, the banks and financial institutions listed on the signature pages thereof, as lenders, the Issuing Banks (as defined therein), JPMorgan Chase Bank, N.A., as syndication agent, Citibank N.A., HSBC Bank USA, National Association and Wells Fargo Bank, as co-documentation agents, and Bank of America, N.A., as administrative agent, that:

(a) The Company does not (A) engage in, or hold itself out as being engaged primarily in, or propose to engage primarily in, the business of investing, reinvesting, or trading in securities; (B) engage in or propose to engage in the business of issuing face-amount certificates of the installment type (such certificates being referred to herein as “Installment Type Securities”); (C) have any Installment Type Securities outstanding; (D) engage in or propose to engage in the business of investing, reinvesting, owning, holding, or trading in securities; or (E) own or propose to acquire investment securities having a value exceeding 40 per centum of the value of such issuer’s total assets (exclusive of Government securities and cash items) on an unconsolidated basis (terms used in this clause (a) which are defined in the Investment Company Act of 1940, as amended (the “Act”) have the meanings set forth for such terms in the Act);

(b) The Company has not (A) engaged in, or held itself out as being engaged primarily in, or proposed to engage primarily in, the business of investing, reinvesting, or trading in securities; (B) engaged in or proposed to engage in the business of issuing Installment Type Securities; (C) had any Installment Type Securities outstanding; (D) engaged in or proposed to engage in the business of investing, reinvesting, owning, holding, or trading in securities; or (E) owned or proposed to acquire investment securities having a value exceeding 40 per centum of the value of such issuer’s total assets (exclusive of Government securities and cash items) on an unconsolidated basis (terms used in this clause (b) which are defined in the Act have the meanings set forth for such terms in the Act);

(c) The Company is not engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” as such terms are defined in Regulation U of the Federal Reserve Board as now or from time to time hereafter in effect (such securities being referred to herein as

“Margin Stock”). The Company does not own any Margin Stock, and none of the proceeds of the advances made under the Credit Agreement will be used, directly or indirectly, for the purpose of reducing or retiring any indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any of the advances under the Credit Agreement to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board. The Company will not take or permit to be taken any action that might cause the Credit Agreement or any document or agreement ancillary thereto to violate any regulation of the Federal Reserve Board;

(d) All of the representations and warranties made by the Company in the Loan Documents (as defined in the Credit Agreement) are true and correct on and as of the date hereof;

(e) No proceedings for the dissolution, liquidation, consolidation, or merger of the Company have been commenced or are threatened as of the date hereof; and

(f) Attached hereto as Exhibit A is a list of all orders of any governmental authority known to the Company.

(g) There are no actions, proceedings or governmental investigations pending or overtly threatened in writing against the Company that question the validity of the Loan Documents or the right of the Company to enter into the Loan Documents.

IN WITNESS WHEREOF, the undersigned duly authorized officer of the Company has executed this Certificate on behalf of the Company as of the date first set forth above.

Jennifer Cho
Vice President and Treasurer

SIGNATURE PAGE

FACTUAL CERTIFICATE OF THE GAP, INC.

Exhibit A

Orders of Governmental Authority Known to the Company

ATTACHMENT 2

CERTIFICATE OF ATHLETA, INC.

(OH&S Opinion)

April 7, 2011

I, Jennifer Cho, the duly authorized Vice President and Treasurer of Athleta, Inc. (the “Company”), hereby certify for purposes of the opinion of Orrick, Herrington & Sutcliffe LLP (the “Opinion”) in connection with that certain Credit Agreement dated as of the date hereof (the “Credit Agreement”), among The Gap, Inc. (the “Corporation”) of the subsidiaries of the Corporation listed on Schedule I hereof under the heading of “LC Subsidiaries”, as LC Subsidiaries, each of the subsidiaries of the Corporation listed on Schedule I hereof under the heading of “Subsidiary Borrowers”, as Subsidiary Borrowers, the banks and financial institutions listed on the signature pages thereof, as lenders, the Issuing Banks (as defined therein), JPMorgan Chase Bank, N.A., as syndication agent, Citibank N.A., HSBC Bank USA, National Association and Wells Fargo Bank, as co-documentation agents, and Bank of America, N.A., as administrative agent, that:

(a) The Company does not (A) engage in, or hold itself out as being engaged primarily in, or propose to engage primarily in, the business of investing, reinvesting, or trading in securities; (B) engage in or propose to engage in the business of issuing face-amount certificates of the installment type (such certificates being referred to herein as “Installment Type Securities”); (C) have any Installment Type Securities outstanding; (D) engage in or propose to engage in the business of investing, reinvesting, owning, holding, or trading in securities; or (E) own or propose to acquire investment securities having a value exceeding 40 per centum of the value of such issuer’s total assets (exclusive of Government securities and cash items) on an unconsolidated basis (terms used in this clause (a) which are defined in the Investment Company Act of 1940, as amended (the “Act”) have the meanings set forth for such terms in the Act);

(b) The Company has not (A) engaged in, or held itself out as being engaged primarily in, or proposed to engage primarily in, the business of investing, reinvesting, or trading in securities; (B) engaged in or proposed to engage in the business of issuing Installment Type Securities; (C) had any Installment Type Securities outstanding; (D) engaged in or proposed to engage in the business of investing, reinvesting, owning, holding, or trading in securities; or (E) owned or proposed to acquire investment securities having a value exceeding 40 per centum of the value of such issuer’s total assets (exclusive of Government securities and cash items) on an unconsolidated basis (terms used in this clause (b) which are defined in the Act have the meanings set forth for such terms in the Act);

(c) The Company is not engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” as such terms are defined in Regulation U of the Federal Reserve Board as now or from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). The Company does not own any Margin Stock, and none of the proceeds of the advances made under the Credit Agreement will be used, directly or indirectly, for the purpose of reducing or retiring any indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any of the advances under the Credit Agreement to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board. The Company will not take or permit to be taken any action that might cause the Credit Agreement or any document or agreement ancillary thereto to violate any regulation of the Federal Reserve Board;

(d) All of the representations and warranties made by the Company in the Loan Documents (as defined in the Credit Agreement) are true and correct on and as of the date hereof;

(e) No proceedings for the dissolution, liquidation, consolidation, or merger of the Company have been commenced or are threatened as of the date hereof; and

(f) Attached hereto as Exhibit A is a list of all orders of any governmental authority known to the Company.

(g) There are no actions, proceedings or governmental investigations pending or overtly threatened in writing against the Company that question the validity of the Loan Documents or the right of the Company to enter into the Loan Documents.

IN WITNESS WHEREOF, the undersigned duly authorized officer of the Company has executed this Certificate on behalf of the Company as of the date first set forth above.

Jennifer Cho
Vice President and Treasurer

SIGNATURE PAGE

FACTUAL CERTIFICATE OF ATHLETA, INC.

Exhibit A

Orders of Governmental Authority Known to the Company

ATTACHMENT 3

CERTIFICATE OF ATHLETA LLC

(OH&S Opinion)

April 7, 2011

I, Jennifer Cho, the duly authorized Vice President and Treasurer of Athleta LLC (the “Company”), hereby certify for purposes of the opinion of Orrick, Herrington & Sutcliffe LLP (the “Opinion”) in connection with that certain Credit Agreement dated as of the date hereof (the “Credit Agreement”), among The Gap, Inc. (the “Corporation”) of the subsidiaries of the Corporation listed on Schedule I hereof under the heading of “LC Subsidiaries”, as LC Subsidiaries, each of the subsidiaries of the Corporation listed on Schedule I hereof under the heading of “Subsidiary Borrowers”, as Subsidiary Borrowers, the banks and financial institutions listed on the signature pages thereof, as lenders, the Issuing Banks (as defined therein), JPMorgan Chase Bank, N.A., as syndication agent, Citibank N.A., HSBC Bank USA, National Association and Wells Fargo Bank, as co-documentation agents, and Bank of America, N.A., as administrative agent, that:

(a) The Company does not (A) engage in, or hold itself out as being engaged primarily in, or propose to engage primarily in, the business of investing, reinvesting, or trading in securities; (B) engage in or propose to engage in the business of issuing face-amount certificates of the installment type (such certificates being referred to herein as “Installment Type Securities”); (C) have any Installment Type Securities outstanding; (D) engage in or propose to engage in the business of investing, reinvesting, owning, holding, or trading in securities; or (E) own or propose to acquire investment securities having a value exceeding 40 per centum of the value of such issuer’s total assets (exclusive of Government securities and cash items) on an unconsolidated basis (terms used in this clause (a) which are defined in the Investment Company Act of 1940, as amended (the “Act”) have the meanings set forth for such terms in the Act);

(b) The Company has not (A) engaged in, or held itself out as being engaged primarily in, or proposed to engage primarily in, the business of investing, reinvesting, or trading in securities; (B) engaged in or proposed to engage in the business of issuing Installment Type Securities; (C) had any Installment Type Securities outstanding; (D) engaged in or proposed to engage in the business of investing, reinvesting, owning, holding, or trading in securities; or (E) owned or proposed to acquire investment securities having a value exceeding 40 per centum of the value of such issuer’s total assets (exclusive of Government securities and cash items) on an unconsolidated basis (terms used in this clause (b) which are defined in the Act have the meanings set forth for such terms in the Act);

(c) The Company is not engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” as such terms are defined in Regulation U of the Federal Reserve Board as now or from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). The Company does not own any Margin Stock, and none of the proceeds of the advances made under the Credit Agreement will be used, directly or indirectly, for the purpose of reducing or retiring any indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any of the advances under the Credit Agreement to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board. The Company will not take or permit to be taken any action that might cause the Credit Agreement or any document or agreement ancillary thereto to violate any regulation of the Federal Reserve Board;

(d) All of the representations and warranties made by the Company in the Loan Documents (as defined in the Credit Agreement) are true and correct on and as of the date hereof;

(e) No proceedings for the dissolution, liquidation, consolidation, or merger of the Company have been commenced or are threatened as of the date hereof; and

(f) Attached hereto as Exhibit A is a list of all orders of any governmental authority known to the Company.

(g) There are no actions, proceedings or governmental investigations pending or overtly threatened in writing against the Company that question the validity of the Loan Documents or the right of the Company to enter into the Loan Documents.

IN WITNESS WHEREOF, the undersigned duly authorized officer of the Company has executed this Certificate on behalf of the Company as of the date first set forth above.

Jennifer Cho
Vice President and Treasurer

SIGNATURE PAGE

FACTUAL CERTIFICATE OF ATHLETA LLC

Exhibit A

Orders of Governmental Authority Known to the Company

ATTACHMENT 4

CERTIFICATE OF BANANA REPUBLIC, LLC

(OH&S Opinion)

April 7, 2011

I, Jennifer Cho, the duly authorized Vice President and Treasurer of Banana Republic, LLC (the “Company”), hereby certify for purposes of the opinion of Orrick, Herrington & Sutcliffe LLP (the “Opinion”) in connection with that certain Credit Agreement dated as of the date hereof (the “Credit Agreement”), among The Gap, Inc. (the “Corporation”) of the subsidiaries of the Corporation listed on Schedule I hereof under the heading of “LC Subsidiaries”, as LC Subsidiaries, each of the subsidiaries of the Corporation listed on Schedule I hereof under the heading of “Subsidiary Borrowers”, as Subsidiary Borrowers, the banks and financial institutions listed on the signature pages thereof, as lenders, the Issuing Banks (as defined therein), JPMorgan Chase Bank, N.A., as syndication agent, Citibank N.A., HSBC Bank USA, National Association and Wells Fargo Bank, as co-documentation agents, and Bank of America, N.A., as administrative agent, that:

(a) The Company does not (A) engage in, or hold itself out as being engaged primarily in, or propose to engage primarily in, the business of investing, reinvesting, or trading in securities; (B) engage in or propose to engage in the business of issuing face-amount certificates of the installment type (such certificates being referred to herein as “Installment Type Securities”); (C) have any Installment Type Securities outstanding; (D) engage in or propose to engage in the business of investing, reinvesting, owning, holding, or trading in securities; or (E) own or propose to acquire investment securities having a value exceeding 40 per centum of the value of such issuer’s total assets (exclusive of Government securities and cash items) on an unconsolidated basis (terms used in this clause (a) which are defined in the Investment Company Act of 1940, as amended (the “Act”) have the meanings set forth for such terms in the Act);

(b) The Company has not (A) engaged in, or held itself out as being engaged primarily in, or proposed to engage primarily in, the business of investing, reinvesting, or trading in securities; (B) engaged in or proposed to engage in the business of issuing Installment Type Securities; (C) had any Installment Type Securities outstanding; (D) engaged in or proposed to engage in the business of investing, reinvesting, owning, holding, or trading in securities; or (E) owned or proposed to acquire investment securities having a value exceeding 40 per centum of the value of such issuer’s total assets (exclusive of Government securities and cash items) on an unconsolidated basis (terms used in this clause (b) which are defined in the Act have the meanings set forth for such terms in the Act);

(c) The Company is not engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” as such terms are defined in Regulation U of the Federal Reserve Board as now or from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). The Company does not own any Margin Stock, and none of the proceeds of the advances made under the Credit Agreement will be used, directly or indirectly, for the purpose of reducing or retiring any indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any of the advances under the Credit Agreement to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board. The Company will not take or permit to be taken any action that might cause the Credit Agreement or any document or agreement ancillary thereto to violate any regulation of the Federal Reserve Board;

(d) All of the representations and warranties made by the Company in the Loan Documents (as defined in the Credit Agreement) are true and correct on and as of the date hereof;

(e) No proceedings for the dissolution, liquidation, consolidation, or merger of the Company have been commenced or are threatened as of the date hereof; and

(f) Attached hereto as Exhibit A is a list of all orders of any governmental authority known to the Company.

(g) There are no actions, proceedings or governmental investigations pending or overtly threatened in writing against the Company that question the validity of the Loan Documents or the right of the Company to enter into the Loan Documents.

IN WITNESS WHEREOF, the undersigned duly authorized officer of the Company has executed this Certificate on behalf of the Company as of the date first set forth above.

Jennifer Cho
Vice President and Treasurer

SIGNATURE PAGE

FACTUAL CERTIFICATE OF BANANA REPUBLIC, LLC

Exhibit A

Orders of Governmental Authority Known to the Company

ATTACHMENT 5

CERTIFICATE OF GAP INTERNATIONAL SALES, INC.

(OH&S Opinion)

April 7, 2011

I, Jennifer Cho, the duly authorized Vice President and Treasurer of Gap International Sales, Inc. (the “Company”), hereby certify for purposes of the opinion of Orrick, Herrington & Sutcliffe LLP (the “Opinion”) in connection with that certain Credit Agreement dated as of the date hereof (the “Credit Agreement”), among The Gap, Inc. (the “Corporation”) of the subsidiaries of the Corporation listed on Schedule I hereof under the heading of “LC Subsidiaries”, as LC Subsidiaries, each of the subsidiaries of the Corporation listed on Schedule I hereof under the heading of “Subsidiary Borrowers”, as Subsidiary Borrowers, the banks and financial institutions listed on the signature pages thereof, as lenders, the Issuing Banks (as defined therein), JPMorgan Chase Bank, N.A., as syndication agent, Citibank N.A., HSBC Bank USA, National Association and Wells Fargo Bank, as co-documentation agents, and Bank of America, N.A., as administrative agent, that:

(a) The Company does not (A) engage in, or hold itself out as being engaged primarily in, or propose to engage primarily in, the business of investing, reinvesting, or trading in securities; (B) engage in or propose to engage in the business of issuing face-amount certificates of the installment type (such certificates being referred to herein as “Installment Type Securities”); (C) have any Installment Type Securities outstanding; (D) engage in or propose to engage in the business of investing, reinvesting, owning, holding, or trading in securities; or (E) own or propose to acquire investment securities having a value exceeding 40 per centum of the value of such issuer’s total assets (exclusive of Government securities and cash items) on an unconsolidated basis (terms used in this clause (a) which are defined in the Investment Company Act of 1940, as amended (the “Act”) have the meanings set forth for such terms in the Act);

(b) The Company has not (A) engaged in, or held itself out as being engaged primarily in, or proposed to engage primarily in, the business of investing, reinvesting, or trading in securities; (B) engaged in or proposed to engage in the business of issuing Installment Type Securities; (C) had any Installment Type Securities outstanding; (D) engaged in or proposed to engage in the business of investing, reinvesting, owning, holding, or trading in securities; or (E) owned or proposed to acquire investment securities having a value exceeding 40 per centum of the value of such issuer’s total assets (exclusive of Government securities and cash items) on an unconsolidated basis (terms used in this clause (b) which are defined in the Act have the meanings set forth for such terms in the Act);

(c) The Company is not engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” as such terms are defined in Regulation U of the Federal Reserve Board as now or from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). The Company does not own any Margin Stock, and none of the proceeds of the advances made under the Credit Agreement will be used, directly or indirectly, for the purpose of reducing or retiring any indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any of the advances under the Credit Agreement to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board. The Company will not take or permit to be taken any action that might cause the Credit Agreement or any document or agreement ancillary thereto to violate any regulation of the Federal Reserve Board;

(d) All of the representations and warranties made by the Company in the Loan Documents (as defined in the Credit Agreement) are true and correct on and as of the date hereof;

(e) No proceedings for the dissolution, liquidation, consolidation, or merger of the Company have been commenced or are threatened as of the date hereof; and

(f) Attached hereto as Exhibit A is a list of all orders of any governmental authority known to the Company.

(g) There are no actions, proceedings or governmental investigations pending or overtly threatened in writing against the Company that question the validity of the Loan Documents or the right of the Company to enter into the Loan Documents.

IN WITNESS WHEREOF, the undersigned duly authorized officer of the Company has executed this Certificate on behalf of the Company as of the date first set forth above.

Jennifer Cho
Vice President and Treasurer

SIGNATURE PAGE

FACTUAL CERTIFICATE OF GAP INTERNATIONAL SALES, INC.

Exhibit A

Orders of Governmental Authority Known to the Company

ATTACHMENT 6

CERTIFICATE OF GPS CONSUMER DIRECT, INC.

(OH&S Opinion)

April 7, 2011

I, Jennifer Cho, the duly authorized Vice President and Treasurer of GPS Consumer Direct, Inc. (the “Company”), hereby certify for purposes of the opinion of Orrick, Herrington & Sutcliffe LLP (the “Opinion”) in connection with that certain Credit Agreement dated as of the date hereof (the “Credit Agreement”), among The Gap, Inc. (the “Corporation”) of the subsidiaries of the Corporation listed on Schedule I hereof under the heading of “LC Subsidiaries”, as LC Subsidiaries, each of the subsidiaries of the Corporation listed on Schedule I hereof under the heading of “Subsidiary Borrowers”, as Subsidiary Borrowers, the banks and financial institutions listed on the signature pages thereof, as lenders, the Issuing Banks (as defined therein), JPMorgan Chase Bank, N.A., as syndication agent, Citibank N.A., HSBC Bank USA, National Association and Wells Fargo Bank, as co-documentation agents, and Bank of America, N.A., as administrative agent, that:

(a) The Company does not (A) engage in, or hold itself out as being engaged primarily in, or propose to engage primarily in, the business of investing, reinvesting, or trading in securities; (B) engage in or propose to engage in the business of issuing face-amount certificates of the installment type (such certificates being referred to herein as “Installment Type Securities”); (C) have any Installment Type Securities outstanding; (D) engage in or propose to engage in the business of investing, reinvesting, owning, holding, or trading in securities; or (E) own or propose to acquire investment securities having a value exceeding 40 per centum of the value of such issuer’s total assets (exclusive of Government securities and cash items) on an unconsolidated basis (terms used in this clause (a) which are defined in the Investment Company Act of 1940, as amended (the “Act”) have the meanings set forth for such terms in the Act);

(b) The Company has not (A) engaged in, or held itself out as being engaged primarily in, or proposed to engage primarily in, the business of investing, reinvesting, or trading in securities; (B) engaged in or proposed to engage in the business of issuing Installment Type Securities; (C) had any Installment Type Securities outstanding; (D) engaged in or proposed to engage in the business of investing, reinvesting, owning, holding, or trading in securities; or (E) owned or proposed to acquire investment securities having a value exceeding 40 per centum of the value of such issuer’s total assets (exclusive of Government securities and cash items) on an unconsolidated basis (terms used in this clause (b) which are defined in the Act have the meanings set forth for such terms in the Act);

(c) The Company is not engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” as such terms are defined in Regulation U of the Federal Reserve Board as now or from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). The Company does not own any Margin Stock, and none of the proceeds of the advances made under the Credit Agreement will be used, directly or indirectly, for the purpose of reducing or retiring any indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any of the advances under the Credit Agreement to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board. The Company will not take or permit to be taken any action that might cause the Credit Agreement or any document or agreement ancillary thereto to violate any regulation of the Federal Reserve Board;

(d) All of the representations and warranties made by the Company in the Loan Documents (as defined in the Credit Agreement) are true and correct on and as of the date hereof;

(e) No proceedings for the dissolution, liquidation, consolidation, or merger of the Company have been commenced or are threatened as of the date hereof; and

(f) Attached hereto as Exhibit A is a list of all orders of any governmental authority known to the Company.

(g) There are no actions, proceedings or governmental investigations pending or overtly threatened in writing against the Company that question the validity of the Loan Documents or the right of the Company to enter into the Loan Documents.

IN WITNESS WHEREOF, the undersigned duly authorized officer of the Company has executed this Certificate on behalf of the Company as of the date first set forth above.

Jennifer Cho
Vice President and Treasurer

SIGNATURE PAGE

FACTUAL CERTIFICATE OF GPS CONSUMER DIRECT, INC.

Exhibit A

Orders of Governmental Authority Known to the Company

ATTACHMENT 7

CERTIFICATE OF GPS STRATEGIC ALLIANCES LLC

(OH&S Opinion)

April 7, 2011

I, Jennifer Cho, the duly authorized Vice President and Treasurer of GPS Strategic Alliances LLC (the “Company”), hereby certify for purposes of the opinion of Orrick, Herrington & Sutcliffe LLP (the “Opinion”) in connection with that certain Credit Agreement dated as of the date hereof (the “Credit Agreement”), among The Gap, Inc. (the “Corporation”) of the subsidiaries of the Corporation listed on Schedule I hereof under the heading of “LC Subsidiaries”, as LC Subsidiaries, each of the subsidiaries of the Corporation listed on Schedule I hereof under the heading of “Subsidiary Borrowers”, as Subsidiary Borrowers, the banks and financial institutions listed on the signature pages thereof, as lenders, the Issuing Banks (as defined therein), JPMorgan Chase Bank, N.A., as syndication agent, Citibank N.A., HSBC Bank USA, National Association and Wells Fargo Bank, as co-documentation agents, and Bank of America, N.A., as administrative agent, that:

(a) The Company does not (A) engage in, or hold itself out as being engaged primarily in, or propose to engage primarily in, the business of investing, reinvesting, or trading in securities; (B) engage in or propose to engage in the business of issuing face-amount certificates of the installment type (such certificates being referred to herein as “Installment Type Securities”); (C) have any Installment Type Securities outstanding; (D) engage in or propose to engage in the business of investing, reinvesting, owning, holding, or trading in securities; or (E) own or propose to acquire investment securities having a value exceeding 40 per centum of the value of such issuer’s total assets (exclusive of Government securities and cash items) on an unconsolidated basis (terms used in this clause (a) which are defined in the Investment Company Act of 1940, as amended (the “Act”) have the meanings set forth for such terms in the Act);

(b) The Company has not (A) engaged in, or held itself out as being engaged primarily in, or proposed to engage primarily in, the business of investing, reinvesting, or trading in securities; (B) engaged in or proposed to engage in the business of issuing Installment Type Securities; (C) had any Installment Type Securities outstanding; (D) engaged in or proposed to engage in the business of investing, reinvesting, owning, holding, or trading in securities; or (E) owned or proposed to acquire investment securities having a value exceeding 40 per centum of the value of such issuer’s total assets (exclusive of Government securities and cash items) on an unconsolidated basis (terms used in this clause (b) which are defined in the Act have the meanings set forth for such terms in the Act);

(c) The Company is not engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” as such terms are defined in Regulation U of the Federal Reserve Board as now or from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). The Company does not own any Margin Stock, and none of the proceeds of the advances made under the Credit Agreement will be used, directly or indirectly, for the purpose of reducing or retiring any indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any of the advances under the Credit Agreement to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board. The Company will not take or permit to be taken any action that might cause the Credit Agreement or any document or agreement ancillary thereto to violate any regulation of the Federal Reserve Board;

(d) All of the representations and warranties made by the Company in the Loan Documents (as defined in the Credit Agreement) are true and correct on and as of the date hereof;

(e) No proceedings for the dissolution, liquidation, consolidation, or merger of the Company have been commenced or are threatened as of the date hereof; and

(f) Attached hereto as Exhibit A is a list of all orders of any governmental authority known to the Company.

(g) There are no actions, proceedings or governmental investigations pending or overtly threatened in writing against the Company that question the validity of the Loan Documents or the right of the Company to enter into the Loan Documents.

IN WITNESS WHEREOF, the undersigned duly authorized officer of the Company has executed this Certificate on behalf of the Company as of the date first set forth above.

Jennifer Cho
Vice President and Treasurer

SIGNATURE PAGE

FACTUAL CERTIFICATE OF GPS STRATEGIC ALLIANCES LLC

Exhibit A

Orders of Governmental Authority Known to the Company

ATTACHMENT 8

CERTIFICATE OF OLD NAVY, LLC

(OH&S Opinion)

April 7, 2011

I, Jennifer Cho, the duly authorized Vice President and Treasurer of Old Navy, LLC (the “Company”), hereby certify for purposes of the opinion of Orrick, Herrington & Sutcliffe LLP (the “Opinion”) in connection with that certain Credit Agreement dated as of the date hereof (the “Credit Agreement”), among The Gap, Inc. (the “Corporation”) of the subsidiaries of the Corporation listed on Schedule I hereof under the heading of “LC Subsidiaries”, as LC Subsidiaries, each of the subsidiaries of the Corporation listed on Schedule I hereof under the heading of “Subsidiary Borrowers”, as Subsidiary Borrowers, the banks and financial institutions listed on the signature pages thereof, as lenders, the Issuing Banks (as defined therein), JPMorgan Chase Bank, N.A., as syndication agent, Citibank N.A., HSBC Bank USA, National Association and Wells Fargo Bank, as co-documentation agents, and Bank of America, N.A., as administrative agent, that:

(a) The Company does not (A) engage in, or hold itself out as being engaged primarily in, or propose to engage primarily in, the business of investing, reinvesting, or trading in securities; (B) engage in or propose to engage in the business of issuing face-amount certificates of the installment type (such certificates being referred to herein as “Installment Type Securities”); (C) have any Installment Type Securities outstanding; (D) engage in or propose to engage in the business of investing, reinvesting, owning, holding, or trading in securities; or (E) own or propose to acquire investment securities having a value exceeding 40 per centum of the value of such issuer’s total assets (exclusive of Government securities and cash items) on an unconsolidated basis (terms used in this clause (a) which are defined in the Investment Company Act of 1940, as amended (the “Act”) have the meanings set forth for such terms in the Act);

(b) The Company has not (A) engaged in, or held itself out as being engaged primarily in, or proposed to engage primarily in, the business of investing, reinvesting, or trading in securities; (B) engaged in or proposed to engage in the business of issuing Installment Type Securities; (C) had any Installment Type Securities outstanding; (D) engaged in or proposed to engage in the business of investing, reinvesting, owning, holding, or trading in securities; or (E) owned or proposed to acquire investment securities having a value exceeding 40 per centum of the value of such issuer’s total assets (exclusive of Government securities and cash items) on an unconsolidated basis (terms used in this clause (b) which are defined in the Act have the meanings set forth for such terms in the Act);

(c) The Company is not engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” as such terms are defined in Regulation U of the Federal Reserve Board as now or from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). The Company does not own any Margin Stock, and none of the proceeds of the advances made under the Credit Agreement will be used, directly or indirectly, for the purpose of reducing or retiring any indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any of the advances under the Credit Agreement to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board. The Company will not take or permit to be taken any action that might cause the Credit Agreement or any document or agreement ancillary thereto to violate any regulation of the Federal Reserve Board;

(d) All of the representations and warranties made by the Company in the Loan Documents (as defined in the Credit Agreement) are true and correct on and as of the date hereof;

(e) No proceedings for the dissolution, liquidation, consolidation, or merger of the Company have been commenced or are threatened as of the date hereof; and

(f) Attached hereto as Exhibit A is a list of all orders of any governmental authority known to the Company.

(g) There are no actions, proceedings or governmental investigations pending or overtly threatened in writing against the Company that question the validity of the Loan Documents or the right of the Company to enter into the Loan Documents.

IN WITNESS WHEREOF, the undersigned duly authorized officer of the Company has executed this Certificate on behalf of the Company as of the date first set forth above.

Jennifer Cho
Vice President and Treasurer

SIGNATURE PAGE

FACTUAL CERTIFICATE OF OLD NAVY, LLC

Exhibit A

Orders of Governmental Authority Known to the Company

D-1

Form of Corporate Opinion of Special New York Counsel to the Loan Parties

EXHIBIT E

FORM OF ASSUMPTION AGREEMENT

Dated:             , 201

The Gap, Inc.

2 Folsom Street

San Francisco, CA 94105

Attention: Treasurer

Bank of America, N.A.

  as Agent for the Lender Parties

  to the Credit Agreement referred to below

[ADDRESS]

Attention: Credit Administration

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of April 6, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), among The Gap, Inc., a Delaware corporation (the “Company”), certain Subsidiaries of the Company, certain Lenders party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Agent.

The undersigned (the “Assuming Lender”) proposes to become an Assuming Lender pursuant to Section 2.06(b) of the Credit Agreement and, in that connection, hereby agrees that it shall become a Lender for purposes of the Credit Agreement on the applicable Commitment Increase Effective Date and that its Revolving Credit Commitment shall as of such date be $        .

The undersigned (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assumption Agreement and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.07(b)(iii) and (v) of the Credit Agreement, (iii) from and after the Commitment Increase Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of its Revolving Credit Commitment, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by its Revolving Credit Commitment and it is experienced in transactions of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.04 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this

Form of Assumption Agreement

Assumption Agreement, (vi) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assumption Agreement, and (vii) if it is a foreign lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by it; and (b) agrees that (i) it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

The effective date for this Assumption Agreement shall be the applicable Commitment Increase Effective Date. Upon delivery of this Assumption Agreement to the Company and the Agent, and satisfaction of all conditions imposed under Section 2.06(b) as of [date specified above], the undersigned shall be a party to the Credit Agreement and have the rights and obligations of a Lender thereunder. As of [date specified above], the Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees) to the Assuming Lender.

This Assumption Agreement may be executed in counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart by telecopier shall be effective as delivery of a manually executed counterpart of this Assumption Agreement.

Form of Assumption Agreement

This Assumption Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

[NAME OF ASSUMING LENDER]

By:
Name:
Title:

Acknowledged and Agreed to:

THE GAP, INC.

By:
Name:
Title:

BANK OF AMERICA, N.A.

By:
Name:
Title:

Form of Assumption Agreement

EXHIBIT F

FORM OF ADMINISTRATIVE QUESTIONNAIRE

F-1

Form of Administrative Questionnaire

ADMINISTRATIVE DETAILS REPLY FORM – US DOLLAR ONLY

CONFIDENTIAL

FAX ALONG WITH COMMITMENT LETTER TO:	Lauren Schneider
Fax:	212.548.8500 or	Email:	lauren.schneider@baml.com

I. Borrower Name:    The Gap, Inc.

 $900 Million Senior Credit Facilities

II. Legal Name of Lender of Record for Signature Page:

•	Signing Credit Agreement	YES	NO
•	Coming in via Assignment	YES	NO

III. Type of Lender:

(Bank, Asset Manager, Broker/Dealer, CLO/CDO, Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other – please specify)

IV. Domestic Address:	V. Eurodollar Address:

VI. Contact Information:

Syndicate level information (which may contain material non-public information about the Borrower and its related parties or their respective securities will be made available to the Credit Contact(s). The Credit Contacts identified must be able to receive such information in accordance with his/her institution's compliance procedures and applicable laws, including Federal and State securities laws.

	Credit Contact	Primary Operations Contact	Secondary Operations Contact

Name:

Title:

Address:

Telephone:

Facsimile:

E Mail Address:

IntraLinks E Mail Address:

Does Secondary Operations Contact need copy of notices?            YES           NO

1	04/2011

ADMINISTRATIVE DETAILS REPLY FORM – US DOLLAR ONLY

CONFIDENTIAL

	Letter of Credit Contact	Draft Documentation Contact	Legal Counsel

Name:	_________________________	_________________________	_________________________

Title:	_________________________	_________________________	_________________________

Address:	_________________________	_________________________	_________________________

Telephone:	_________________________	_________________________	_________________________

Facsimile:	_________________________	_________________________	_________________________

E Mail Address:	_________________________	_________________________	_________________________

VII. Lender’s Standby Letter of Credit, Commercial Letter of Credit, and Bankers’ Acceptance Fed Wire Payment Instructions (if applicable):

Pay to:

(Bank Name)

(ABA #)

(Account #)

(Attention)

VIII. Lender’s Fed Wire Payment Instructions:

Pay to:

(Bank Name)

(ABA#) (City/State)

(Account #) (Account Name)

(Attention)

2	04/2011

ADMINISTRATIVE DETAILS REPLY FORM – US DOLLAR ONLY

CONFIDENTIAL

IX. Organizational Structure and Tax Status

Please refer to the enclosed withholding tax instructions below and then complete this section accordingly:

Lender Taxpayer Identification Number (TIN):	-

Tax Withholding Form Delivered to Bank of America*:

W-9

W-8BEN

W-8ECI

W-8EXP

W-8IMY

Tax Contact

Name:

Title:

Address:

Telephone:

Facsimile:

E Mail Address:

NON–U.S. LENDER INSTITUTIONS

1. Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting a Form W-8 ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.

3	04/2011

ADMINISTRATIVE DETAILS REPLY FORM – US DOLLAR ONLY

CONFIDENTIAL

2. Flow-Through Entities

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we require an original form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned on or prior to the date on which your institution becomes a lender under this Credit Agreement. Failure to provide the proper tax form when requested will subject your institution to U.S. tax withholding.

*Additional	guidance and instructions as to where to submit this documentation can be found at this link:

X. Bank of America Payment Instructions:

Pay To:

Bank of America NA

ABA: 026009593

Acct: 3750836479

Attn: Credit Services West

Ref: The Gap, Inc.

4	04/2011

EXHIBIT G

FORM OF DESIGNATION AGREEMENT

                                                                                          [DATE]

To each of the Lenders

  parties to the

  Credit Agreement (as defined

  below) and to Bank of America, N.A.,

  as Agent for such Lenders

Ladies and Gentlemen:

Reference is made to the Term Loan and Revolving Credit Agreement dated as of April 6, 2011, among the Gap, Inc. (the “Company”), the Lenders named therein, and Bank of America, N.A., as Agent for said Lenders (the “Credit Agreement”). For convenience of reference, terms used herein and defined in the Credit Agreement shall have the respective meanings ascribed to such terms in the Credit Agreement.

Please be advised that the Company hereby designates its undersigned Subsidiary,                      (“Designated Subsidiary”), as a “[LC Subsidiary] [Subsidiary Borrower]” under and for all purposes of the Credit Agreement.

The Designated Subsidiary, in consideration of each Lender’s agreement to extend credit to it under and on the terms and conditions set forth in the Credit Agreement, does hereby assume each of the obligations imposed upon a “[LC Subsidiary] [Subsidiary Borrower]”and a “Loan Party” under the Credit Agreement and agrees to be bound by the terms and conditions of the Credit Agreement. In furtherance of the foregoing, the Designated Subsidiary hereby represents and warrants to each Lenders as follows:

1. The Designated Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of                              and is duly qualified to transact business in all jurisdictions in which such qualification is required, except where the failure to be so qualified would not have a Material Adverse Effect.

2. The execution, delivery and performance by the Designated Subsidiary of this Designation Agreement, the Credit Agreement, its Notes and the consummation of the transactions contemplated thereby, are within the Designated Subsidiary’s corporate powers, have been duly authorized by all necessary corporate action, and do not and will not cause or constitute a violation of any provision of law or regulation or any provision of the charter or by-laws of the Designated Subsidiary or result in the breach of, or constitute a default or require any consent under, or result in the creation of any lien, charge or encumbrance upon any of the properties, revenues, or assets of the Designated Subsidiary pursuant to, any material indenture or other agreement or instrument to which the Designated Subsidiary is a party or by which the Designated Subsidiary or its

Form of Designation Agreement

property may be bound or affected, the violation or breach of which would be reasonably likely to have a Material Adverse Effect.

3. This Designation Agreement and each of the Notes of the Designated Subsidiary, when delivered, will have been duly executed and delivered, and this Designation Agreement, the Credit Agreement and each of the Notes of the Designated Subsidiary, when delivered, will constitute a legal, valid and binding obligation of the Designated Subsidiary enforceable against the Designated Subsidiary in accordance with their respective terms except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors’ rights generally.

4. There is no pending or, to the Company’s knowledge, threatened action or proceeding affecting the Designated Subsidiary before any court, governmental agency or arbitrator, (i) which has a reasonable probability (taking into account the exhaustion of all appeals and the assertion of all defenses) of having a Material Adverse Effect or (ii) which purports to affect the legality, validity or enforceability of any Loan Document.

5. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Designated Subsidiary Party of the Loan Documents to which it is a party.

The Designated Subsidiary hereby agrees that service of process in any action or proceeding brought in any New York State court or in federal court may be made upon the Company at its offices at                     , Attention: Secretary (the “Process Agent”) and the Designated Subsidiary hereby irrevocably appoints the Process Agent to give any notice of any such service of process, and agrees that the failure of the Process Agent to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon.

The Company hereby accepts such appointment as Process Agent and agrees with you that (i) the Company will maintain an office in San Francisco, California through the Termination Date and will give the Agent prompt notice of any change of address of the Company, (ii) the Company will perform its duties as Process Agent to receive on behalf of the Designated Subsidiary and its property service of copies of the summons and complaint and any other process which may be served in any action or proceeding in any New York State or federal court sitting in New York City arising out of or relating to the Credit Agreement and (iii) the Company will forward forthwith to the Designated Subsidiary at its address at                              or, if different, its then current address, copies of any summons, complaint and other process which the Company received in connection with its appointment as Process Agent.

Very truly yours,

THE GAP, INC.

Form of Designation Agreement

By
Name:
Title:

[THE DESIGNATED SUBSIDIARY]

By
Name:
Title:

Form of Designation Agreement

EXHIBIT H

[FORM OF]

AFFILIATE LENDER ASSIGNMENT AGREEMENT

1. This Affiliated Lender Assignment Agreement (the “Assignment Agreement”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Affiliate Lender] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment Agreement as if set forth herein in full.

2. For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment Agreement, without representation or warranty by the Assignor.

a.	Assignor:

b.	Assignee:[1]

c.	Borrower: The Gap, Inc., a Delaware corporation, and certain of its Subsidiaries

d.	Administrative Agent: Bank of America, N.A., as Administrative Agent under the Credit Agreement

[1]	Assignee must be an Affiliate Lender

Form of Affiliate Lender Assignment Agreement

e.	Credit Agreement: Credit Agreement dated as of April 6, 2011, among The Gap, Inc., a Delaware corporation, certain of its Subsidiaries, the Lenders from time to time party thereto, and Bank of America, N.A., as Agent

f.	Assigned Interest:

Facility Assigned	Aggregate Amount of Term Advances for all Lenders	Amount of Term Advances Assigned	Percentage Assigned of Term Advances[2]
Term Facility			%

Effective Date:             ,         , 20    . [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Advances of all Lenders thereunder.

Form of Affiliate Lender Assignment Agreement

The terms set forth in this Assignment Agreement are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Name:
Title:

Accepted:

BANK OF AMERICA, N.A.,
AS ADMINISTRATIVE AGENT

By.
Name:
Title:

Form of Affiliate Lender Assignment Agreement

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AGREEMENT

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby, and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other person obligated in respect of any Loan Document or (iv) the performance or observance by, the Borrowers, any of their Subsidiaries or Affiliates or any other person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is an Affiliate Lender, (iii) no Default or Event of Default has occurred or is continuing or would result from the consummation of the transactions contemplated by this Assignment Agreement, (iv) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder and (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.04 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender and, based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender. For the avoidance of doubt, Lenders shall note be permitted to assign Revolving Credit Commitments or Revolving Credit Advances to any Affiliate Lender.

Form of Affiliate Lender Assignment Agreement

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment Agreement. This Assignment Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

Form of Affiliate Lender Assignment Agreement